UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Owens Corning

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NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Thursday, April 18, 2019

10 a.m. Eastern Daylight Time

At the Offices of Jones Day

250 Vesey Street

New York, New York 10281

HOW TO VOTE

Most stockholders have a choice of voting on the Internet, by telephone or by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote on the Internet or by telephone, you do not need to return your proxy card.

ANNUAL MEETING AND ADMISSION

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Owens Corning on behalf of the Company of proxies to be voted at the 2019 Annual Meeting and at any adjournment or postponement thereof. On or about March 14, 2019, we began distributing these proxy materials to stockholders. Only stockholders who are eligible to vote at the Annual Meeting will be admitted to the Annual Meeting. Stockholders must present a form of personal photo identification to be admitted. If your shares are held in the name of a bank, broker or other holder of record, you also must present a brokerage statement or other proof of ownership to be admitted.

HELP US REDUCE PRINTING AND MAILING COSTS

If you share the same last name with other stockholders living in your household, you may receive only one copy of our Notice of Annual Meeting and Proxy Statement and accompanying documents. Please see the response to the question “What is ‘householding’ and how does it affect me?” in the Questions and Answers About the Annual Meeting and Voting section for more information on this stockholder program that eliminates duplicate mailings.

OWENS CORNING

One Owens Corning Parkway

Toledo, Ohio 43659

Notice of Annual Meeting of Stockholders

TIME AND DATE:	10:00 a.m., Eastern Daylight Time on Thursday, April 18, 2019

PLACE:	Jones Day 250 Vesey Street New York, New York 10281

PURPOSE:

1. To elect the nine director nominees listed in the accompanying proxy statement.

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019.

3. To approve, on an advisory basis, 2018 named executive officer compensation.

4. To approve the Owens Corning 2019 Stock Plan.

5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

RECORD DATE:	You can vote if you were a stockholder of record at the close of business on February 19, 2019.

ANNUAL REPORT:	Our Annual Report for the Fiscal Year Ended December 31, 2018 (“2018 Annual Report”) is enclosed with these materials as a separate booklet.

PROXY VOTING:	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares on the Internet, by telephone or by completing and returning your proxy or voting instruction card. See details under the heading “How do I vote?” in the Questions and Answers About the Annual Meeting and Voting section.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 18, 2019: The Notice of Annual Meeting and Proxy Statement and 2018 Annual Report are available at https://materials.proxyvote.com/690742.

By order of the Board of Directors,

Ava Harter

Secretary

Toledo, Ohio

March 14, 2019

Company Overview

Owens Corning is a global leader in insulation, roofing, and fiberglass composite materials. Its insulation products conserve energy and improve acoustics, fire resistance and air quality in the spaces where people live, work and play. Its roofing products and systems add to the curb appeal of people’s homes and protect homes and commercial buildings alike. Its fiberglass composites make thousands of products lighter, stronger and more durable. In short, the Company provides innovative products and solutions that deliver a material difference to its customers and, ultimately, make the world a better place.

The business is global in scope, with operations in 33 countries, and human in scale, with approximately 20,000 employees and longstanding, local relationships with its customers and communities. Based in Toledo, Ohio, Owens Corning posted 2018 net sales of $7.1 billion. It has been a Fortune 500® company for 64 consecutive years.

The Commitment to Building a Sustainable Enterprise

As part of the Company’s long-term strategy and governance model, Owens Corning leadership uses a decision framework that supports managing the Company as a sustainable enterprise, bringing value to its stockholders. The pillars of its sustainable enterprise framework are: financial strength, high-performance people, customer-inspired innovation, operational excellence, and world-class sustainability. These pillars guide management’s evaluation of its businesses, performance criteria, resource allocation, and other strategic choices focused on both short-term and long-term horizons. These pillars also enable the Company to better serve key stakeholders, including customers, investors, employees, and the communities in which Owens Corning operates. This sustainable enterprise framework is the foundation for the Company’s strategy of building market-leading businesses and reflects the Company’s purpose: our people and products make the world a better place.

The Company’s approach to enterprise-wide sustainability is widely recognized. Owens Corning has earned placement on the Dow Jones Sustainability World Index for nine consecutive years and the number one rating in the Construction and Building Materials industry for six consecutive years. The Company was recognized as one of the “2019 World’s Most Ethical Companies” by the Ethisphere Institute and ranked 36th in the 2018 list of America’s most JUST companies, leading the Building Materials and Packaging industry. Management is proud to be recognized for the contributions its thousands of employees around the world are making to advance the Company’s goals while positively influencing the world.

Provided below is additional information on each pillar of the Company’s Sustainable Enterprise Framework.

Financial Strength

Owens Corning seeks to maximize its financial strength through a disciplined financial strategy focused on long-term shareholder value. The Company is focused on improving the drivers of total shareholder return, including profit growth, free cash flow generation, and improvement in the resilience of our performance through the cycle. The Company’s long-term capital allocation strategy also focuses on increasing shareholder return by promoting a strong balance sheet, safe and productive operations, and allocating capital to investments and stockholders.

High-Performance People

The employees of Owens Corning are central to its success. Their ideas, drive and expertise enable the Company to develop, manufacture and market insulation, roofing and composites that make the world a better place.

The Company is committed to helping employees reach their full potential by cultivating talent. It has established extensive training and development programs, learning opportunities, tools and incentive rewards to grow talent. These programs create meaningful opportunities, from interns who are early in their careers to experienced leaders at the highest levels of the organization. In doing so, employees develop leadership capabilities to build market-leading business and grow the Company. As a result, a strong pipeline of internal talent is available to fill critical roles that drive the Company’s success. Additionally, the Company utilizes a robust best-in-class performance management program that starts with aligned goals that support the enterprise, followed by ongoing feedback and development, and ultimately, rewards strong performance and aggressively addresses weak performance. This elevates the strength of the Company’s high-performing teams.

The safety and health of employees, at work and in their personal lives, is a top priority. The Company encourages and supports the pursuit of well-being through a strategic and disciplined approach. Owens Corning has developed stringent safety programs and procedures with the goal of eliminating injuries. It has recently increased its focus on identifying hazards and eliminating risks that can lead to severe injuries, going beyond the traditional emphasis on reducing recordable injuries, to help continue progress toward the goal of zero injuries. With its comprehensive Healthy Living platform, the Company established a total employee well-being solution designed to drive sustainable, long-term change, improve the health and lives of employees, and strengthen the culture and work experience locally at its facilities throughout the world.

Management strongly believes that a diverse and inclusive workforce is essential for the long-term success and sustainability of the Company. It’s not just the right thing to do; it adds value to the business by fostering an environment that leads to innovative thinking in the workplace. The Company maintains many programs that foster gender and ethnic diversity as well as equality within its workforce, so its employees can bring their full self to work every day. The Company performs a pay equity review of its workforce every other year with the assistance of a third-party vendor. The pay equity reviews, which collect information on gender, race and age, ensure we are creating a diverse, inclusive and fair workplace. Additionally, its Chief Executive Officer, Mike Thaman, along with more than 450 company leaders around the world, signed the CEO Action for Diversity & Inclusion pledge, the largest CEO-driven business commitment to advance diversity and inclusion within the workplace. In this pledge, the CEOs agree to cultivate a workplace where diverse experiences and perspectives are welcomed and where employees feel comfortable and encouraged to discuss diversity and inclusion. Information on these programs, as well as statistics on employee gender and age, can be found on the Owens Corning website.

Lastly, Owens Corning employees contribute service hours to boards, special causes and nonprofit organizations in the communities where they live and operate. Providing the less fortunate with support for basic health and wellness enables the Company’s employees to connect with the community; further improve its reputation locally, regionally and globally; and instill a sense of pride in the workforce.

Customer-Inspired Innovation

Owens Corning’s deep expertise in engineered materials helps create high-quality and valuable products and solutions that are relevant to its customers. Its employees are relentless in their efforts to reimagine and create innovative materials that uncover tomorrow’s possibilities. Merging employees’ ideas with customer feedback drives the innovation process. This, coupled with a clear understanding of market trends and opportunities, supports the Company’s purpose to make the world a better place.

For example, the Company launched the first formaldehyde-free mineral wool insulation in North America and produced the first insulation products to be certified as made with 100% wind-powered electricity and reduced embodied carbon, in accordance with SCS Global Services’ certification protocol.

Operational Excellence

Owens Corning is on a “march to zero” – zero accidents, zero defects, zero losses. To meet this ambitious goal for all its manufacturing plants, the Company adopted a systematic management approach called Total Productive Management (TPM). TPM is a comprehensive management system that emphasizes proactive and preventative activities to maintain, operate and improve production. TPM also creates a culture of safety, quality, and productivity. It’s essentially about transforming people, processes and results.

While every plant is at a different point in its journey, the momentum is growing with more of the Company’s plants committed to TPM. Each is moving forward with purpose, and sharing lessons learned and best practices across the global network. As a team, plant employees are rethinking every aspect of work to add greater value to stakeholders.

World-Class Sustainability

Sustainability is central to the Company’s business, from the materials produced to the way they are produced. Owens Corning aspires to be a net-positive company – a company whose handprint, or the positive impacts of its people and products, far outweighs its footprint, or the negative impacts. With this aspiration and a belief that business must play a leadership role in achieving the priorities established in the United Nations’ Sustainable Development Goals, Owens Corning challenges itself to make greater progress faster. To achieve this, the Company established aggressive science-based goals to measure and report on its progress.

Owens Corning’s 2020 sustainability goals are set forth it its annual Sustainability Report located on the Company’s website at www.owenscorning.com.1 The Company is now in the process of formulating its next set of long-term goals. For 2030, Owens Corning is setting goals based on a scientific understanding of where the world needs the Company to be as a leader in addressing the most critical local and global issues.

•	Increasing its Handprint

As a materials company, Owens Corning has the ability to engineer and manufacture products that provide a solution in more energy-efficient, lighter-weight and less material-intensive manners. The Company describes its ability to save resources through the deployment of products and technologies as “Increasing its Handprint.” For example, Owens Corning insulation products save many times more energy through their useful lives than the energy consumed to produce them. The Company makes products like cars and windmill blades lighter, stronger and more durable, reducing the resources required for their fabrication and improving their energy performance throughout their lifecycle. Owens Corning is also engaged in finding recycled solutions for its products and its markets that extend the useful life of materials and reduce the requirement for virgin materials. Its insulation products, for instance, consume significant amounts of recycled material. Energy efficiency, light-weighting, durability and recycling are critical pillars of Owens Corning’s sustainability strategy.

•	Reducing its Footprint

Owens Corning is dedicated to reducing the Company’s environmental footprint by making products with ever-decreasing environmental impact. The Company expects to accomplish this by reducing its energy and resource use, emissions and waste. Owens Corning is also working to reduce its total life-cycle footprint by improving its supply chain management. Several of the Company’s 2020 sustainability goals are aimed at environmental footprint reduction.

1 The information on our website, including our Sustainability Report, is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.

•	Recognition

As a result of strong sustainability, Owens Corning is a recognized leader on environmental and social issues. This record of continued achievement demonstrates a commitment to sustainability that is both long-term and embedded in the Company’s culture. Select awards and honors earned by Owens Corning include:

Recognition	Received Annually Since
Met criteria for perfect score on the Corporate Equality Index by the Human Rights Campaign Foundation	2004
Placement in the Dow Jones Sustainability World Index (DJSI)	2010
Industry Leader for DJSI World Building Products Group	2013
“Gold Class” score and recognized as one of the world’s most sustainable companies by RobecoSAM	2014
North America Aon Hewitt Top Companies for Leaders	2014
Among the 100 Best Corporate Citizens by Corporate Responsibility Magazine (3rd place out of 100 in 2018)	2015
Placement on CDP’s “A-List” for climate change*	2016
Named one of the “World’s Most Ethical Companies” by Ethisphere	2018
Named one of America’s Most JUST Companies by Just Capital	2018

*CDP, formerly known as the Carbon Disclosure Project, is a global disclosure system that enables companies, cities, states and regions to measure and manage their environmental impacts.

PROPOSAL 1

ELECTION OF DIRECTORS

Information Concerning Directors

Currently, the Board of Directors (the “Board”) of Owens Corning (“Owens Corning,” the “Company,” “we,” “us,” or “our”), a Delaware corporation, consists of 10 directors whose terms expire at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”).

On February 6, 2019, Cesar Conde, a director of Owens Corning, advised the Board that he will retire from the Board upon expiration of his term of service at the Annual Meeting, and, as such, he has not been nominated for re-election at the Annual Meeting. Effective as of the Annual Meeting, the then-current size of the Board of Directors will be reduced by one. Our Board has nominated the remaining nine directors for election at the Annual Meeting.

Board Structure

•	The Board is fully declassified and all directors stand for re-election for one-year terms; and

•

The Company’s bylaws provide for majority voting in uncontested director elections, with a resignation requirement for directors not elected by a majority vote. Directors will be elected by a majority of votes cast at the Annual Meeting. Each person elected at the Annual Meeting will serve until the Annual Meeting of Stockholders in 2020 and until his/her successor is duly elected and qualified.

Your proxy will vote for each of the nine nominees unless you specifically vote against any of the nominees or abstain from voting with respect to a director’s election. Pursuant to our bylaws, majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. “Votes cast” shall include votes against a director and shall exclude abstentions and broker non-votes with respect to a director’s election. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. We do not know of any nominee of the Board of Directors who would be unable to serve if elected.

Director Qualifications, Skills and Experience

Pursuant to the Corporate Governance Guidelines adopted by our Board of Directors, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, mature judgment, acumen, character, integrity, diversity, ability to make independent analytical inquiries, understanding of Owens Corning’s business environment, and willingness to devote adequate time and effort to Board responsibilities. The Board of Directors believes that each of the current directors and nominees for director exhibit these characteristics.

Set forth below in the Board of Directors Skill Matrix and with each director’s biographical information is a description of the principal experience, qualifications, attributes or skills that led the Board to the conclusion that such individuals should serve as an Owens Corning director.

Board of Directors Skill Matrix

Provided below in a Board of Directors Skill Matrix is a summary of each Director nominee’s skills and experience. The categories included in the Matrix are tied to the Company’s strategy. While the matrix is useful for determining the collective skills of the Board as a whole, it is not a comparative measure of the value of directors; a director with more focused experience could nonetheless contribute broadly and effectively.

The chart below identifies the principal skills that the Governance and Nominating Committee considered for each director when evaluating the director’s experience and qualifications to serve as a director. Each box ∎   indicates an experiential strength that was self-selected by each director. Additional information about the director’s background and business experience is provided below.

Public Company Management Experience as an executive officer of a public company or a significant subsidiary, division or business unit.	∎	∎	∎	∎	∎			∎	∎
Financial Would meet definition of audit committee financial expert if serving on Audit Committee.	∎	∎	∎	∎	∎	∎		∎	∎
Manufacturing Experience in or management responsibility for a company that is primarily engaged in the manufacture of goods.	∎	∎	∎	∎	∎			∎	∎
Global Business Experience working in a globally distributed business and knowledge of different cultural, political and regulatory requirements.	∎	∎	∎	∎	∎		∎	∎	∎
Marketing Experience in or management responsibility for significant marketing and/or sales operations.	∎		∎	∎				∎	∎
Strategy / Corporate Development Experience in or management responsibility for developing business strategies or pursuing mergers, acquisitions, divestitures or joint ventures.	∎	∎	∎	∎	∎	∎	∎	∎	∎
Technology / Innovation Experience in or management responsibility for devising, introducing or implementing new technologies, products, services, processes or business models.	∎	∎	∎	∎		∎	∎	∎	∎
Public Policy / Regulatory Experience in or management responsibility for defining, influencing, or complying with public policy, legislation or regulation.		∎	∎	∎		∎		∎	∎
Sustainability Experience in or management responsibility for furthering sustainable business practices that address environmental, social or ethical issues.	∎		∎	∎	∎			∎	∎
Diversity Diverse in terms of gender or ethnicity.	∎				∎	∎	∎

The Board of Directors recommends that you vote FOR each director nominee named in Proposal 1.

Nominees for Election as Directors for a Term Expiring at the Annual Meeting of Stockholders in 2020

ADRIENNE D. ELSNER, 55 Director Since 2018

Ms. Elsner served as President, U.S. Snacks, Kellogg Company, a manufacturer and marketer of convenience foods, from 2015 to 2018. From 1992 to 2015, Ms. Elsner served in a number of increasingly senior positions, including Executive Vice President, Chief Marketing Officer with Kraft Foods, Inc., a multinational confectionery, food and beverage conglomerate. Ms. Elsner has served on the board of the Ad Council as well as the Museum of Science and Industry in Chicago. Ms. Elsner was recognized as being among the Forbes 50 Most Influential Global CMOs in 2014.

Director Qualifications: Ms. Elsner brings to the Board, among other skills and qualifications, decades of experience in business, marketing and product innovation. Ms. Elsner has significant experience leading sizeable domestic and international business units of large public companies. Her leadership roles at Kellogg Company and Kraft Foods, Inc. enable Ms. Elsner to make considerable contributions to the Board in the areas of management, business strategy, strategic marketing, finance and innovation. Ms. Elsner’s extensive experience overseeing financial processes and understanding of finance led to her designation as an “audit committee financial expert.”

J. BRIAN FERGUSON, 64 Director Since 2011

Mr. Ferguson retired from his position as Executive Chairman of Eastman Chemical Company, a global chemical company engaged in the manufacture and sale of a broad portfolio of chemicals, plastics and fibers, at the end of 2010, having retired as Chief Executive Officer of Eastman in May 2009. He became Chairman and Chief Executive Officer of Eastman in January 2002. He joined Eastman in 1977 and led several of its businesses in the U.S. and Asia. He currently serves on the board of Phillips 66. Mr. Ferguson is also the retired chairman of the American Chemistry Council. Mr. Ferguson formerly served on The University of Tennessee Board of Trustees and NextEra Energy, Inc.

Public Company Directorships in the Last Five Years:

Phillips 66

Director Qualifications: Mr. Ferguson brings to the Board, among other skills and qualifications, over 30 years of leadership experience at Eastman Chemical Company, which culminated in his service as Chief Executive Officer and as Executive Chairman. Additionally, he has served on the boards of other publicly traded companies. He has experience in international business, industrial operations, strategic planning and capital raising strategies, as well as in executive compensation and corporate governance. Mr. Ferguson’s extensive financial management experience led to his designation as an “audit committee financial expert.”

RALPH F. HAKE, 70 Director Since 2006

Mr. Hake retired as Chairman and Chief Executive Officer of the Maytag Corporation, a manufacturer of home and commercial appliances, in 2006. Prior to joining Maytag, Mr. Hake was Executive Vice President and Chief Financial Officer of Fluor Corporation, a $10 billion engineering and construction company. Mr. Hake also served in executive positions at Whirlpool Corporation. Prior to joining Whirlpool, Mr. Hake served in various corporate strategic and financial positions at the Mead Corporation of Dayton, Ohio. Mr. Hake also served on the Board of Directors of the National Association of Manufacturers and was Chairman of the group’s taxation and economic policy group.

Public Company Directorships in the Last Five Years:

Exelis, Inc.

Director Qualifications: Mr. Hake brings to the Board, among other skills and qualifications, decades of leadership experience with manufacturing companies. He has served in senior financial and management roles as well as in leadership positions on the boards of other diversified public companies. His experience at public companies has provided Mr. Hake with extensive knowledge in governance, finance, manufacturing and operations and enables him to make significant contributions to the Board.

EDWARD F. LONERGAN, 59 Director Since 2013

Mr. Lonergan has served as Executive Chairman of Zep Inc., an international provider of maintenance and cleaning solutions to the commercial, industrial, institutional and consumer markets since July 2015. He served as Chairman and interim Chief Executive Officer from August 2016 to March 2017. Prior to joining Zep Inc., Mr. Lonergan served as Director, President and Chief Executive Officer of Chiquita Brands International, Inc., a leading international grower, distributor and marketer of fresh and value-added food products from October 2012 until the privatization of the company in January 2015. He served as Director, President and Chief Executive Officer of Diversey, Inc., a leading global provider of sustainable cleaning, sanitation and hygiene solutions, from February 2006 through the sale of the company to Sealed Air Corporation in October 2011. Prior to Diversey, Mr. Lonergan served as President, Europe for Gillette from May 2002 to January 2006. Between 1981 to April 2002, he held a variety of leadership positions both domestically and internationally at the Procter & Gamble Company, including general management roles in customer business development and in emerging markets. He currently serves as a Senior Advisor at New Mountain Capital, as Chairman of DRB Systems, Inc., and on the board of The Schwan Food Company.

Public Company Directorships in the Last Five Years:

Chiquita Brands International, Inc.

Director Qualifications: Mr. Lonergan brings more than 40 years of international experience at public and private companies in various sectors, including significant leadership experience as the current Executive Chairman of Zep, Inc. and the former Chief Executive Officer of Chiquita Brands International and Diversey. He possesses extensive knowledge of global business operations, global manufacturing, strong strategic and financial management expertise, and a keen understanding of both the Business to Business and consumer products industries.

MARYANN T. MANNEN, 56 Director Since 2014

Maryann T. Mannen has served as Executive Vice President and Chief Financial Officer of TechnipFMC (a successor to FMC Technologies, Inc.), a global leader in subsea, onshore/offshore, and surface projects for the energy industry, since January 2017. From March 2014 to January 2017, she served as Executive Vice President and Chief Financial Officer of FMC Technologies, Inc. As Chief Financial Officer, she is responsible for overall financial management of TechnipFMC, its financial reporting and transparency, and for multiple corporate functions. Before being appointed to her current role, Ms. Mannen served as Senior Vice President and Chief Financial Officer from 2011 to early 2014. She previously served as Treasurer, Vice President and Deputy Chief Financial Officer. Before joining FMC Technologies, Inc. in 1986, Ms. Mannen served as Finance Manager for Sheller-Globe Corporation. She currently serves as Secretary of the Cynthia Woods Mitchell Pavilion Board of Directors and is a member of its Executive and Finance Committees. She is also currently on the Finance Committee of the Board of The Awty International School.

Director Qualifications: Ms. Mannen has decades of leadership experience in finance, operations and management. Her well-rounded management experience at a global, publicly traded, energy sector manufacturer, particularly in her current role as Chief Financial Officer, enables her to contribute important insights regarding international business strategy, risk management and finance. Ms. Mannen’s financial management experience and extensive knowledge of accounting led to her designation as an “audit committee financial expert.”

W. HOWARD MORRIS, 58 Director Since 2007

Mr. Morris has been President and Chief Investment Officer of The Prairie & Tireman Group, an investment partnership, since 1998. Mr. Morris was formerly Emergency Financial Manager, Inkster, Michigan Public Schools, from 2002 to 2005, and Chief Financial Officer, Detroit, Michigan Public School District, from 1999 to 2000. He is a Certified Public Accountant and Chartered Financial Analyst.

Director Qualifications: Mr. Morris brings to the Board, among other skills and qualifications, decades of experience in auditing, finance and investments. Mr. Morris’ experience as Chief Investment Officer of an investment partnership, his experience as a Certified Public Accountant, Chartered Financial Analyst and his knowledge of finance led to his designation as an “audit committee financial expert.”

SUZANNE P. NIMOCKS, 60 Director Since 2012

Ms. Nimocks was formerly a Director with McKinsey & Company, a global management consulting firm, from June 1999 to March 2010, and was with the firm in various capacities since 1989, including as leader of the firm’s Global Petroleum Practice, Electric Power & Natural Gas Practice, as well as the Global Organization Practice. Ms. Nimocks served on several of the firm’s worldwide personnel committees for many years and formerly served as the Houston Office Manager.

Ms. Nimocks currently serves on the boards of Encana Corporation, Rowan Companies, Plc., ArcelorMittal, and the Houston Zoo and is a Trustee for the Texas Children’s Hospital. Ms. Nimocks is a former board member of the Greater Houston Partnership, United Way of the Texas Gulf Coast and the American Heart Association, and a former trustee of the St. John’s School in Houston.

Public Company Directorships in the Last Five Years:

Encana Corporation

Rowan Companies Plc.

ArcelorMittal

Director Qualifications: Ms. Nimocks brings to the Board, among other skills and qualifications, decades of experience in a global management consulting firm, focusing on strategic planning, corporate finance and risk management. Ms. Nimocks also has extensive experience in serving as a director of other global public companies in various sectors.

MICHAEL H. THAMAN, 55 Director Since 2006

Mr. Thaman has served as Owens Corning’s Chief Executive Officer since 2007 and as Chairman since 2002. Mr. Thaman will be retiring as CEO after the 2019 Annual Meeting of Stockholders, but shall remain as Executive Chairman. Mr. Thaman joined Owens Corning in 1992 and held a variety of senior leadership positions, including Chief Financial Officer beginning in 2000, President of the Exterior Systems Business beginning in 1999 and President of the Engineered Pipe Systems Business beginning in 1997. Prior to joining Owens Corning, Mr. Thaman was Vice President in the New York office of Mercer Management Consulting, a strategy consulting firm. Mr. Thaman is also a member of the Business Roundtable and serves on the Policy Advisory Board of the Joint Center for Housing Studies of Harvard University. Mr. Thaman is a member of the boards of The Sherwin-Williams Company and Kohler Co.

Public Company Directorships in the Last Five Years:

NextEra Energy, Inc.

The Sherwin-Williams Company

Director Qualifications: Mr. Thaman has over 25 years of leadership experience with Owens Corning. The Board believes that Mr. Thaman’s strong leadership skills, financial acumen, extensive business experience and knowledge of the Company, its products, investors and its customers is of tremendous value to the Board. This experience and knowledge qualifies Mr. Thaman to provide insight to the Board on Owens Corning’s operations, business strategy and talent, as well as financial matters.

JOHN D. WILLIAMS, 64 Director Since 2011

Mr. Williams has served as President and Chief Executive Officer, and Director of Domtar Corporation, a manufacturer of fiber-based products including communication papers, specialty and packaging papers and absorbent hygiene products, since joining the company in 2009. From 2000 to 2008, Mr. Williams served in senior executive positions with SCA Packaging Ltd. and SCA Packaging Europe, among Europe’s largest producers of containerboard paper used for the manufacturing of corrugated box products. During this period, he served as President of SCA Packaging Europe, from 2005 to 2008, and as regional managing director for the company’s U.K. and Ireland operations from 2000 to 2005. Prior to joining SCA Packaging, Mr. Williams held a number of increasingly senior positions in sales, marketing, management and operations with Rexam PLC; Packaging Resources, Inc.; Huhtamaki; Alberto Culver (U.K.) Ltd.; and MARS Group. Since April 2018, Mr. Williams has been a director of Form Technologies, Inc., a privately-held leading global group of precision component manufacturers, based in Charlotte, North Carolina; he has been also non-executive chair of the board of directors since January 2019.

Public Company Directorships in the Last Five Years:

Domtar Corporation

Director Qualifications: Mr. Williams brings to the Board, among other skills and qualifications, significant leadership experience as President and Chief Executive Officer of Domtar Corporation, a large publicly traded manufacturer and previously as a senior executive in the European packaging industry. He has decades of experience in international business, manufacturing, management, operations, sales and marketing.

Directors Retiring at the Annual Meeting

CESAR CONDE 45 Director Since 2014

Mr. Conde was named Chairman of NBCUniversal International Group and NBCUniversal Telemundo Enterprises, a leading global media company, in September 2015. He joined NBCUniversal in October 2013 and was previously Executive Vice President overseeing NBCUniversal International. Prior to joining NBCUniversal, Mr. Conde served as President of Univision, a leading American media company with a portfolio of Spanish language television networks, radio stations and websites. Mr. Conde, who joined Univision in 2003, served in a variety of senior executive capacities and is credited with transforming it into a leading global, multi-platform media brand. Prior to Univision, Mr. Conde served as the White House Fellow for Secretary of State Colin L. Powell from 2002-2003. Mr. Conde serves on the boards of Walmart Inc. and PepsiCo, Inc.

Public Company Directorships in the Last Five Years:

Walmart Inc.

PepsiCo, Inc.

Governance Information

Corporate Governance Practices and Highlights

    Board Structure

•  Currently, 90% of the Board is independent (9 of 10 directors)

•  100% independent Audit, Compensation, Finance and Governance and Nominating Committees

•  Lead Independent Director with robust and defined responsibilities

•  Board access to senior management and independent advisor

•  Executive sessions of independent directors at every regular Board and Committee meeting

Board Composition • Currently, 50% gender and ethnic diversity among directors • Additions of five new independent directors since 2012, four of which increased gender or ethnic diversity

    Stockholder Rights and Engagement

•  Members of the Board of Directors elected annually

•  Majority vote standard in uncontested director elections with mandatory resignation requirement

•  Robust stockholder outreach program

•  No stockholder rights plan

•  Annual advisory vote on named executive officer compensation

    Policies and Practices

•  Clawback, anti-hedging and anti-pledging policies

•  Annual Board, Chairman/CEO, Committee evaluation process and review of management succession

•  Robust stock ownership guidelines:

- Directors: 5 times maximum annual cash retainer

- CEO: 6 times base salary

- Named executive officers: 3 times base salary

•  Overboarding policy

•  Mandatory director retirement age of 73

•  Global Code of Conduct for employees, officers and directors

    Other Highlights

•  Earned placement in the Dow Jones Sustainability World Index for the ninth year in a row

•  Ranked #1 for six years consecutively in the Building Products Group of the DJSI World Index

•  Earned “Gold Class” score in 2019 from RobecoSAM as one of the world’s most sustainable companies for the sixth consecutive year

•  Obtained a perfect score on the Human Rights Campaign’s 2018 Corporate Equality Index

•  Recognized as one of the “2019 World’s Most Ethical Companies” by Ethisphere Institute

•  Ranked 3rd among the 100 Best Corporate Citizens in 2018 by Corporate Responsibility Magazine

•  Included in CDP’s “A-List” for climate change, water and supply chain during 2017-2018

Director Retirement, Refreshment and Succession

Pursuant to the Corporate Governance Guidelines, the mandatory retirement age for directors is 73. A director who has attained age 73 may continue to serve as a director until the next succeeding Annual Meeting of Stockholders.

Per its charter, the Governance and Nominating Committee is responsible for reviewing with the Board the appropriate skills and characteristics of Board members in the context of the current make-up of the Board. Further, the Governance and Nominating Committee makes recommendations to the Board regarding size and composition, reviews the suitability of directors for continued service and is responsible for responding to any concerns of directors relating to the performance of the Board.

The Governance and Nominating Committee also makes recommendations to the Board regarding the size, composition and leadership of each standing committee of the Board and recommends individual directors to fill any vacancy that might occur on a committee.

Since 2012, five new non-management directors have been added to the Board, four of which increased gender or ethnic diversity.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines which, in conjunction with our Certificate of Incorporation, bylaws and Board committee charters, form the framework for our corporate governance. The Governance and Nominating Committee reviews the Corporate Governance Guidelines periodically and makes revisions, as necessary. The Corporate Governance Guidelines are published on our website at http://www.owenscorning.com and will be made available in print upon request by any stockholder to the Secretary of the Company.

Board Leadership

Pursuant to the Corporate Governance Guidelines, the Board has the authority to select its Chairperson based on its collective best judgment as to the candidate best suited to meet the Company’s needs at a given time. Currently, Michael H. Thaman serves as Owens Corning’s Chairman of the Board and Chief Executive Officer (“Chairman and CEO”) and John D. Williams, a non-management director, serves as lead independent director (“Lead Independent Director”) of the Board.

On January 3, 2019, the Company announced the planned transition to a new President and Chief Executive Officer, Brian D. Chambers. Mr. Chambers, currently President and Chief Operating Officer, will succeed Mr. Thaman, who announced plans to retire as Chief Executive Officer after the Annual Meeting. Mr. Thaman will remain with the Company as Executive Chairman, and Mr. Williams will continue his role as Lead Independent Director.

Current Leadership Structure

Until the Annual Meeting, Mr. Thaman will remain the Chairman and CEO and Mr. Williams will hold the position of Lead Independent Director. Mr. Thaman served as Chairman of the Board since 2002 prior to being elected the Company’s Chief Executive Officer. Upon assuming the role of Chief Executive Officer in 2007, the Chairman and CEO positions were combined in order to ensure clear and consistent leadership on critical strategic objectives. The Board’s prior experience working with Mr. Thaman in the Chairman position strongly supported its conclusion that the Company and its stockholders would be best served with Mr. Thaman leading Owens Corning as its Chairman and CEO.

The Board of Directors further determined that it was appropriate to have a structure that provided strong leadership among the independent directors of the Board. Mr. Williams has served as Lead Independent Director since April 2015. Mr. Williams has served as director of the Company since 2011 and has experience serving as Chairman of the Audit Committee and Governance and Nominating Committee. Additionally, the Board, which consists entirely of independent directors other than Mr. Thaman, exercises an independent oversight function. Each of the Board committees is comprised entirely of independent directors. Regular executive sessions of the independent directors are held and each year, an evaluation of the Chairman and CEO in several key areas, is completed by each of the independent directors.

Future Leadership Structure

Following the Annual Meeting, Mr. Thaman will hold the position of Executive Chair, Mr. Williams will retain the position of Lead Independent Director for another two-year term, and Mr. Chambers will assume the role of President and CEO. Mr. Thaman remaining as Executive Chairman will allow for an orderly transition and lend stability to the CEO succession process. Mr. Thaman’s breadth of board management experience and executive knowledge will continue to help the Board meet its responsibilities, as he also serves as a valuable mentor and advisor to Mr. Chambers in his new CEO role.

Prior to his position as President and Chief Operating Officer, Mr. Chambers served as President of the Roofing business. Overall, he has 15 years of management experience with Owens Corning in a variety of positions, including roles with the Company’s Composites and Building Materials businesses. The Board believes that Mr. Chambers’ depth of experience and positive results will enable his success as Chief Executive Officer and will complement proven Board leadership from Mr. Thaman and Mr. Williams.

The Board of Directors has complete access to the Company’s management and believes that its ongoing ability to review the leadership structure of the Board and to make changes as it deems necessary and appropriate gives it the flexibility to meet varying business, personnel and organizational needs over time.

Lead Independent Director

The independent directors on our Board of Directors have elected a Lead Independent Director to serve in a lead capacity to coordinate the activities of the other independent directors and to perform such other duties and responsibilities as the Board of Directors may determine. In February 2019, John D. Williams was re-elected to serve as Lead Independent Director, effective April 2019, for another two-year term.

The responsibilities of the Lead Independent Director, as provided in the Charter of Lead Independent Director for Owens Corning, include:

•	presiding at meetings of the Board in the absence of, or upon the request of, the Chairman;

•	serving as a designated member of the Executive Committee of the Board;

•	presiding over all executive sessions of non-management directors and independent directors and reporting to the Board, as appropriate, concerning such sessions;

•

reviewing and approving Board meeting agendas and schedules in collaboration with the Chairman to ensure there is sufficient time for discussion, recommending matters for the Board to consider and advising on the information submitted to the Board by management;

•

serving as a liaison and supplemental channel of communication between the non-management/independent directors and the Chairman without inhibiting direct communication between the Chairman and other directors;

•	serving as the principal liaison for consultation and communication between the non-management/independent directors and stockholders; and

•	advising the Chairman concerning the retention of advisors and consultants who report directly to the Board.

The Charter of Lead Independent Director for Owens Corning is available on our website at http://www.owenscorning.com. The Board of Directors evaluates its structure and composition annually and believes that having a strong Lead Independent Director with significant leadership responsibilities, as described above, contributes to effective Board leadership for Owens Corning.

Board, Committee, Chairman and CEO Evaluation Process

Each year, the Governance and Nominating Committee facilitates a process to evaluate the effectiveness of the Board, its committees, the Chairman, and the CEO.

The Board and its committees complete self-assessment questionnaires and have individual discussions with the Lead Independent Director to evaluate effectiveness in several areas including composition, structure and processes. The completed questionnaires are summarized by a third party law firm. The non-management directors individually discuss the results with the Lead Independent Director. The Governance and Nominating Committee utilizes the results of this process to recommend changes to Board processes, to determine critical skills required of prospective director candidates and to make recommendations for committee assignments.

The Governance and Nominating Committee also prepares and circulates evaluations to the independent directors regarding the performance of the Chairman and the CEO in several key performance areas. Non-management directors discuss their feedback on the Chairman and the CEO with the Lead Independent Director. The results of the process are discussed in an executive session of the non-management directors and are also factored into the Compensation Committee’s performance evaluations of the Chairman and the CEO.

Risk Oversight

The Audit Committee of the Board of Directors has primary responsibility for facilitating the Board’s oversight of the Company’s management of key risks and financial exposures. Pursuant to its charter, the Audit Committee’s responsibilities include:

•	Reviewing annually and receiving periodic updates on the Company’s identification of its key risks, major financial exposures and related mitigation plans;

•	Overseeing the Company’s management of key risks and major financial exposures that fall within the specific purview of the Audit Committee;

•	Ensuring that the Board and its committees oversee the Company’s management of key risks and major financial exposures within their respective purviews; and

•	Evaluating periodically the effectiveness of the above referenced process of oversight by the Board and its committees.

The Compensation, Finance and Governance and Nominating Committees of the Board of Directors each review and evaluate risks associated with their respective areas. Each of the Board committees provides reports concerning its respective risk management activities to the Board and the Board considers and discusses such reports.

Owens Corning also has a management risk committee (the “Risk Committee”) which is responsible for overseeing and monitoring the Company’s risk assessment and mitigation related actions. The Risk Committee’s membership has broad based functional representation, including members from the corporate audit, finance, legal, treasury and business functions. The Risk Committee provides periodic updates to the Company’s executive officers and to the Audit Committee of the Board of Directors concerning risk.

In addition, the Audit Committee receives regular updates on cybersecurity risks from the Company’s Vice President, Global Information Services, and Chief Information Officer and reviews how the Company is executing against its comprehensive cybersecurity framework. From time to time, the Audit Committee may receive updates on efforts regarding data loss prevention, regulatory compliance, data privacy, threat and vulnerability management, cyber-crisis management, or other topics, as applicable.

Communications with Directors

Stockholders and other interested parties may communicate with the Lead Independent Director or any other non-management director by sending an email to non-managementdirectors@owenscorning.com. All such communications are promptly reviewed by the Senior Vice President and General Counsel and/or the Vice President, Internal Audit for evaluation and appropriate follow-up. The Board of Directors has determined that communications considered to be advertisements, or other types of “Spam” or “Junk” messages, unrelated to the duties or responsibilities of the Board, should be discarded without further action. A summary of all other communications is reported to the non-management directors. Communications alleging fraud or serious misconduct by directors or executive officers are immediately reported to the Lead Independent Director.

Complaints regarding business conduct policies, corporate governance matters, accounting controls or auditing are managed and reported in accordance with Owens Corning’s existing Audit Committee complaint policy or business conduct complaint procedure, as appropriate.

Director Qualification Standards

Pursuant to New York Stock Exchange listing standards, our Board of Directors has adopted Director Qualification Standards with respect to the determination of director independence that incorporate the independence requirements of the New York Stock Exchange corporate governance listing standards. The standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. The full text of our Director Qualification Standards is available on our website at http://www.owenscorning.com. Using these standards, the Board determines whether a director has a material relationship with the Company other than as a director.

Director Independence

With the assistance of legal counsel, the Governance and Nominating Committee reviewed the applicable legal standards for director and Board Committee independence, our Director Qualification Standards, and the criteria applied to determine “audit committee financial expert” status. The Committee also reviewed reports of the answers to annual questionnaires completed by each of the independent directors and of transactions with director affiliated entities. On the basis of this review, the Governance and Nominating Committee delivered recommendations to the Board of Directors and the Board made its independence and “audit committee financial expert” determinations based upon the Committee’s reports and recommendations.

The Board of Directors has determined that 9 of the current 10 directors are independent. Specifically, Directors Conde, Elsner, Ferguson, Hake, Lonergan, Mannen, Morris, Nimocks and Williams are independent under the standards set forth in our Director Qualification Standards and applicable New York Stock Exchange listing standards. The Board of Directors previously determined that Phil Handy and James McMonagle, who retired effective as of the 2018 Annual Meeting of Stockholders, were independent under the standards set forth in our Director Qualification Standards and applicable New York Stock Exchange listing standards during their term of service in 2018. Mr. Thaman is not independent. The Board of Directors also has determined that all of the directors serving on the Audit, Compensation, and Governance and Nominating Committees are independent and satisfy relevant requirements of the Securities and Exchange Commission (the “SEC”), the New York Stock Exchange, Owens Corning and the respective charters of such committees.

Executive Sessions of Directors

Our Corporate Governance Guidelines specify that executive sessions or meetings of non-management directors without management present must be held regularly (at least three times a year) and at least one such meeting of non-management directors must include only independent directors. Currently, all of our non-management directors are independent. In 2018, the non-management directors met in executive session five times. Our Lead Independent Director presides over all executive sessions of the Board.

Owens Corning Policies on Business Ethics and Conduct

Code of Business Conduct Policy

All of our employees, including our Chief Executive Officer, Chief Financial Officer and Controller, are required to abide by Owens Corning’s Code of Business Conduct Policy to ensure that our business is conducted in a consistently legal and ethical manner. This Policy forms the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct and the high integrity level of our employees. Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

Ethics Policy for Chief Executive and Senior Financial Officers

The Company also has adopted an Ethics Policy for Chief Executive and Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer and Controller (“Senior Financial Officers”), which provides, among other things, that Senior Financial Officers must comply with all laws, rules and regulations that govern the conduct of the Company’s business and that no Senior Financial Officer may participate in a transaction or otherwise act in a manner that creates or appears to create a conflict of interest unless the facts and circumstances are disclosed to and approved by the Governance and Nominating Committee or Audit Committee, as appropriate.

Employees are expected to report any conduct that they believe to be an actual or apparent violation of Owens Corning’s Policies on Business Ethics and Conduct.

The Sarbanes-Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We have adopted and comply with such procedures.

Directors’ Code of Conduct

The members of our Board of Directors are required to comply with a Directors’ Code of Conduct (the “Code”). The Code is intended to focus the Board and the individual directors on areas of ethical risk, help directors recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and foster a culture of honesty and accountability. The Code covers all areas of professional conduct relating to service on the Owens Corning Board, including conflicts of interest, unfair or unethical use of corporate opportunities, strict protection of confidential information, compliance with all applicable laws and regulations, sustainability and oversight of ethics and compliance by employees of the Company.

The full texts of our Code of Business Conduct Policy, Ethics Policy for Chief Executive and Senior Financial Officers and Directors’ Code of Conduct are published on our website at http://www.owenscorning.com and will be made available in print upon request by any stockholder to the Secretary of the Company. To the extent required by applicable SEC rules or New York Stock Exchange listing standards, we intend to post any amendments to or waivers from the Ethics Policy for Chief Executive and Senior Financial Officers to our website in the section titled “Corporate Governance.”

Board and Committee Membership

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer, Chief Financial Officer and other officers, by reviewing materials provided to them, by visiting our offices and plants, and by participating in meetings of the Board and its committees. Board members are expected to regularly attend Board and committee meetings as well as our Annual Meetings of Stockholders, unless an emergency prevents them from doing so. Each of our current directors was present at the 2018 Annual Meeting of Stockholders.

During 2018, the Board of Directors met five times. Each of our directors attended at least 75 percent of the meetings of the Board and Board committees on which he or she served.

Name	Audit	Compensation	Executive	Finance	Governance and Nominating
Mr. Conde*		X		X
Ms. Elsner*	X			X
Mr. Ferguson*	C		X	X
Mr. Hake*		X			X
Mr. Lonergan*		C	X		X
Ms. Mannen*	X				X
Mr. Morris*	X			X
Ms. Nimocks*		X	X	C
Mr. Williams*†			X		C
Mr. Thaman			C
2018 Meetings	8	6	—	4	4

C = Committee Chairman         X = Committee Member        * = Independent         † = Lead Independent Director

Each of the standing Committees of our Board of Directors acts pursuant to a charter that has been approved by our Board. These charters are updated periodically and can be found on the Company’s website at http://www.owenscorning.com and will be made available in print upon request by any stockholder to the Secretary of the Company.

Director Service on Other Public Boards (Overboarding Policy)

The Corporate Governance Guidelines state that directors who are employed full time as executives shall not serve on more than three publicly traded company boards (including service on the Company’s Board) and other directors shall not serve on more than five boards of publicly traded companies (including service on the Company’s Board). This is to ensure that our directors devote adequate time for preparation and attendance at Board and Committee meetings, including the Annual Meeting of Stockholders.

The Company’s Audit Committee Charter states that no director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other publicly traded companies, unless the Board determines that such simultaneous service would not impair the ability of such director effectively to serve on the Committee.

The Audit Committee

Responsibilities

The Audit Committee is responsible for preparing the Audit Committee report required by SEC rules and assisting the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company, including assisting the Board’s oversight of:

•	the integrity of the Company’s financial statements;
•	the Company’s compliance with legal and regulatory requirements;
•	the Company’s independent registered public accounting firm’s qualifications and independence; and
•	the performance of the independent registered public accounting firm and the Company’s internal audit function.

The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” for purposes of SEC rules.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements of the Company contained in the Annual Report on Form 10-K with management. The Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP per the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

By the Audit Committee:

J. Brian Ferguson, Chairman

Adrienne Elsner

Maryann T. Mannen

W. Howard Morris

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2019, subject to ratification by our stockholders.

Principal Accounting Fees and Services

The aggregate fees billed and services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2018 and 2017 are as follows (in thousands):

	2018	2017
Audit Fees (1)	$4,982	$4,845
Audit-Related Fees (2)	60	75
Tax Fees (3)	357	337
All Other Fees (4)	34	34

Total Fees	$5,433	$5,291

(1)

Fees for the years ended December 31, 2018 and 2017, consist of the audit of the Company’s consolidated financial statements including effectiveness of internal controls over financial reporting, reviews of the Company’s quarterly financial statements, subsidiary statutory audits, consents and comfort letters, and agreed-upon procedures related to reports filed with regulatory agencies. The audit fees for the year ended December 31, 2018, also include audit procedures related to the newly enacted tax legislation.

(2)	Audit-related fees consist of assistance with interpretation of accounting standards.
(3)	Tax fees consist of compliance, consulting and transfer pricing services.
(4)	All other fees consist of accounting research and disclosure software licenses, and a supplier audit.

It is the Company’s practice that all services provided by its independent registered public accounting firm be pre-approved either by the Audit Committee or by the Chairman of the Audit Committee pursuant to authority delegated by the Audit Committee. No part of the independent registered public accounting firm services related to the Audit-Related Fees, Tax Fees, or All Other Fees listed in the table above was approved by the Audit Committee pursuant to the exemption from pre-approval provided by paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

The Compensation Committee

Responsibilities

The Compensation Committee is responsible for oversight of the Company’s executive compensation, including authority to determine the compensation of the executive officers, and for producing an annual report on executive compensation in accordance with applicable rules and regulations. The Compensation Committee may delegate power and authority to subcommittees of the Compensation Committee as it deems appropriate. However, the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard required to be exercised by the Compensation Committee as a whole. The Compensation Committee has the sole authority to retain or terminate a compensation consultant to assist the Compensation Committee in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other retention terms. The consultant’s fees will be paid by the Company.

In overseeing the Company’s policies concerning executive compensation for officers, the Compensation Committee:

•

reviews at least annually the goals and objectives of the Company’s executive compensation plans and amends, or recommends that the Board amend, these goals and objectives if the Compensation Committee deems it appropriate;

•

reviews at least annually the Company’s executive officer compensation plans in light of the Company’s goals and objectives, and, if the Compensation Committee deems it appropriate, adopts or recommends to the Board the adoption of new, or the amendment of existing, executive compensation plans;

•

evaluates annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and, either alone as a committee or together with the other independent directors, sets the Chief Executive Officer’s compensation level based on this evaluation;

•	approves the pay structure, salaries and incentive payments of all other executive officers of the Company, as well as the funding level of the Company’s annual and long-term incentive plans; and
•	reviews and approves any severance or termination arrangements to be made with any executive officer of the Company.

The Compensation Committee also reviews the Company’s executive compensation programs on a continuing basis to determine that they are properly integrated and that payments and benefits are reasonably related to executive and Company performance and operate in a manner consistent with that contemplated when the programs were established.

The Compensation Committee also reviews the compensation of the Company’s directors, including an evaluation of how such compensation relates to director compensation of companies of comparable size, industry and complexity and, if the Committee deems it appropriate, adopts, or proposes to the Board for consideration, any changes to compensation.

Compensation Consultant

The Senior Vice President, Organization & Administration, along with Owens Corning’s Human Resources staff, support the Compensation Committee in its work. In addition, the Compensation Committee has authority to engage the services of outside advisors, experts and others to assist the Compensation Committee.

The Compensation Committee engaged the services of Meridian Compensation Partners, LLC (“Consultant”) during 2018 to serve as its independent outside compensation consultant to advise the Compensation Committee on all matters related to Chief Executive Officer and other executive, as well as director, compensation. Specifically, the Consultant provided relevant market data and trend information, advice, alternatives and recommendations to the Compensation Committee, as further described below.

The Governance and Nominating Committee

Responsibilities

The Governance and Nominating Committee is responsible for:

•	reviewing with the Board the appropriate skills and characteristics required of Board members;
•	recommending to the Board size and composition of the Board;
•

identifying, screening and recommending to the Board director nominees for election by the stockholders or appointment by the Board, as the case may be, pursuant to the bylaws, which selections shall be consistent with the Board’s criteria for selecting new directors;

•	reviewing stockholder nominations for members of the Board;
•	reviewing the suitability for continued service as director or each Board member when his or her term expires and when he or she has a significant change in status;
•	developing and reviewing the corporate governance principles adopted by the Board and recommending any desirable changes to the Board;
•	considering any other corporate governance issues that arise from time to time and developing appropriate recommendations for the Board;
•	overseeing the annual evaluation of the Board as a whole, Board committees, the Chairman and the Chief Executive Officer;
•	recommending procedures for reviewing strategic plans of the Company;
•	advising the Chairman of the Board regarding meeting dates, agendas and the character of information to be presented at Board meetings; and
•	ensuring that the Board reviews plans and management recommendations for management continuity and development.

Director Nomination Process

The Governance and Nominating Committee evaluates potential candidates for Board membership on an ongoing basis. The Committee is authorized to use any methods it deems appropriate for identifying candidates for Board membership, including recommendations from current Board members, outside search firms and stockholders. Where outside search firms are utilized, they assist the Committee in both identifying and evaluating potential nominees.

Director Qualifications

Pursuant to the Company’s Corporate Governance Guidelines, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, mature judgment, acumen, character, integrity, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time and effort to Board responsibilities.

Consideration of Diversity

Pursuant to its charter, the Governance and Nominating Committee is responsible for identifying and recommending director nominees consistent with the director qualification criteria described above, including diversity, so as to enhance the Board’s ability to manage and direct the affairs and business of the Company. In identifying director nominees, the Committee considers diversity as provided in its charter and the Corporate Governance Guidelines. The Committee considers diversity expansively against the charter standard of enhancing the Board’s ability to manage and direct the affairs and business of the Company. The effectiveness of this process is assessed annually by the full Board as part of the Board self-evaluation process. The Committee believes that its consideration of diversity effectively implements the charter requirements.

Recent additions to the Board demonstrate the Company’s commitment to diversity. Four of the last five Directors to join the Board were either female or ethnic minorities. The Board currently features 50% gender and ethnic diversity, which represents a nearly threefold increase in gender and ethnic diversity in the last seven years.

Consideration of Director Candidates Recommended by Stockholders

Under its charter, the Governance and Nominating Committee is responsible for reviewing stockholder nominations for director. The Committee does not have a formal policy with respect to the consideration of director candidates recommended by stockholders. However, its practice is to consider those candidates on the same basis and in the same manner as it considers recommendations from other sources. Such recommendations should be submitted to the Secretary of the Company and should include information about the background and qualifications of the candidate.

The Finance Committee

The Finance Committee is responsible for exercising oversight responsibility with respect to the Company’s material and strategic financial matters, including those related to investment policies and strategies, merger and acquisition transactions, financings, capital structure, and for advising Company management and the Board with respect to such matters.

The Executive Committee

The Executive Committee has the authority to act for the Board between meetings of the Board of Directors subject to its charter, applicable law and New York Stock Exchange listing standards.

REVIEW OF TRANSACTIONS WITH RELATED PERSONS

There are no transactions with related persons, as defined in Item 404 of Regulation S-K, to report for the fiscal year ended December 31, 2018.

The Company has various written policies in place pertaining to related party transactions and actual or potential conflicts of interest by directors, officers, employees, and members of their immediate families, including reference in the charter of the Audit Committee.

The Company has a Directors’ Code of Conduct that provides, among other things, that a director who has an actual or potential conflict of interest:

•	must disclose the existence and nature of such actual or potential conflict to the Chairman of the Board and the Chairman of the Governance and Nominating Committee; and

•	may proceed with the transaction only after receiving approval from the Governance and Nominating Committee.

EXECUTIVE OFFICERS OF OWENS CORNING

The name, age and business experience during the past five years of Owens Corning’s executive officers as of March 14, 2019 are set forth below. Each executive officer holds office until his/her successor is elected and qualified or until his/her earlier resignation, retirement or removal. All those listed have been employees of Owens Corning during the past five years except as indicated.

Name and Age	Position*

Brian D. Chambers (52)**	President and Chief Operating Officer since August 2018; formerly President, Roofing (2014); formerly Vice President and General Manager, Roofing (2013)

Julian Francis (52)	President, Insulation since October 2014; formerly Vice President and General Manager, Residential Insulation (2012)

Ava Harter (49)	Senior Vice President, General Counsel and Secretary since May 2015; formerly General Counsel, Chief Compliance Officer and Corporate Secretary, Taleris America LLC (2012)

Michael C. McMurray (54)	Senior Vice President and Chief Financial Officer since August 2012

Marcio A. Sandri (55)	President, Composites since May 2018; formerly Vice President Global Strategy and Operations, Composites 2017; formerly Vice President and General Manager, Composites (2007)

Kelly J. Schmidt (53)	Vice President, Controller since April 2011

Daniel T. Smith (53)	Senior Vice President, Organization and Administration since November 2014; formerly Senior Vice President, Information Technology and Human Resources (2012)

Gunner Smith (45)	President, Roofing since August 2018, formerly Vice President of Distribution Sales for Roofing (2012)

Michael H. Thaman (55)**	Chief Executive Officer since December 2007 and Chairman of the Board since April 2002. Director since 2002

*

Information in parentheses indicates year during the past five years in which service in position began. The last item listed for each individual represents the position held by such individual at the beginning of the five-year period.

**	On January 3, 2019, the Company announced that its Board of Directors elected Brian D. Chambers to succeed Michael H. Thaman as Chief Executive Officer, effective April 18, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information, as of February 19, 2019 unless otherwise indicated, about the beneficial ownership of Owens Corning’s common stock for each stockholder known by us to own beneficially 5% or more of our common stock; each of our directors; each of the named executive officers; and all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and, except as otherwise indicated by footnote, the number of shares and percentage ownership indicated in the following table is based on 109,579,002 outstanding shares of Owens Corning common stock as of February 19, 2019. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Beneficial Ownership
5% Stockholders, Directors and Executive Officers	Number of Shares		Percent of Total
Beneficial Owners of 5% or More of Our Common Stock
The Vanguard Group	9,707,654	(1)	8.9%
Boston Partners	7,913,833	(2)	7.2%
BlackRock, Inc.	6,439,872	(3)	5.9%

Directors and Named Executive Officers
Cesar Conde	11,293	(4)	*
Adrienne D. Elsner	2,170	(4)	*
J. Brian Ferguson	60,735	(4)	*
Ralph F. Hake	49,421	(4)	*
Edward F. Lonergan	25,730	(4)	*
Maryann T. Mannen	11,293	(4)	*
W. Howard Morris	37,396	(4)(5)	*
Suzanne P. Nimocks	19,366	(4)	*
John D. Williams	29,701	(4)	*
Michael H. Thaman	1,125,697	(4)(6)(7)(8)	1.0%
Brian D. Chambers	84,123	(6)(7)(8)	*
Julian Francis	80,962	(6)(7)(8)	*
Michael C. McMurray	100,455	(4)(6)(7)(8)	*
Daniel T. Smith	86,847	(4)(6)(7)(8)	*
Executive officers and directors as a group (18 persons)	1,904,116	(4)(5)(6)(7)(8)	1.7%

*	Represents less than 1%

(1)

Based solely upon a Schedule 13G/A filed with the SEC on February 11, 2019, The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, beneficially owned 9,707,654 shares of our common stock, with sole voting power over 74,363 shares, shared voting power over 24,799 shares, sole dispositive power over 9,614,206 shares and shared dispositive power over 93,448 shares as of December 31, 2018.

(2)

Based soley upon a Schedule 13G/A filed with the SEC on February 14, 2019, Boston Partners, One Beacon Street, 30th Floor, Boston, MA 02108, beneficially owned 7,913,833 shares of our common stock, with sole voting power over 6,420,624 shares, shared voting power over 8,750 and sole dispositive power over 7,913,833 as of December 31, 2018.

(3)

Based solely upon a Schedule 13G/A filed with the SEC on February 5, 2019, BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, beneficially owned 6,439,872 shares of our common stock, with sole voting power over 5,639,398 shares and sole dispositive power over 6,439,872 shares as of December 31, 2018.

(4)

Includes deferred stock over which there is currently no investment or voting power, as follows: Mr. Conde, 11,293; Ms. Elsner, 2,170; Mr. Ferguson, 42,335; Mr. Hake, 46,421; Mr. Lonergan, 23,730; Ms. Mannen, 11,293; Mr. Morris, 32,603; Ms. Nimocks, 19,366; Mr. Williams, 29,701; Mr. Thaman, 323,202; Mr. McMurray, 4,816; Mr. Smith, 21,323; and all executive officers and directors as a group (18 persons), 583,891.

(5)	Includes 1,000 shares held by a family member as to which beneficial ownership is disclaimed by Mr. Morris, except to the extent of his pecuniary interest.
(6)

Includes restricted shares over which there is voting power, but no investment power, as follows: Mr. Thaman, 56,700; Mr. Chambers, 19,239; Mr. Francis, 25,719; Mr. McMurray, 17,634; Mr. Smith, 18,712; and all executive officers and directors as a group (18 persons), 173,659.

(7)

Includes shares which are not owned but are unissued shares subject to exercise of options, or which will be subject to exercise of options within 60 days after February 19, 2019, as follows: Mr. Thaman, 278,900; Mr. Chambers, 16,700; Mr. Francis, 12,200; Mr. McMurray, 21,100; Mr. Smith, 3,775; and all executive officers and directors as a group (18 persons), 384,975.

(8)

Does not include restricted stock units over which there is currently no investment or voting power, as follows: Mr. Thaman, 38,000; Mr. Chambers, 31,500; Mr. Francis, 8,500; Mr. McMurray, 16,244; Mr. Smith, 8,400; and all executive officers and directors as a group (18 persons), 132,810.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our Performance

In 2018, Owens Corning delivered record revenues and adjusted earnings before interest and taxes (“adjusted EBIT”)*, and generated double digit operating margins in all three of its businesses, despite operational headwinds and challenging market conditions. Specifically, the Company executed well with strong price realization, solid market share positions, and improved operational performance as the year progressed, but was affected by lower market volumes and persistent inflation. Owens Corning achieved record results and made key resource allocation decisions that position us for success in 2019. However, these record results did not meet our high growth expectations in 2018 and our stock price underperformed in comparison to our peer group.

As described in this section, we believe compensation should align with and enhance long-term stockholder value. Given our underlying pay-for-performance philosophy, a significant portion of compensation for our executives is “at-risk” and reflective of our business performance. In 2018, this resulted in lower than target payouts for both our short-term and components of our long-term incentive plans.

Our People

At Owens Corning, our leaders are relentlessly focused on growth – growth of our Company, our talent, and our communities. This focus permeates everything we do, including our multi-year journey of talent development that has shaped the leaders we invest in and promote. Our leaders are expected to drive results, build connections, and explore new ideas to enable our growth agenda.

We provide you with the with following information concerning the objectives, principles, decisions, material elements, processes, amounts and rationale underlying the compensation of our Named Executive Officers (NEOs). For 2018 our NEOs are:

Name	Title	Period of Employment
Michael H. Thaman	Chief Executive Officer	August 1992-present
Michael C. McMurray	Senior Vice President and Chief Financial Officer	December 2008-present
Brian D. Chambers	President and Chief Operating Officer	April 2011-present July 2000-August 2007
Julian Francis	President, Insulation	April 2010-present
Daniel T. Smith	Senior Vice President, Organization and Administration	September 2009-present

Effective April 18, 2019, Michael Thaman will retire as Chief Executive Officer (CEO), but will remain employed as Executive Chairman of the Board of Directors. Brian Chambers has been elected the new CEO as of this date. This significant milestone is the successful culmination of a multi-year succession plan to select the best leader to serve as Owens Corning’s next CEO. This is the right time for a leadership change as Owens Corning is a more resilient and diversified generator of cash flow, better able to deliver improved results and generate attractive returns for stockholders through the business cycle.

* Reconciliation and further information for certain Non-GAPP measures may be found for EBIT and adjusted EBIT in our 2018 Form 10-K filed with the SEC on February 20, 2019.

Our Stockholder Outreach

We remain committed to transparency and two-way communication with our investors so that they understand our executive compensation program, including how it aligns the interests of our executives with those of our stockholders, and how it rewards the achievement of our objectives. We also want to understand what our stockholders think about executive compensation.

To this end, we continued our stockholder outreach program under which we provide consistent, periodic opportunities for our investors to provide their perspectives on our executive compensation and governance programs. This outreach program is distinct from our broader investor relations efforts, which are more focused on the Company’s financial performance. Our governance outreach program currently consists of three main pillars, as displayed below.

Outreach Type	Approximate Timeframe	Purpose
Proxy Season	After filing proxy statement	Stockholder feedback on proxy statement and pending proposals
Post-Annual Meeting	Fall	Engagement with stockholders to understand their votes at the most recent Annual Meeting of Stockholders
Proxy Off-Season	Fall/Winter	Stockholder feedback more broadly on governance, executive compensation, and environmental and social issues

Since filing our previous proxy statement in March 2018, we carried out two broad communications with investors on governance topics. Each communication reached more than 60 of our top investors collectively holding approximately 70-80% of our outstanding shares, with the goal of receiving feedback on governance, executive compensation, and environmental and social issues. The Company held meetings with several of the stockholders who were contacted via these outreach efforts. Stockholder feedback has been positive with regard to the Company’s executive compensation program design and performance criteria, which has been directly influenced by these outreach meetings.

Additionally, at our 2018 annual meeting we provided our stockholders with the opportunity, on an advisory basis, to approve or vote against the compensation of our NEOs (Say-on-Pay). Approximately 93% of the votes cast approved the NEOs’ compensation. Owens Corning considers stockholder feedback to be critical as it continuously shapes its governance and executive compensation programs and policies, as well as its disclosures. Recent examples of disclosures added after conducting stockholder outreach include a Board of Directors Skill Matrix and additional information on environmental and social initiatives, both of which have been incorporated into the Company’s 2019 Proxy Statement.

2018 Executive Compensation Program

Considering the effectiveness of our programs and strong stockholder support, as evidenced by the Say-on-Pay vote outcome, the Board’s Compensation Committee (the “Committee”) generally maintained the same program design for 2018. The following table summarizes the major elements of our executive compensation plans:

Pay Element	Form	Metric	Performance Period	Objective
Base Salary	Cash	Fixed	N/A	Provide a base level of compensation to attract, retain and motivate executives
Annual Incentive Award	Cash	75% Corporate performance ◾ 40% Owens Corning adjusted EBIT ◾ 20% Composites EBIT ◾ 20% Insulation EBIT ◾ 20% Roofing EBIT	1 year	Motivate executives to meet and exceed Company and business financial goals as well as individual performance objectives
25% Individual performance
	◾ Restricted stock (40%)	◾ N/A	4 years

Long-Term Incentive Award Opportunity	◾ PSUs (TSR) (25%)	◾ Performance Share Units (PSUs) awarded based on total shareholder return (TSR) relative to companies that made up the Dow Jones Construction and Materials index	3 years	Provide equity-based compensation opportunities that align the interests of executives and stockholders
	◾ PSUs (ROC) (35%)	◾ PSUs awarded based on return on capital metric (ROC)	3 years

Additional details and rationale for 2018 compensation decisions are provided in later discussion in this CD&A.

How We Make Compensation Decisions

Our Executive Compensation Philosophy

The Committee believes that executive compensation opportunities should align with and enhance long-term stockholder value. This core philosophy is embedded in all aspects of our executive compensation program and is reflected in an important set of guiding principles. We believe that the application of these principles enables us to create a meaningful link between compensation outcomes and long-term, sustainable growth for our stockholders.

Guiding Principles

Pay for Performance	Stockholder Alignment	Long-Term Focus
A substantial majority of pay is variable, contingent and directly linked to Company and individual performance.

The financial interests of executives are aligned with the long-term interests of our stockholders through stock-based compensation and performance metrics that correlate with long-term stockholder value.

For our NEOs, long-term stock-based compensation opportunities will significantly outweigh short- term cash-based opportunities. Annual objectives complement sustainable long-term performance.

Competitiveness	Balance	Governance/Communication

Total compensation should be sufficiently competitive to attract, retain, motivate and reward a leadership team capable of maximizing Owens Corning’s performance. Each element should be initially compared to peers and the broader marketplace for executive talent.

Our compensation program is designed to be challenging, but fair. Executives should have the opportunity to earn market- competitive pay for delivering expected results. As results exceed expectations (both internal and external), pay levels may increase above market median levels. If performance falls below expected levels, actual pay will fall below market median levels.

Feedback from stockholders is periodically solicited and factored into the design of our compensation program. Clear design enables ease of communication for all stakeholders.

Role of the Committee

The Committee, which consists of all independent directors, is responsible for overseeing the development and administration of our executive compensation program. In this role, the Committee approves all compensation actions concerning our CEO and the other NEOs. The Committee’s other responsibilities include:

•	Reviewing and approving executive compensation plans and programs;

•	Assessing input from Owens Corning’s stockholders regarding executive compensation decisions and policies;

•	Reviewing and approving incentive plan metrics and targets;

•	Assessing each NEO’s performance relative to these metrics and targets;

•	Evaluating the competitiveness of total compensation for the CEO and the other NEOs; and

•	Approving changes to each NEO’s compensation, including base salary and annual and long-term incentive opportunities and awards.

The Senior Vice President, Organization and Administration, along with Owens Corning’s Human Resources staff and the independent compensation consultant, assist the Committee with these tasks. The Committee’s charter, which sets out the Committee’s responsibilities, can be found on our website at: http://www.owenscorning.com.

Role of the Compensation Consultant

The Committee retained the services of Meridian Compensation Partners, LLC (“Meridian” or the “Consultant”) to serve as its executive compensation consultant for 2018. In this capacity, the Consultant advised the Committee on a variety of subjects consisting of compensation plan design and trends, pay for performance analytics and comparative compensation norms. While the Consultant may make recommendations on the form and amount of compensation, the Committee continues to make all decisions regarding the compensation of our NEOs.

The Consultant reported directly to the Committee, participated in meetings as requested and communicated with the Committee Chair between meetings as necessary. In 2018, the Consultant attended all of our Committee meetings.

The Committee reviewed the qualifications and assessed the independence of the Consultant during 2018. The Committee also considered and assessed all relevant factors, including those required by the SEC and the New York Stock Exchange, which could give rise to a potential conflict of interest. Based on these reviews, the Committee did not identify any conflicts of interest raised by the work performed by the Consultant. Meridian does not perform other services for or receive other fees from Owens Corning. The Committee has the sole authority to modify or approve the Consultant’s compensation, determine the nature and scope of its services, evaluate its performance, terminate the engagement and hire a replacement or additional consultant at any time.

Competitive Positioning

Peer Group

The Committee utilizes a peer group of 15 companies when assessing the competitiveness of executive compensation and the appropriateness of compensation program design. These companies are either in the building materials industry, serve related markets, or use manufacturing processes similar to Owens Corning, and have size (measured in annual sales, market capitalization or number of employees) or complexity comparable to Owens Corning. This peer group is reviewed regularly by the Committee to ensure the relevance of the companies to which we compare ourselves.

The peer group for 2018 compensation decisions was comprised of the following companies:

A.O. Smith Corporation	Mohawk Industries, Inc.
Ball Corporation	Owens-Illinois, Inc.
Celanese Corporation	PPG Industries, Inc.
Eastman Chemical Company	RPM International, Inc.
Fortune Brands Home & Security, Inc.	The Sherwin-Williams Company
Lennox International Inc.	Stanley Black & Decker, Inc.
Louisiana-Pacific Corporation	USG Corporation
Masco Corporation

Effective January 1, 2018, the Committee removed Armstrong World Industries from the peer group based on the spin-off of its flooring division, and removed The Valspar Corporation which was acquired by The Sherwin-Williams Company. Also, effective January 1, 2018, the Committee added A.O. Smith Corporation, Eastman Chemical Company, and Celanese Corporation as peer companies. The Committee believes these changes maintain a balance between company size/revenue, industry, global scope, manufacturing footprint, and presence as a competitor for executive talent.

While compensation data from the peer group serves as comparison data, the Committee supplements this information with data from compensation surveys covering general industry companies of similar size based on annual sales. This additional data, compiled by the Consultant, enhances the Committee’s knowledge of trends and market practices.

Market Median Compensation

To help ensure that our compensation program is appropriately competitive, the Committee believes the target opportunity of each key compensation element (base salary, annual incentive, and long-term incentive) should generally align with market median practices.

Individual pay opportunities may fall above or below these targets based on the executive’s performance and the Committee’s discretion. In exercising its discretion, the Committee considers Company and individual performance, time in job and experience, job scope, retention risk and any other factors that it determines to be relevant and consistent with program objectives and stockholder interests.

The Committee believes the best way to help ensure that executive pay corresponds to Company performance is to align actual realizable value of equity granted to an executive with the actual performance of the Company for the performance period. As such, the compensation opportunities, when granted, correspond to the market median practices of peer companies with additional performance criteria that awards significant value only when the Company outperforms the targets set by the Committee.

How We Structure Our Compensation

Principal Elements of Compensation

The following principal elements make up our NEOs’ compensation program:

Cash Compensation		Long-Term Incentives		Retirement
Base Salary	Annual Incentive	Restricted Stock	Performance Share Units	401(k) Savings Plan Non-Qualified Deferred Compensation and Restoration Plan

Cash Compensation

Base Salary

To help Owens Corning attract, retain and motivate the most qualified executive talent, we provide executive base salaries targeted at the median of competitive market practices. Each year, the Committee reviews recommendations from the CEO regarding base salary adjustments for his direct reports, including the other NEOs. The Committee has complete discretion to modify or approve the CEO’s base salary recommendations and the CEO does not participate in the Committee’s determination of his own base salary. 2018 base salary increases were driven by job scope and responsibilities, experience, tenure, individual performance, retention risk, gaps to market median pay practices and internal pay equity (individual NEO decisions discussed below).

Annual Incentive

Annual incentives are delivered through the annual Corporate Incentive Plan (CIP). Funding under the 2018 CIP for all NEO awards was determined based on performance as measured against overall corporate and individual performance goals. Incentive awards for the NEOs are based 75% on overall corporate performance measures and 25% on individual performance measures. Award amounts for each component may be earned from 0% to 200% of targeted levels, based upon performance. The overall corporate component is earned based upon the achievement of pre-determined financial goals as described below. Awards are paid in the form of a lump-sum cash payment.

The individual component (25% of the target award) is funded at maximum if the Company is profitable, with actual award amounts being reduced from maximum based upon a discretionary assessment of individual performance by the Committee. The Committee assesses the individual performance of the CEO, and reviews and approves the CEO’s assessment of individual performance of the other NEOs in determining the individual performance component of CIP amounts.

At the beginning of each year, the Committee selects the overall corporate performance objectives, or funding criteria, that are used to determine the funding of the overall corporate performance component (75% of the target award) for the annual CIP. For 2018, the Committee selected specific levels of adjusted EBIT as the performance metric based on the view that total shareholder return can be produced through sustained earnings growth, which Owens Corning measures through adjusted EBIT performance. Earnings metrics are the most prevalent annual incentive metrics amongst Owens Corning peers. Because of the importance of driving profitable growth, adjusted EBIT is weighted at 75% within the annual incentive payout. Owens Corning adjusted EBIT goals determine 40% of overall corporate funding, and performance of the Composites, Insulation, and Roofing businesses against their respective EBIT goals each contribute 20% to overall corporate funding.

Funding for each of the corporate components of the CIP can independently range, based on consolidated or business performance, from Threshold performance (0% CIP funding), to Target performance (100% CIP funding), to Maximum performance (200% CIP funding). For consolidated or business performance falling between the performance levels, CIP funding would fall proportionately between the corresponding funding levels. For example, for performance falling two-thirds of the way between Threshold performance and Target performance, the resulting CIP funding would fall two-thirds of the way between Threshold funding and Target funding. This straight-line mathematical interpolation is performed separately for Owens Corning, Composites, Insulation, and Roofing adjusted EBIT performance and the results are aggregated by applying a 40% weight to consolidated funding and 20% weight to the funding of each business.

When establishing Threshold, Target and Maximum CIP performance levels for the corporate components for 2018, the Committee used a variety of guiding principles, including:

•

Target performance levels generally correspond with the results and the business objectives called for in the Board-reviewed operations plan (a comprehensive strategic business plan for the Company) for the year. Whether the Target performance level can be attained is a function of the degree of difficulty associated with the operations plan.

•

Threshold performance levels will be set at the minimum level of acceptable performance, with minimum acceptable performance yielding below market compensation. CIP performance levels between Threshold and Target are intended to compensate participants below the targeted median, which the Committee believes is appropriate for a performance-based incentive plan.

•

The Maximum performance level is also determined based on the Committee’s view of the degree of difficulty of the operations plan–the more difficult the operating plan and, therefore, the Target performance level, is to achieve, the less incremental performance (above Target performance) is required to reach the Maximum.

•

The Maximum performance level will be set so that it is difficult to achieve and would deliver clear outperformance compared to the operating plan, with the mindset that Maximum performance significantly benefits the Company’s stockholders and warrants CIP funding at or near Maximum.

•	CIP awards between Target and Maximum should reflect a level of performance that distinguishes the Company and its leaders, and translates into increased stockholder value.

•

The Committee retains discretion to reduce awards or not pay CIP compensation even if the relevant performance targets are met, and to adjust performance targets based on timing and materiality of transactions, charges or accruals.

•

Based on timing for material transactions, the Committee may exclude the impact of a divestiture/acquisition (for example, not allow the additional EBIT of an acquired business to fund the CIP), or may include the impact of the acquisition (for example, include the acquired business’ EBIT after increasing the performance levels required to fund the CIP), it being the Committee’s intent to avoid funding windfalls and reward acquisition synergy capture.

Individual performance goals for the CEO are established and approved at the beginning of each year (see goal setting discussion below). For the remaining NEOs, the CEO and each officer establish and agree upon performance objectives which serve as the individual performance goals for that officer for the year. At the close of each year, the Committee evaluates the performance of the CEO against the established performance goals, in addition to other factors described below, and determines the level of funding of the individual component of the award. Similarly, the CEO reviews performance of the other NEOs against their individual goals and based on this assessment and other factors described below, the CEO makes a recommendation to the Committee. The Committee then determines the actual payout under the individual component of the CIP based on the recommendations of the CEO and its discretion, all subject to overall funding levels for the CIP award.

Long-Term Incentive

We believe long-term incentive opportunities should align NEO behaviors and results with key enterprise drivers and the interests of stockholders over an extended period. Our long-term incentive program (“LTI”) is an equity-based program that historically has used a combination of Restricted Stock, Stock Options and Performance Share Units. Performance Share Units use overlapping three-year performance cycles, with a new cycle beginning each year. Stock Option grants were eliminated in 2015 and replaced with Performance Share Units which vest based upon pre-established adjusted return on capital metrics. For 2018 NEO awards, the mix of LTI vehicles was maintained as follows:

Mix of LTI Equity Vehicles

Restricted Stock generally vests at a rate of 25% per year over a four-year period. Employees in certain foreign jurisdictions have historically received Restricted Stock Units, and in 2019, all participants will shift to Restricted Stock Units. Our Return on Capital-based Performance Share Units (“ROC PSUs”) generally vest after the completion of the three-year performance period and deliver shares based on achievement of predetermined adjusted return on capital objectives. Our total shareholder return-based Performance Share Units (“TSR PSUs”) generally vest after the completion of the three-year performance period and deliver shares based on the Company’s total shareholder return relative to the companies that made up the Dow Jones Construction and Materials Index (the “Index”). The aggregate LTI award’s total value is allocated 40% to Restricted Stock, 35% to ROC PSUs, and 25% to TSR PSUs, and then each allocation is divided by the grant date stock price to determine the number of shares of Restricted Stock and target Performance Share Units that are granted.

Performance Share Units - Return on Capital

The ROC PSUs granted in 2018 will fund from 0% to 200% based upon annual adjusted return on capital achieved during the three-year performance period. For the purpose of funding the 2018 ROC PSUs, we will utilize annual adjusted return on capital from 2018 through 2020 to determine each year’s contribution to overall funding. Each annual funding outcome will be averaged to determine the award payout. Adjusted return on capital for each fiscal year is calculated as adjusted EBIT plus fresh start amortization and depreciation less taxes, divided by the sum of average net fixed assets, working capital, goodwill and intangible assets, less fresh start asset adjustments. This formula removes the impact of fresh start accounting and may be adjusted for material transactions, accruals or charges as approved by the Committee, and thus may differ from return on capital that may be discussed in the context of our financial statements and other public disclosures.

For the 2018-2020 performance cycle we increased the degree of difficulty associated with the ROC goals for Target and Maximum, to promote enhanced return on capital for our stockholders. Threshold performance, which would provide for 50% funding, was set at 7.5% average adjusted return on capital, as a proxy for the Company’s long-term cost of capital. Target performance, which would provide for 100% funding, was set at 12% average adjusted return on capital. Maximum performance, which would provide for 200% funding, was set at 14% average adjusted return on capital. Payout will be interpolated on a straight-line mathematical basis for performance between Threshold and Target, or between Target and Maximum.

Performance Share Units - Total Shareholder Return

For the 2018-2020 performance cycle, the TSR PSUs will fund from 0% to 200% based upon the Company’s total shareholder return as a percentile of the companies included in the Index as of the beginning of the performance period. The Index comparator group was selected to deliver payouts proportionate to performance against a peer group that is specific to our industry.

Threshold funding (0% payout) for the TSR PSUs applies up to the 25th percentile of the Index. Target funding (100% payout) is achieved at the 50th percentile. Maximum funding (200% payout) is earned at and above the 75th percentile. Payout is interpolated on a straight-line mathematical basis for performance between Threshold and Target, and between Target and Maximum, and is capped at 100% if our TSR is negative. The following chart depicts the payout opportunity for the 2018 TSR PSU award:

2018 TSR PSUs - Payout Opportunity

Emphasis on Variable Pay

85% of our CEO’s and 74% of our other NEOs’ target compensation (in other words, base salary, target annual incentives and long-term incentives) is variable compensation directly contingent on performance. Actual annual incentives and long-term incentive awards are subject to the achievement of pre-established performance targets and designed to link directly to stockholder value. Base salary and other fixed elements of compensation are essential to any compensation program and relevant to the recruitment and retention of top talent. However, we believe that variable compensation for our most senior executives should significantly outweigh base salaries.

Our 2018 NEO compensation reflects this philosophy. The following charts illustrate the target pay mix for our CEO and other NEOs for 2018. Note the significant portion of compensation that is variable and performance-based:

How We Assess Performance

Goal Setting

Annually, the Committee establishes financial, strategic and operational goals for the CEO related to three broad constituencies: stockholders, customers and employees. The CEO’s goals are generally based upon the Company’s operations plan, which is reviewed by the Board. For 2018, the CEO’s individual goals were all qualitative in nature as described below.

Stockholder goals may include specific measurements of profitability, cash flow, capital efficiency and expense management. Customer goals include new sources of revenue, geographic expansion, customer channel expansion and new product development. Individual goals include succession planning for key roles, improved workplace safety, improved leadership engagement and diversity, and validation of program efficacy through external recognition.

We also believe it is important to embed compliance and risk management in all our business processes, including objective setting. The framework adopted by the Committee provides that it will consider compliance and risk management objectives in evaluating overall performance.

CEO Performance Assessment

In December of each year, the CEO prepares a self-review, discussing the progress made toward each of his individual goals, as well as the Company’s overall financial and operating performance. Each non-management director participates in an evaluation of CEO performance. The Lead Independent Director, in conjunction with the Compensation Committee Chairman, leads the Board’s assessment of Mr. Thaman’s performance. The following table summarizes Mr. Thaman’s goals and achievements for 2018:

Objective	Result
Safety
Continuous improvement in safety performance

Owens Corning’s employees sustained an overall low rate of recordable safety incidents, with exceptional reduction in injury rates for the Pittsburgh Corning and Paroc acquisitions; additional focus has been directed toward severity of injury improvement.

Financial Performance
Deliver EBIT growth consistent with the internal business plan and investor expectations for earnings and cash flow

Owens Corning delivered record revenues and double-digit operating margins for all three businesses, however, adjusted EBIT fell short of expectations. Cash conversion of approximately 48% of net income was below our multi-year goal of 100%; however, the cumulative year conversion exceeded our 100% goal.

Growth
Deliver on key organic and inorganic growth initiatives and further develop leadership capabilities for growth	Continued progress in institutionalizing a growth mindset across the enterprise and strong execution on closing the Paroc acquisition.
Talent
Execute on talent development and succession plans	Advanced our succession pipeline while retaining top talent and strengthening leadership capability for growth through focused development initiatives. Successfully executed CEO succession plan.
Balance Sheet
Maintain investment-grade rating, disciplined cash deployment and good debt financing	Continued to deliver success in financing of debt to support growth through mergers and acquisitions.
Board Development
Enable strong, diverse Board composition and effective Board oversight of growth initiatives and talent strategies	Onboarded new, female Director and continued efforts around diversity and maintaining a highly effective Board.

How We View Compensation

The 2018 Summary Compensation Table sets forth annual compensation data in accordance with SEC requirements. This uniform format is helpful for cross-company comparisons; however, the Committee believes the SEC-mandated format does not fully reflect all of its annual compensation decisions and, in particular, does not provide adequate basis for a holistic pay for performance assessment. Therefore, when reviewing compensation, the Committee also uses an alternative calculation methodology, as described in this section and summarized in the chart below (however, the following information should not be viewed as a replacement for the 2018 Summary Compensation Table or other compensation tables set forth below):

	Summary Compensation Table	Realizable Compensation
Purpose	SEC-mandated compensation disclosure	Used to evaluate pay for performance alignment by examining actual value realized
Pay Elements	Mix of: - actual pay received during 2018:
	• Base salary paid in 2018;	• Actual base salary received in 2018;
	• Annual incentive received for 2018 performance; and	• Actual annual incentive received in 2019 reflective of 2018 performance; and
	• All other compensation (Company 401(k) match); and	• Actual value of equity awards received (vested) in 2018 calculated based upon the stock price as of December 31st of the year shown
- future pay opportunities that may or may not be realized such as: • Accounting value of equity awards (restricted shares and performance share units) granted in 2018

Summary Compensation Table

The 2018 Summary Compensation Table values include the grant date fair value of long-term incentive award opportunities granted in February 2018, reflecting the Committee’s assessment of 2017 performance. Other elements included in the 2018 Summary Compensation Table (for example, changes in pension values) are outside the scope of the Committee’s annual pay decisions.

CEO Pay - 2018 Summary Compensation Table

Compensation Element	2018 Summary Compensation Table
Base Salary	$ 1,175,000
Bonus	$ -
Stock Awards	$ 6,649,473
Option Awards	$ -
Non-Equity Incentive Plan Compensation	$ 521,407
Changes in Pension Value	$ 38,000
All Other Compensation	$ 353,580
Total	$ 8,737,460

Realizable Compensation

The Committee does not believe that the 2018 Summary Compensation Table values always adequately measure CEO compensation for the purpose of assessing the alignment of pay with performance. The method utilizes estimated values for long-term incentive award opportunities at the time of grant. As might be expected, however, estimated values can differ significantly from the actual value earned.

Therefore, the Committee also takes into consideration “Realizable Compensation”, which measures actual salary and annual incentives earned in a given year, combined with value of equity awards received (vested) over the same period. The examination of Realizable Compensation takes into account short-term corporate and individual performance (as generally measured by the Company’s annual incentive plan) and longer-term performance (as generally measured by changes in the Company’s stock price). Realizable Compensation captures the impact of Owens Corning’s current share price performance on previously granted long-term incentive awards by using the value of the awards vested during the calendar year, rather than a grant date fair value. The value is determined by using the Company’s stock price at the end of each year. The Committee, therefore, views Realizable Compensation as very relevant to its assessment of our compensation program’s alignment with stockholders’ long-term interests.

2018 Overview of CEO Realizable Compensation

Pay Element	Calculation Methodology	2018
Base Salary	Actual base salary earned in the year shown	$1,175,000
Annual Incentive	Actual annual incentive earned for the performance year shown	$521,407
Stock Awards	Actual value of restricted share awards received (vested) for the year shown from prior grants, based upon the share price at the end of the year shown	$2,205,597
Performance Share Units	Actual value of the performance share units received (vested) based upon the three year period ending in the year shown, based upon the share price at the end of the year shown	$5,607,450
Total Realizable Compensation		$9,509,454

Details Regarding 2018 Pay Decisions for Named Executive Officers

In this section, we review and explain the specific 2018 compensation decisions for each of our NEOs.

Corporate Incentive Plan

For 2018, CIP funding for corporate performance was based upon adjusted EBIT. Target performance for the consolidated metric was set at $997 million for 2018, which represents an improvement over actual 2017 adjusted EBIT of $855 million. The 2018 target includes expected adjusted EBIT impact from the acquisition of Paroc. The funding targets and outcomes were as follows (dollars displayed in millions):

CIP Metric	Threshold (0% Funding)	Target (100% Funding)	Maximum (200% Funding)	2018 Actual	Funding	Weight

Consolidated Adjusted EBIT	$897	$997	$1,097	$861	0%	40%
Composites EBIT	$280	$310	$340	$251	0%	20%
Insulation EBIT	$227	$317	$362	$290	70%	20%
Roofing EBIT	$440	$515	$590	$434	0%	20%
				Total Funding	14%

The NEOs’ maximum awards for the individual performance component (weighted at 25%) of the CIP are described below and are subject to downward discretion by the Committee based upon its assessment of the individual performance of each NEO for 2018. As described below, the factors considered in assessing individual performance were: the performance of business or functional areas for which the individual is accountable, achievement of predetermined qualitative goals, impact on the organization and talent development.

Individual performance is based on a discretionary holistic assessment of the NEO’s overall performance. The Committee determined the CEO’s individual award based upon its assessment of the CEO’s performance for the year. For the other NEOs, the assessment was made by the CEO for each NEO on an individual basis and reviewed and approved by the Committee in its discretion. When assessing individual performance, the considerations by the CEO and the Committee included those referenced above when determining base salary, as well as a comparison among the NEOs to determine their relative contributions to the Company’s business results, with the goal to differentiate awards based on performance. The Committee received recommendations from the CEO, assessed his performance evaluation for each of the other NEOs and applied its judgment consistent with the factors described above to review and approve the CIP payouts for each NEO for 2018 in its discretion. The table below summarizes each NEO’s maximum and actual corporate component and maximum and actual individual component payout under the CIP for 2018:

		Corporate Performance (75% Weighting)		Individual Performance (25% Weighting)
	Target CIP	Max Opportunity @ 200%	Actual Funding @ 14%	Max Opportunity @ 200%	Actual Individual Award	Total 2018 CIP Award
Thaman	125%	$2,203,125	$154,219	$734,375	$367,188	$521,407
McMurray	80%	$774,000	$54,180	$258,000	$129,000	$183,180
Chambers	80%	$693,288	$48,530	$231,096	$115,548	$164,078
Francis	75%	$601,875	$42,131	$200,625	$100,313	$142,444
Smith	70%	$593,250	$41,528	$197,750	$148,313	$189,841

Long-Term Incentive Plan

The value of actual 2018 LTI grants for the NEOs versus prior year grants are described below. To determine the 2018 grant levels, the Committee considered a variety of factors including individual performance, prior year awards, market median LTI award levels, total compensation versus market median, and the Company’s year-over-year improvement in performance from 2017 to 2018. The stock price on the grant date was used to value all LTIP grants. The actual accounting charge for these awards is determined under ASC Topic 718 and may be more or less than the standardized value Owens Corning uses internally for grant size determination.

	2017 LTI Award	2018 LTI Award
Thaman	$6,500,000	$6,500,000
McMurray	$1,400,000	$1,400,000
Chambers	$950,000	$1,150,000
Francis	$950,000	$1,050,000
Smith	$1,100,000	$1,100,000

For the LTI performance cycle beginning in 2016 and ended in 2018, funding criteria for the performance share units were based on the Company’s: (1) adjusted Return on Capital performance; (2) Reportable Revenue; and (3) Total Shareholder Return relative to constituents of the former S&P Building and Construction Select Industry Index.

In 2016, 2017 and 2018, Owens Corning’s adjusted Return on Capital exceeded our maximum performance level of 11.5% resulting in a maximum payout of 200%. An additional target award of 100% was earned as the Company exceeded $7 billion in reportable revenue and more than 9% return on capital in 2018. As noted above, adjusted Return on Capital reflects adjustments for the impact of fresh start accounting as well as material transactions, accruals or charges as approved by the Committee.

With regard to the Total Shareholder Return metric, Owens Corning’s stock performed at the 20th percentile versus companies in the Index, resulting in 0% funding. The value of the 2016-2018 LTI grant is included in the above table summarizing CEO realizable compensation and below in the 2018 Option Exercises and Stock Vested Table.

In connection with the appointment of Brian Chambers to the Chief Operating Officer role, a one-time Restricted Stock grant with a three-year “cliff” vesting, was awarded as follows:

NEO	COO Appointment Award as Percent of Base Salary	Number of Shares
Chambers	100%	10,339

In connection with Brian Chambers’ appointment described above, certain other NEOs received a one-time Restricted Stock grant designed to retain them during the Company’s multi-year period of leadership transition. These grants were awarded as follows:

NEO	Retention Award as a Percent of Base Salary	Vesting Period	Number of Shares
McMurray	100%	Two-year cliff	10,259
Smith	100%	Two-year cliff	8,987
Francis	200%	50% year two/50% year three	17,019

CEO and Other NEO Total Direct Compensation Decisions

The following tables summarize the Committee’s decisions for the 2018 performance year. Unlike the 2018 Summary Compensation Table, which includes the long-term incentive awards granted in calendar year 2018, Total Direct Compensation shown in the following table instead includes long-term incentive awards granted in February 2019, reflecting a more appropriate assessment of 2018 performance. However, this table should not be viewed as a replacement for the 2018 Summary Compensation Table or other compensation tables set forth below.

Michael H. Thaman, Chief Executive Officer

Compensation Element	2018
2018 Base Salary	$1,175,000
2018 Annual Incentive	$521,407
2019 Grant of Restricted Stock Units	$2,000,000
2019 Grant of Performance Share Units	$-
Total Direct Compensation	$3,696,407

2018 Other NEO Total Direct Compensation

Compensation Element	McMurray	Chambers	Francis	Smith
2018 Base Salary	$ 645,000	$ 650,000	$ 535,000	$ 565,000
2018 Annual Incentive	$ 183,180	$ 164,078	$ 142,444	$ 189,841
2019 Grant of Restricted Stock Units	$ 580,000	$ 1,656,000	$ 449,400	$ 440,000
2019 Grant of Performance Share Units	$ 870,000	$ 2,484,000	$ 674,100	$ 660,000
Total Direct Compensation	$2,278,180	$4,954,078	$1,800,944	$1,854,841

Michael C. McMurray, Senior Vice President and Chief Financial Officer

Key 2018 measurement criteria for Mr. McMurray included:

•	Effective capital allocation and access to capital markets;

•	Development and coaching of key roles within the Finance, Sourcing and Supply Chain organizations;

•	Successfully identify and execute organic and inorganic growth opportunities;

•	Balance sheet management, capital adequacy, forecasting and external guidance; and

•	Effective financial controls and systems.

As a result of his assessment of Mr. McMurray’s performance, Mr. Thaman recommended the Committee approve a 36% payout under the annual CIP for him. This is comprised of 14% funding for the corporate component of the award opportunity and 100% funding of the individual component. The Committee approved this award of $183,180. In addition, the Committee approved an aggregate long-term incentive award of $1,450,000, granted in February 2019.

Brian D. Chambers, President and Chief Operating Officer

Key 2018 measurement criteria for Mr. Chambers included:

•	Enterprise-wide safety evaluation and action plan

•	Deliver second-half financial results for Owens Corning

•	Ongoing development of organizational capabilities to execute organic growth opportunities;

•	Successful transition and onboarding of new President, Roofing

•	Operational Excellence across all three businesses

As a result of his assessment of Mr. Chambers’ performance, Mr. Thaman recommended the Committee approve a 36% payout under the annual CIP for him. This is comprised of 14% funding for the corporate component of the award opportunity and 100% funding of the individual component. The Committee approved this award of $164,078. In addition, the Committee approved an aggregate long-term incentive award of $4,140,000, granted in February 2019, to recognize Mr. Chambers’ transition to CEO.

Julian Francis, President, Insulation

Key 2018 measurement criteria for Mr. Francis included:

•	Deliver financial results for the Insulation business;

•	Integration of Paroc and acceleration of growth in key market segments;

•	Talent development and succession management;

•	Manufacturing excellence; and

•	Execution of commercial growth initiatives.

As a result of his assessment of Mr. Francis’ performance, Mr. Thaman recommended the Committee approve a 36% payout under the annual CIP for him. This is comprised of 14% funding for the corporate component of the award opportunity and 100% funding of the individual component. The Committee approved this award of $142,444. In addition, the Committee approved an aggregate long-term incentive award of $1,123,500, granted in February 2019.

Daniel T. Smith, Senior Vice President, Organization and Administration

Key 2018 measurement criteria for Mr. Smith included:

•	Talent management, retention and development of key leadership roles, and succession planning;

•	Organization design optimizing overall structure including acquisition integrations;

•	Continuous improvement in digital technology experience and communications;

•	Enhancing marketing capability; and

•	Emphasis and progress on diversity objectives.

As a result of his assessment of Mr. Smith’s performance, Mr. Thaman recommended the Committee approve a 48% payout under the annual CIP for him. This is comprised of 14% funding for the corporate component of the award opportunity and 150% funding of the individual component. The Committee approved this award of $189,841. In addition, the Committee approved an aggregate long-term incentive award of $1,100,000, granted in February 2019.

Additional Compensation Practices

Stock Ownership Guidelines and Holding Requirements

Stock ownership guidelines for our officers and directors are designed to closely link their interests with those of our stockholders. These stock ownership guidelines provide that the CEO must own stock with a value of six times his base salary and each other NEO must own stock with a value of three times his base salary. All other Vice Presidents must retain 100% of after-tax shares received through LTI grants until their ownership guideline is met. Outside directors are required to own shares with a value of five times the maximum annual cash retainer. As of the date of this Proxy Statement, all NEOs hold stock in excess of the ownership guidelines. All outside directors with more than three years of tenure on the Board hold stock in excess of the ownership guidelines applicable to our directors. For further details on actual ownership, please refer to the Security Ownership of Certain Beneficial Owners and Management table provided earlier in this Proxy Statement.

Compensation-Based Risk Assessment

The Committee believes that although the majority of compensation provided to the NEOs is performance-based, our compensation programs for all employees do not encourage behaviors that pose a material risk to the Company. The design of our employee compensation programs encourages balanced focus on both the short-term and the long-term operational and financial goals of the Company. The Company reviewed the risks associated with its global compensation program and reviewed the results with the Committee during 2018. As a result, the Committee continues to believe that there are no risks arising from employee compensation programs that are reasonably likely to have a material adverse effect on the Company.

Timing of Equity Awards

The Company does not have any program, plan or practice to time equity grants in coordination with the release of material, non-public information. Annual awards of restricted stock and Performance Share Units are granted on the date of the Committee’s annual first quarter meeting. The Company may also grant equity awards to newly-hired or promoted executives, effective on the start or promotion date.

Perquisites

The NEOs participate in the same health care and other employee benefit programs that are generally available for all salaried employees. The Committee has eliminated executive perquisites.

Deferred Compensation Plan

The Company maintains a nonqualified deferred compensation plan under which certain employees, including the NEOs, are permitted to defer receipt of some or all of their base salary and cash incentive awards under the CIP. Deferred amounts are credited with earnings or losses based on the rate of return of specified mutual funds and/or Owens Corning stock. The deferred compensation plan is not funded, and participants have an unsecured commitment from the Company to pay the amounts due under the plan. When such payments become distributable, the cash will be distributed from general assets.

The Company also provides a 401(k) Restoration Match to restore benefits that are limited in the qualified 401(k) Savings Plan due to IRS rules. The benefit is calculated as the Company contribution the employee would have received absent IRS pay limits and nonqualified deferrals, less the actual Company contribution to the 401(k) Savings Plan. Eligible participants must be employed at the end of the calendar year to receive this benefit, which is added to unfunded deferred compensation accounts annually and administered to comply with Section 409A of the Internal Revenue Code.

In addition, certain employees, including NEOs, may defer receipt of some or all of their stock-based awards granted under the LTI program.

We provide the opportunity to defer compensation in an effort to maximize the tax efficiency of our compensation program. We believe that this benefit, along with the 401(k) Restoration Match, is an important retention and recruitment tool as many of the companies with which we compete for executive talent provide similar plans to their executive employees.

Post-Termination Compensation

We have entered into severance agreements with our Vice Presidents, including the NEOs. These agreements were approved by the Committee. The severance agreements were adopted for the purpose of providing for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without cause as this term is defined in the severance agreements. We believe that these agreements are important to recruiting and retaining our officers, as many of the companies with which we compete for executive talent have similar agreements in place for their executive employees. Based on practices among peer companies and consistent with the interests and needs of the Company, the Committee determined an appropriate level of severance payments and the circumstances that should trigger such payments. Therefore, the severance agreements with the NEOs provide, under certain termination scenarios, up to two years of pay and benefits. The severance agreements provide for payments upon a change in control only if the individual is also terminated for reasons other than cause in connection with the change in control. Payments under the severance agreements are made in cash and are paid, depending on the terms of the individual executive’s agreement, either in the form of a one-time lump-sum payment or in the same manner as the regular payroll over a 24-month period. Health care coverage provided under the severance agreements is provided in kind. Additional specific information regarding potential payments under these severance agreements is found under the heading, “Potential Payments upon Termination or Change-in-Control.”

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), generally places a limit of $1 million on the amount of compensation we may deduct in any one year with respect to any covered employee under Section 162(m). The historic exception to the $1 million limitation for performance-based compensation meeting certain requirements was eliminated in recent changes to the Tax Code, subject to certain grandfathering for arrangements in place prior to November 2, 2017.

Awards pursuant to our CIP and grants of Performance Share Units and stock options prior to November 2, 2017 were designed and intended to potentially qualify as performance-based compensation so that they might be tax deductible. Restricted stock that is subject only to time-based vesting was not generally considered performance-based under Section 162(m) of the Tax Code.

The Committee retains the flexibility to award compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction. The Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain executive talent. Moreover, even if the Committee intended to grant compensation that qualifies as performance-based compensation for purposes of Section 162(m) of the Tax Code, we cannot guarantee that such compensation will so qualify or ultimately is or will be deductible.

Disclosure of Specific Incentive Targets

With respect to both the CIP and LTI, detail on the specific financial performance targets under these criteria for performance periods completed during the reporting period has been disclosed above. However, certain performance targets for ongoing and future performance periods are not disclosed because they are substantially based on the prospective strategic plans and corporate objectives of the Company, and disclosure of these prospective specific performance targets is not material to an understanding of our NEO compensation for 2018. Such performance goals do not have a material impact on the compensation actually received in, or attributable to, the 2018 reported period. As described above, and as evidenced by the targets and outcomes described for the completed performance periods for the incentive compensation plans, the performance targets selected have a degree of difficulty which the Committee considers to be challenging but achievable. The Committee establishes the goals at the beginning of the performance period at levels that reflect our internal, confidential operations plan. These goals are within the ranges of what we have publicly disclosed for completed performance periods, and accordingly require a high level of financial performance in the context of the current business climate and over the performance periods to be achieved.

Compensation Governance Practices

We consider it to be good governance to continually monitor the evolution of compensation best practices. Some of the most important practices incorporated into our program include the following:

•	Review of Pay versus Performance. The Committee continually reviews the relationship between compensation and Company performance.

•

Median Compensation Targets. All compensation elements for our executives are initially targeted at the median of our competitive marketplace for talent and positioned within a reasonable range based on actual experience and performance.

•

Performance Metrics. The Committee annually reviews performance goals for our annual and long-term incentive plans to assure the use of challenging, but fair metrics and targets. Additionally, the Committee reviews the cost of our plans at various performance levels to ensure that stockholders are appropriately benefiting from performance outcomes.

•

Clawback of Compensation. If the Board of Directors determines that a NEO has engaged in fraud, willful misconduct, or a violation of Company policy that caused or otherwise contributed to the need for a material restatement of the Company’s financial results, the Committee will review all performance-based compensation, including cash incentive awards and all forms of equity-based compensation, awarded to or earned by the NEO during the respective fiscal periods affected by the restatement. If the Committee determines that performance-based compensation would have been materially lower if it had been based on the restated results, the Committee will seek recoupment from the NEO as it deems appropriate based on a consideration of the facts and circumstances and applicable laws and policies.

•

Meaningful Stock Ownership Guidelines. Our stock ownership requirements are rigorous: six times base salary for the CEO, three times base salary for other NEOs, and five times maximum annual cash retainer for Board members.

•

No Hedging. Owens Corning does not allow directors and NEOs to enter into short sales of common stock or similar transactions where potential gains are linked to a decline in the price of our stock. Recipients of equity awards also may not enter into any agreement that has the effect of transferring or exchanging any economic interest in an award for any other consideration.

•	No Pledging. Directors and NEOs, as well as all officers of the Company, are prohibited from pledging Company securities as collateral for a loan or holding Company securities in a margin account.

•

No Repricing Without Stockholder Approval. Stock option exercise prices are set to equal the grant date market price and may not be reduced or replaced with stock options with a lower exercise price without stockholder approval.

•

Market-Competitive Retirement Programs. We eliminated defined benefit pension benefits for salaried employees hired after January 1, 2010 and froze existing salaried pension benefits to future accruals at the same time. Our NEOs participate in the Company’s 401(k) plan and are eligible for a Company match on amounts in excess of statutory limits.

•	Restrictive Covenants. Our NEOs must adhere to restrictive covenants upon separation from Owens Corning, including non-compete, non-solicitation and non-disclosure obligations.

•	No Excise Tax Gross-Ups. Parachute excise tax reimbursements and gross-ups will not be provided in the event of a change-in-control.

•

Review of Compensation Peer Group. Our compensation peer group is reviewed regularly by the Committee and adjusted, when necessary, to ensure that its composition remains a relevant and appropriate comparison for our executive compensation program.

•	Review of Committee Charter. The Committee reviews its charter annually to consider the incorporation of best-in-class governance practices.

•	Stockholder Outreach. We regularly solicit feedback from our stockholders on our executive compensation programs and corporate governance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis appearing in this Proxy Statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

By the Compensation Committee:

Edward F. Lonergan, Chairman

Cesar Conde

Ralph F. Hake

Suzanne P. Nimocks

NAMED EXECUTIVE OFFICER COMPENSATION

2018 Summary Compensation Table

The following tables provide information on total compensation paid to the Chief Executive Officer, the Chief Financial Officer and certain other officers of Owens Corning (the “NEOs”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael H. Thaman	2018	1,175,000	—	6,649,473	—	521,407	38,000	353,580	8,737,460
President, Chief Executive Officer and Chairman of the Board	2017	1,169,250	—	6,785,997	—	2,111,475	118,000	108,469	10,293,191
	2016	1,140,500	—	5,723,522	—	1,960,520	5,000	116,726	8,946,267
Michael C. McMurray	2018	641,667	—	2,070,838	—	183,180	—	97,653	2,993,338
Senior Vice President and Chief Financial Officer	2017	620,833	—	1,465,939	—	742,500	2,000	90,878	2,922,150
	2016	589,167	—	1,352,288	—	616,500	1,000	56,745	2,615,699
Brian D. Chambers	2018	587,500	—	1,824,045	—	164,078	—	74,767	2,650,390
President and Chief Operating Officer	2017	493,333	—	993,516	—	575,625	—	68,704	2,131,178
	2016	450,000	—	833,885	—	537,338	—	39,863	1,861,086
Julian Francis	2018	529,167	—	2,139,193	—	142,444	—	69,127	2,879,931
President, Insulation	2017
	2016
Daniel T. Smith	2018	562,500	—	1,686,633	—	189,841	—	95,648	2,534,622
Senior Vice President, Organization and Administration	2017	546,667	—	1,152,130	—	590,975	1,000	81,013	2,371,785
	2016	527,500	—	1,036,805	—	531,458	—	53,256	2,149,019

(1)

The amounts reflected in this column for 2018 relate to restricted stock and equity-based performance stock units granted under the Owens Corning 2016 Stock Plan. The amounts shown reflect the aggregate grant date fair value with respect to all stock awards made during the year, including the appointment grant for Mr. Chambers and the retention grants for Mr. McMurray, Mr. Francis and Mr. Smith. Performance stock units granted during 2018 are reflected in the column at the full fair value based on the probable outcome of the performance criteria for the award on the grant date. The grant date values of the performance stock units at the maximum possible payout are as follows: Mr. Thaman: $8,092,626; Mr. McMurray: $1,736,070; Mr. Chambers: $1,436,958; Mr. Francis: $1,301,686; and Mr. Smith: $1,369,322. See Note 17 to the Consolidated Financial Statements included in our 2018 Annual Report for a discussion of the relevant assumptions made in such valuations. For further information on the 2018 awards, including the maximum potential payout based on the attainment of maximum funding, see the 2018 Grants of Plan-Based Awards table below.

(2)	The amounts reflected in this column for 2018 reflect payouts under the 2018 CIP to each NEO.
(3)

The amounts reflected in this column for 2018 consist of the increase in actuarial value of each NEO’s pension benefits in 2018. The total accrued pension value is reflected in the 2018 Pension Benefits table below. No above-market or preferential earnings on non-qualified deferred compensation are reported in this column.

(4)

For 2018, the amounts shown for Mr. Thaman, Mr. McMurray, Mr. Chambers, Mr. Francis and Mr. Smith represent contributions made by the Company to the qualified savings plan and nonqualified deferred compensation plan, as well as cash dividends accrued on unvested restricted stock.

The following table provides more detail behind the 2018 amounts reported in column (i) above:

Name	Accrued Cash Dividends ($)	Qualified Savings Plan Company Contribution ($)	Nonqualified Deferred Compensation Plan Company Contribution ($)	Total: All Other Compensation ($)
Michael H. Thaman	267,938	22,000	63,642	353,580
Michael C. McMurray	8,550	22,000	67,103	97,653
Brian D. Chambers	—	22,000	52,767	74,767
Julian Francis	—	22,000	47,127	69,127
Daniel T. Smith	17,677	22,000	55,971	95,648

2018 Grants of Plan-Based Awards Table

The following table provides information regarding threshold, target and maximum award levels or full grant amounts under various compensation and incentive plans applicable to the NEOs. The narrative that follows describes such programs as reflected in the table. Actual payouts for the 2018 CIP are reflected in column (g) of the 2018 Summary Compensation Table. Funding and individual award amounts are determined as described in the narrative to these tables.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Michael H. Thaman	2018 CIP (1)	—	1,468,750	2,937,500	—	—	—	—	—
	2018 RS (2)	—	—	—	—	—	—	28,000	2,603,160
	2018 ROC PSU (3)	—	—	—	12,225	24,450	48,900	—	2,208,813
	2018 TSR PSU (3)	—	—	—	—	17,500	35,000	—	1,837,500
Michael C. McMurray	2018 CIP (1)	—	516,000	1,032,000	—	—	—	—	—
	2018 RS (2)	—	—	—	—	—	—	6,000	557,820
	2018 ROC PSU (3)	—	—	—	2,625	5,250	10,500	—	474,285
	2018 TSR PSU (3)	—	—	—	—	3,750	7,500	—	393,750
	2018 Retention (4)	—	—	—	—	—	—	10,259	644,983
Brian D. Chambers	2018 CIP (1)	—	462,192	924,384	—	—	—	—	—
	2018 RS (2)	—	—	—	—	—	—	4,900	455,553
	2018 ROC PSU (3)	—	—	—	2,175	4,350	8,700	—	392,979
	2018 TSR PSU (3)	—	—	—	—	3,100	6,200	—	325,500
	2018 Appointment (4)	—	—	—	—	—	—	10,339	650,013
Julian Francis	2018 CIP (1)	—	401,250	802,500	—	—	—	—	—
	2018 RS (2)	—	—	—	—	—	—	4,500	418,365
	2018 ROC PSU (3)	—	—	—	1,975	3,950	7,900	—	356,843
	2018 TSR PSU (3)	—	—	—	—	2,800	5,600	—	294,000
	2018 Retention (4)	—	—	—	—	—	—	17,019	1,069,985
Daniel T. Smith	2018 CIP (1)	—	395,500	791,000	—	—	—	—	—
	2018 RS (2)	—	—	—	—	—	—	4,700	436,959
	2018 ROC PSU (3)	—	—	—	2,075	4,150	8,300	—	374,911
	2018 TSR PSU (3)	—	—	—	—	2,950	5,900	—	309,750
	2018 Retention (4)	—	—	—	—	—	—	8,987	565,013

(1)

Reflects the NEO’s annual incentive opportunity under the CIP for the annual performance period commencing in 2018. Actual amounts paid out under the 2018 CIP are reflected in column (g) of the 2018 Summary Compensation Table. Funding and individual award amounts are determined as described in the narrative to these tables and the Compensation Discussion and Analysis above. The CIP provides no payout at or below threshold funding. Incentive payments are made only where plans fund above threshold.

(2)	Reflects the restricted stock award granted to each NEO on January 31, 2018, which generally vest 25% per year over four years.
(3)

Reflects the long-term incentive opportunity granted to the NEO under the 2016 Stock Plan for the performance period commencing in 2018. Performance share units (PSU) were granted on January 31, 2018 and will generally vest at the end of the three-year performance period depending on performance results. Funding and individual award amounts are determined as described in the narrative to these tables and the Compensation Discussion and Analysis above. TSR PSU awards provide no payout at or below threshold funding. Shares are distributed only where the plan funds above threshold. The value of PSUs reflected in column (j) is the fair value based on the probable outcome of the performance criteria for the award on the grant date. See Note 17 to the Consolidated Financial Statements included in our 2018 Annual Report on Form 10-K for a discussion of the relevant assumptions made in such valuations.

(4)

Reflects the appointment grant awarded to Mr. Chambers with three-year cliff vesting and the retention grants awarded to Mr. McMurray (two-year cliff vesting), Mr. Francis (vests 50% after year two and 50% after year three) and Mr. Smith (two-year cliff vesting) respectively.

Narrative to 2018 Summary Compensation Table and 2018 Grants of Plan-Based Awards Table

Base Salary, Severance and Certain Other Arrangements

During 2018, each of the NEOs participated in the Company’s compensation and benefits programs for salaried employees as described here and reflected in the tables and accompanying footnotes. Each NEO receives an annual base salary as reflected in the 2018 Summary Compensation Table above. The amount of such base salary as a component of the total compensation is established and reviewed each year by the Compensation Committee, and is described above in the Compensation Discussion and Analysis. Severance arrangements with each of the NEOs are as described below in the Potential Payments Upon Termination or Change-In-Control section.

Annual Corporate Incentive Plan (“CIP”)

Owens Corning maintains the CIP, in which all salaried employees participate, with specific Company performance criteria adopted annually. Each of the NEOs is eligible to receive annual cash incentive awards based on his individual performance and corporate performance against annual performance goals set by the Compensation Committee. Under the CIP for the 2018 annual performance period, the funding measures set by the Compensation Committee were based on consolidated adjusted EBIT and EBIT for the Composites, Insulation, and Roofing businesses respectively. Cash awards paid to the NEOs under the CIP for the 2018 performance period are reflected in column (g) of the 2018 Summary Compensation Table above and the range of award opportunities under the 2018 CIP is reflected in the 2018 Grants of Plan-Based Awards Table above.

Long-Term Incentive Program (“LTIP”)

Owens Corning maintains a LTIP applicable to certain salaried employees as selected by the Compensation Committee, including each of the NEOs. The plan is designed to align participant compensation with the attainment of certain longer-term business goals established by the Compensation Committee.

In 2016, the Company’s stockholders approved the Owens Corning 2016 Stock Plan, which replaced the Owens Corning 2013 Stock Plan. In this Proxy Statement, we refer to the stock plan in place at the relevant time as the “Stock Plan.” The Stock Plan provides for participation by employees, management and directors and authorizes grants of stock options, stock appreciation rights, stock awards, restricted stock awards, restricted stock units, bonus stock awards, performance stock awards and performance share units. The 2013 Stock Plan document was filed with the SEC in connection with the 2013 Proxy Statement. The 2016 Stock Plan document was filed with the SEC in connection with the 2016 Proxy Statement.

The plan utilizes PSUs with three-year performance cycles, adopted annually, with payouts under the program dependent upon corporate performance against performance goals set by the Compensation Committee for each cycle. The outstanding three-year cycles as of December 31, 2018 include: January 1, 2016 through December 31, 2018; January 1, 2017 through December 31, 2019; and January 1, 2018 through December 31, 2020. Estimated future payouts of awards under the 2018-2020 cycle are reflected in the 2018 Grants of Plan-Based Awards Table above.

The award shown in the 2018 Grants of Plan-Based Awards Table represents the NEO’s opportunity to earn the amount shown in the “maximum” column of the table if the maximum performance goal established by the Compensation Committee at the beginning of the performance period are attained or exceeded during the performance period. In the event the maximum performance goal is not attained, then the NEOs may earn the amounts shown in the “target” column if the target level of performance is attained, or amounts below the “target” level if lower level of performance is attained. Participants will earn intermediate amounts for performance between the maximum and target levels, or between the target and threshold levels.

For the performance period commencing in 2018, the LTIP award provides an award under the Owens Corning Stock Plan in three separate components: (1) Restricted Stock Awards granted under the Stock Plan as described below: awards generally vest and restrictions generally lapse on these restricted stock awards 25% per year over four years, based upon continued tenure during the vesting period; (2) Return on Capital (“ROC”) PSUs awarded under the Stock Plan as described below: awards generally vest in these PSUs at the completion of the three-year performance period and receive a settlement of the award based on the performance of the Company against pre-established performance criteria–the ROC PSUs are settled in Company common stock; and (3) Relative Total Shareholder Return (“TSR”) PSUs awarded under the Stock Plan as described below: awards generally vest in these PSUs at the completion of the three-year performance period and receive a settlement of the award based on the performance of the Company against pre-established relative TSR performance criteria – the TSR PSUs are settled in Company common stock.

For 2018, Mr. Chambers received a one-time Restricted Share award with three-year cliff vesting in relation to his appointment as Chief Operating Officer. In connection with the Company’s leadership transition, Mr. McMurray and Mr. Smith each received a one-time retention award with two-year cliff vesting and Mr. Francis received a one-time retention award that vests 50% after year two and 50% after year three.

CEO Pay Ratio

The SEC has adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the Chief Executive Officer. The following pay ratio disclosure is the Company’s reasonable, good faith estimate based upon the permitted methodology described below, pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K:

Process	Assumptions	2018 Total Compensation

1)  As of October 1, 2018, we employed 19,767 full and part-time active employees (excluding our CEO) at our parent company and consolidated subsidiaries (“Global Population”).

2)  We excluded 769 non-U.S. employees (or 3.9% of the Global Population) from the Global Population in accordance with SEC rules*.

3)  We excluded 2,101 employees from the Global Population who were employees of Paroc and Guangde SKD Rock Wool, companies we acquired during the fiscal year, in accordance with SEC rules.

4)  After the foregoing exclusions, our adjusted Global Population was 16,897 employees.

5)  For each employee who was included in our adjusted Global Population (excluding our CEO), we determined the employee’s total cash compensation (in other words, base salary, overtime, guaranteed compensation and bonus compensation) from our payroll system for the 12-month period ended on September 30, 2018.

1)  Each non-U.S. employee’s total cash compensation was converted from local currency to U.S. dollars using the closing spot foreign exchange rate on September 30, 2018.

2)  The annual total compensation for our CEO represents the amount reported for our CEO for 2018 in the “Total” column (column (j)) of our 2018 Summary Compensation Table included on page 41 of this Proxy Statement.

3)  The annual total compensation for our median employee represents the amount of such employee’s compensation for 2018 that would have been reported in the 2018 Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K if the employee had been a Named Executive Officer for 2018.

The annual total compensation of our CEO, Mr. Thaman: $8,737,460.

Median of the annual total compensation of all employees (except the CEO): $60,587.

Based on the above information, for 2018 the ratio of the median of the annual total compensation of all employees to the annual total compensation of the CEO was approximately 1 to 144. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K.

6) Based on each employee’s total cash compensation, we then identified the median employee from our adjusted Global Population (excluding the CEO).

* Breakdown of our total Global Population: USA (8,587 employees), non-U.S. (11,180 employees). Countries (number of employees) excluded were as follows: Austria (3), Czech Republic (247), Denmark (3), Germany (71), Hong Kong (2), Japan (21), Netherlands (162), Norway (1), Poland (1), Singapore (45), Slovakia (2), Spain (75), Sweden (8), Switzerland (19), United Arab Emirates (2), and United Kingdom (107).

The following table sets forth information concerning unexercised options, stock awards that have not vested, and equity incentive plan awards for each NEO that were outstanding at the end of 2018.

Outstanding Equity Awards at 2018 Fiscal Year-End Table

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)(1)	(c)	(d)	(e)	(f)(2)	(g)(3)	(h)(4)	(i)(3)
Michael H. Thaman					98,900	4,349,622	112,650	4,954,347
	102,400	—	33.73	2/1/2022
	86,000	—	42.16	2/6/2023
	90,500	—	37.65	2/5/2024
Michael C. McMurray					32,459	1,427,547	24,250	1,066,515
	21,100	—	37.65	2/5/2024
Brian D. Chambers					25,739	1,132,001	17,800	782,844
	7,600	—	42.16	2/6/2023
	9,100	—	37.65	2/5/2024
Julian Francis					32,219	1,416,992	17,100	752,058
	5,400	—	42.16	2/6/2023
	6,800	—	37.65	2/5/2024
Daniel T. Smith					26,362	1,159,401	19,100	840,018
	3,775	—	37.65	2/5/2024

(1)	Vested options expire on the tenth anniversary of the grant date.
(2)

Restricted Stock granted on February 4, 2015; February 3, 2016; February 1, 2017; and January 31, 2018 generally vests 25% per year over four years. The share amounts include the appointment grant for Mr. Chambers and the retention grants for Mr. McMurray, Mr. Francis and Mr. Smith on July 30, 2018.

(3)	Market value reflects the closing price of the Company’s common stock as of the last trading day of 2018 of $43.98.
(4)	Reflects unvested stock-settled PSUs under the LTIP, at target performance.

2018 Option Exercises and Stock Vested Table

The following table sets forth the required information on NEO stock awards that vested and stock options that were exercised during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Michael H. Thaman	—	—	177,650	11,022,533
Michael C. McMurray	—	—	39,500	2,593,999
Brian D. Chambers	—	—	25,375	1,561,347
Julian Francis	—	—	26,150	1,592,183
Daniel T. Smith	—	—	32,075	1,986,670

(1)	Owens Corning’s NEOs did not exercise any stock options during the fiscal year.
(2)

Represents the pre-tax value realized on stock awards that vested during the fiscal year, computed by multiplying the number of shares acquired upon vesting by the closing market price of Owens Corning common stock on the vesting date.

2018 Pension Benefits Table

The following table sets forth the required information regarding pension benefits, as applicable, for the NEOs for 2018.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Michael H. Thaman	Qualified Plan (2)	17.37	147,000	—
	Top-Hat Plan (3)	17.37	600,000	—
	Total		747,000	—
Michael C. McMurray	Qualified Plan (2)	1.08	11,000	—
	Top-Hat Plan (3)	1.08	1,000	—
	Total		12,000	—
Brian D. Chambers	Qualified Plan (2)	—	—	—
	Top-Hat Plan (3)	—	—	—
	Total		—	—
Julian Francis	Qualified Plan (2)	—	—	—
	Top-Hat Plan (3)	—	—	—
	Total		—	—
Daniel T. Smith	Qualified Plan (2)	0.30	5,000	—
	Top-Hat Plan (3)	N/A	—	—
	Total		5,000	—

(1)	These values are calculated in accordance with requirements of the Statement of Financial Accounting Standards No. 158.
(2)	Refers to benefits under the Company’s Cash Balance Plan or, if greater, under the Owens Corning Salaried Employees’ Retirement Plan maintained prior to 1996, as discussed below.
(3)	Refers to benefits under the Company’s non-qualified Supplemental Plan.

Owens Corning maintains a tax-qualified noncontributory defined benefit cash balance pension plan (the “Cash Balance Plan”) covering certain salaried and hourly employees in the United States, including certain NEOs. The Cash Balance Plan was adopted by Owens Corning in replacement of the qualified Salaried Employees’ Retirement Plan maintained prior to 1996, which we refer to as the “Prior Plan.” The Prior Plan provided retirement benefits primarily on the basis of age at retirement, years of service and average earnings from the highest three consecutive years of service. Under the Cash Balance Plan, each year prior to January 1, 2010, eligible employees generally earned a benefit of 4% of such employee’s covered pay. This was referred to under the Cash Balance Plan as a “Pay Credit.” Covered pay was defined generally as base pay and certain annual incentive compensation amounts payable during the year. Effective January 1, 2010, the Cash Balance Plan was amended to eliminate Pay Credit accruals and was closed to new participation. Accrued benefits continue to earn monthly interest based on the average interest rate for five-year United States treasury securities. Employees with an accrued benefit under the Cash Balance Plan vest in that benefit once they have completed three years of service. Vested employees may receive their benefit under the Cash Balance Plan as a lump sum or as a monthly payment when they leave the Company.

As the Company transitioned from the Prior Plan to the current Cash Balance Plan, participating employees who were at least age 40 with 10 years of service as of December 31, 1995 became entitled to receive the greater of their benefit under the Prior Plan frozen as of December 31, 2000, or under the Cash Balance Plan.

Each NEO would have been entitled to payment of their vested accrued benefit under the tax-qualified plan in the event of a termination occurring on December 31, 2018, valued as a lump-sum payable as of that date as follows: Mr. Thaman, $163,739; Mr. McMurray, $12,469; and Mr. Smith, $5,511. Mr. Chambers and Mr. Francis do not participate in the Cash Balance Plan.

In addition to the tax-qualified pension plan, Owens Corning maintains supplemental pension benefits, including the Supplemental Plan that pays eligible employees leaving the Company the difference between the benefits payable under Owens Corning’s tax-qualified pension plan and those benefits that would have been payable except for limitations imposed by the Internal Revenue Code. The Supplemental Plan was amended to eliminate future accruals and was closed to new participation effective January 1, 2010. Some NEOs participate in both the tax-qualified pension plan and the Supplemental Plan.

Each eligible NEO would have been entitled to payment of their vested accrued benefit under the Supplemental Plan in the event of a termination occurring on December 31, 2018, valued as a lump-sum payable as of that date as follows: Mr. Thaman, $703,965; and Mr. McMurray, $1,595. Mr. Chambers, Mr. Francis and Mr. Smith do not participate in the Supplemental Plan.

NONQUALIFIED DEFERRED COMPENSATION

The Company has established an unfunded Deferred Compensation Plan under which eligible officers, including several of the NEOs, are permitted to defer some or all of their cash incentive compensation and up to 80% of their base salary. Officers may defer compensation until their separation from the Company, or may designate a set deferral period between two and ten years. They may elect to take their distribution as a lump sum, five annual installments, ten annual installments, or a set dollar amount.

In 2018, Owens Corning provided Company contributions to the accounts of eligible Vice Presidents, including several of the NEOs, to restore Company contributions and matching contributions that were limited in the 401(k) Plan by the IRS. These contributions are deferred until separation, and officers may elect to defer payments for an additional two to ten years after separation. They may elect to take their distribution as a lump sum, five annual installments, ten annual installments, or a set dollar amount.

Vice Presidents may choose among mutual funds offered in the 401(k) Plan, as well as Owens Corning stock, for hypothetical investment of their account. Deferred amounts are credited with earnings or losses based on the rate of return of specified mutual funds and/or the value of Owens Corning stock. This plan is unfunded and unsecured, and all investments are hypothetical.

2018 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Michael H. Thaman	—	63,642	(49,793)	—	634,170
Michael C. McMurray (4)	101,292	67,103	17,385	—	584,072
Brian D. Chambers (5)	47,000	52,767	(9,913)	—	265,238
Julian Francis (6)	58,746	47,127	(20,413)	—	243,250
Daniel T. Smith (7)	70,347	55,971	(4,869)	—	593,243

(1)

This amount reflects the unfunded Company contribution to each account, to restore 401(k) Plan Company contributions and matching contributions that are limited by the IRS; this amount is included in “All Other Compensation” in the 2018 Summary Compensation Table.

(2)	The amounts do not reflect above-market or preferential earnings and are therefore not reported in the 2018 Summary Compensation Table.
(3)

The aggregate balance includes the following amounts that were reported in the Summary Compensation Table for each NEO in previous years: Mr. Thaman: $476,105; Mr. McMurray: $314,495; Mr. Chambers: $140,346; and Mr. Smith: $367,975.

(4)

The amount in the first column reflects the deferral of a portion of Mr. McMurray’s 2018 base salary, which is reflected as “Salary” in the 2018 Summary Compensation Table and 2017 CIP paid in 2018, which is reflected in “Non-Equity Incentive Plan Compensation” in the 2018 Summary Compensation Table for 2017.

(5)	The amount in the first column reflects the deferral of a portion of Mr. Chambers’ 2018 base salary, which is reflected as “Salary” in the 2018 Summary Compensation Table
(6)

The amount in the first column reflects the deferral of a portion of Mr. Francis’ 2018 base salary, which is reflected as “Salary” in the 2018 Summary Compensation Table and 2017 CIP paid in 2018, which is not reflected in the 2018 Summary Compensation Table.

(7)

The amount in the first column reflects the deferral of a portion of Mr. Smith’s 2018 base salary, which is reflected as “Salary” in the 2018 Summary Compensation Table and 2017 CIP paid in 2018, which is reflected in “Non-Equity Incentive Plan Compensation” in the 2018 Summary Compensation Table for 2017.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company has entered into certain agreements and maintains certain plans under which the Company would provide compensation to NEOs in the event of a termination of employment or a change-in-control of the Company. The payment and benefit levels disclosed in the table below are determined under the various triggering events pursuant to these agreements that both define what constitutes the triggering event and provides those payments that would be due upon the occurrence of such events.

Severance agreements have been executed with Messrs. Thaman, McMurray, Chambers, Francis and Smith. The severance agreements in place provide, under certain termination scenarios as reflected in the table below, for the payment of an amount equal to two times base salary and annual incentive compensation amounts plus continuation of health insurance coverage for a maximum period of one year. Mr. Thaman’s previous eligibility for reimbursement with respect to certain taxes if applicable to the severance payments has been discontinued. The severance agreements provide for payments upon a change-in-control only if the individual is also terminated for reasons other than cause in connection with the change-in-control. Payments under the severance agreements are made in cash and are paid, depending upon the terms of the individual NEO’s agreement, either in the form of a one-time lump-sum payment or in the same manner as the regular payroll payments over a 24-month period. Health care coverage provided under the severance agreements is provided in-kind.

The CIP and the LTIP each contain provisions that require continued employment during the performance period in order to be eligible to receive a payout under the plans, absent a change-in-control. However, for death or disability which occurs during the performance period, the NEO may receive a pro-rated CIP award for that performance period. CIP payments are made in one-time, lump-sum payments of cash.

The Stock Plan provides, under certain circumstances as described above, for acceleration of vesting of restricted stock, performance share units and option awards. Accelerated vesting of outstanding restricted stock, performance share units and option awards may only occur upon death, disability or a change-in-control.

The NEOs are entitled, upon or following their termination, to their accrued benefits under the Supplemental Plan arrangements as described above. NEOs would also be entitled to the normal vested pension benefits and other vested benefits which are generally available to all salaried employees who terminate employment with the Company under various circumstances.

Upon the occurrence of any triggering event, the payment and benefit levels would be determined under the terms of the agreement. The specific definitions of the triggering events are set forth in detail in the agreements which have been filed as exhibits to prior disclosures. In addition, severance payments are paid contingent upon confidentiality, a mutual release and an agreement not to compete. Each of the retirement payments of vested accrued benefits that would have occurred upon a termination event described herein are set forth in the narrative to the 2018 Pension Benefits Table above.

PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL TABLE

(assumes termination or change-in-control as of December 31, 2018)

($ in thousands)

Event and Amounts	Michael H. Thaman	Michael C. McMurray	Brian D. Chambers	Julian Francis	Daniel T. Smith
Voluntary Termination
No other payments due	—	—	—	—	—
Retirement
No other payments due	—	—	—	—	—
Involuntary Termination for Cause
Outplacement Services (1)	—	—	—	—	—
Involuntary Not-For-Cause Termination
CIP	521	183	164	142	140
Restricted Stock Awards (2)	—	—	—	—	—
Option Awards (2)	—	—	—	—	—
Performance Share Units (3)	—	—	—	—	—
Cash Severance	6,479	2,322	2,224	1,873	1,921
Health Care Continuation (1)	28	10	14	15	14
Outplacement Services (1)	22	22	22	22	22
Termination Upon a Change-in-Control
CIP	521	183	164	142	140
Restricted Stock Awards (2)	4,350	1,428	1,132	1,417	1,159
Option Awards (2)	—	—	—	—	—
Performance Share Units (3)	9,909	2,133	1,566	1,504	1,680
Cash Severance	6,479	2,322	2,224	1,873	1,921
Health Care Continuation (1)	28	10	14	15	14
Outplacement Services (1)	22	22	22	22	22
Change-in-Control with No Termination
Restricted Stock Awards (2)	4,350	1,428	1,132	1,417	1,159
Option Awards (2)	—	—	—	—	—
Performance Share Units (3)	9,909	2,133	1,566	1,504	1,680
Pre-Retirement Death
CIP	521	183	164	142	140
Restricted Stock Awards (2)	4,350	1,428	1,132	1,417	1,159
Option Awards (2)	—	—	—	—	—

(1)

Where eligible for such benefits, the amount includes both health care continuation coverage and/or outplacement services. The value of health care continuation is based on the Company’s net plan cost and the coverage category in which the executive is enrolled; this value assumes that the executive continues to pay the employee portion of the premium. The value of outplacement services assumes the maximum services available under the severance agreement. As a practical matter the actual value of such services is typically substantially less than the maximum.

(2)

For stock awards and option awards, vesting is generally incremental over a four-year period and any non-vested portion is forfeited upon termination. Vesting on these stock awards and option awards and appointment/retention awards is only accelerated in the case of death, disability, or change-in-control, and no options may vest earlier than one year from grant except in the case of a change-in-control. The value of awards at vesting is uncertain and would reflect the then current value of the Company common stock and options then vesting. The amounts reflected in the table are calculated based on the closing stock price as of December 31, 2018 of $43.98.
(3)

Performance Share Unit awards are not forfeited upon death or disability, but would vest in full as of the date of death or disability and payout would be determined consistent with performance only at the end of the performance period. The value of awards at the end of the performance period is uncertain and would reflect the performance against the established performance targets. For involuntary termination, voluntary termination, or for termination for cause occurring before vesting, these awards would be forfeited. As of December 31, 2018, the NEOs are not eligible for pro-rata vesting upon retirement. Payout of Performance Share Unit awards is only accelerated in the case of a change-in-control. For this table it is assumed that Performance Share Units would pay out at maximum for a change-in-control, and disclosure is calculated based on the closing stock price as of December 31, 2018.

2018 NON-MANAGEMENT DIRECTOR COMPENSATION

The following table sets forth the compensation for 2018 of the non-management members of the Board of Directors. Employee directors do not receive additional compensation for such service. The narrative that follows the table describes the compensation programs applicable to the non-management directors during 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Cesar Conde	94,000	141,000	235,000
Adrienne Elsner	85,906	128,858	214,764
J. Brian Ferguson	—	255,000	255,000
Ralph F. Hake	94,000	141,000	235,000
F. Philip Handy (3)	28,407	42,609	71,016
Edward F. Lonergan	—	250,000	250,000
Maryann T. Mannen	94,000	141,000	235,000
James J. McMonagle (3)	28,407	42,609	71,016
W. Howard Morris	94,000	141,000	235,000
Suzanne P. Nimocks	75,000	175,000	250,000
John D. Williams	—	275,000	275,000

(1)	Includes the cash amount of the annual retainers for service on the Board and in certain Board leadership positions for 2018.
(2)

The amounts shown in this column relate to stock granted as the equity component of the directors’ retainers under the Stock Plan. The amounts shown reflect the aggregate grant date fair value with respect to all stock granted during 2018.

(3)	Mr. Handy and Mr. McMonagle retired from the Board in 2018

Non-Employee Director Compensation

We have designed our Non-Employee Director Compensation program to: (i) align directors’ interests with the long-term interests of our stockholders; (ii) attract and retain outstanding director candidates with diverse backgrounds and experiences; and (iii) recognize the substantial time commitment required to serve as an Owens Corning director. At least every two years, the Compensation Committee reviews the Company’s director compensation program to determine whether it remains consistent with these objectives as well market median positioning. When making its recommendations, the Compensation Committee considers director compensation levels at the same group of companies used to benchmark the NEOs’ compensation, and takes advice from and reviews data compiled by Consultant. See “Competitive Positioning” on page 25.    Finally, as part of the proposal to approve a 2019 Stock Plan, we are introducing a maximum annual compensation limit of $500,000 for Non-Employee Directors.

During 2018, the Company compensated each non-management director pursuant to a standard annual retainer arrangement that does not involve the payment of meeting fees. This arrangement provides for an annual retainer and annual chair retainer as approved by the Compensation Committee. Each non-management director received an annual Board retainer of $235,000. The Chair of Compensation, Governance and Finance Committees received an additional annual retainer of $15,000, prorated if only part of the year was served in the Chair position. The Chair of the Audit Committee received an additional annual retainer of $20,000, and the Lead Independent Director received an additional annual retainer in the amount of $25,000. All retainers were paid in a combination of stock and cash based on the director’s election (subject to a minimum 60% stock requirement). Stock compensation for annual retainers may be deferred for issuance to the director upon the distribution date elected in writing prior to the start of the year. The annual retainers are otherwise paid on a quarterly basis. Non-management directors receive no perquisites.

Our stock ownership guidelines currently provide that each non-management director must own stock with a value of five times the maximum cash retainer. As of the date of this Proxy Statement, all non-management directors with more than three years of tenure on the Board hold stock in excess of the ownership guidelines.

Owens Corning established a Deferred Compensation Plan, effective January 1, 2007, under which non-management directors have been permitted to defer some or all of their cash compensation for annual retainer, annual chair retainer and meeting fees. Such deferred cash compensation will be credited to an individual account and will accrue gains or losses under notional investment funds available under the plan and as selected by the director (the available fund options include a fund indexed to Company common stock). The Company does not contribute, nor does it match, any amounts deferred by directors.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Information regarding Owens Corning’s equity compensation plans as of December 31, 2018, is as follows:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	478,875	$37.18	2,494,789
Equity compensation plans not approved by security holders	—	—	—

Total	478,875	$37.18	2,494,789

(1)

Relates to the Owens Corning 2016 Stock Plan, which authorizes the grant of stock options, stock appreciation rights, restricted stock units, bonus stock awards and performance stock awards. Because this amount covers performance awards, it may overstate actual dilution.

(2)	Restricted stock and performance share units are not taken into account in the weighted-average exercise price as such awards have no exercise price.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2019, subject to ratification by our stockholders.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to answer questions. They also have the opportunity to make a statement if they desire to do so.

We are asking our stockholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019. Although ratification is not required by our bylaws or otherwise, the Board has submitted the selection of PricewaterhouseCoopers LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors and the Audit Committee recommend a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019.

PROPOSAL 3

APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION

The Company is presenting the following proposal, which gives stockholders the opportunity to cast a non-binding vote to approve the 2018 compensation of our named executive officers by voting for or against the resolution below. This resolution is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Consistent with the preference expressed by our stockholders, the Company will hold this advisory vote on an annual basis (the next vote is anticipated to be held at the 2020 Annual Meeting) until the next non-binding vote on the frequency with which advisory votes to approve named executive officer compensation should be held.

In considering your vote, we encourage you to review the Compensation Discussion and Analysis section and the compensation tables and narratives in this Proxy Statement. The Company believes its compensation philosophy and programs are strongly linked to performance and results and appropriately aligned with the interests of stockholders.

•

Compensation opportunities are generally competitive with market median practices. Actual compensation levels may exceed target levels to the extent Company and individual performance exceeds expectations. In the event performance is below targeted levels, actual pay levels may be below target levels.

•	A significant majority of total compensation is performance-based.
•

Executives are appropriately focused on achieving annual financial and operational goals through the Company’s annual Corporate Incentive Plan and on maximizing stockholder value over the long term, through grants of restricted stock and performance share units.

Accordingly, the Company is asking stockholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narratives and any related disclosure in the Proxy Statement.”

While our Board of Directors and Compensation Committee intend to consider carefully the stockholder vote resulting from the proposal, the final vote will not be binding and is advisory in nature.

The affirmative vote of a majority of the votes that could be cast by the holders of all stock entitled to vote that are present in person or by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers.

The Board of Directors recommends that you vote FOR approval, on an advisory basis, of the compensation of our named executive officers.

PROPOSAL 4

APPROVAL OF THE OWENS CORNING 2019 STOCK PLAN

At the Annual Meeting, stockholders will be asked to approve the Owens Corning 2019 Stock Plan as set forth in Annex A of this proxy statement (the “Proposed Plan”).

The Compensation Committee has adopted, and the Board of Directors has approved, subject to the approval of the Company’s stockholders, the Proposed Plan. If the Proposed Plan is approved by stockholders, it will replace the Owens Corning 2016 Stock Plan, which was approved by stockholders in April 2016 (the “2016 Plan”). Upon approval of the Proposed Plan by stockholders, shares of Company common stock, par value $0.01 per share, remaining available under the 2016 Plan will be rolled into and become available for grant under the Proposed Plan, and no future grants will be made under the 2016 Plan. As of February 19, 2019, approximately 1,688,069 shares of Company common stock remained available under the 2016 Plan. If the Proposed Plan is approved by stockholders, the number of shares of common stock which may be granted under the Proposed Plan is 2,300,000 plus the number of available shares rolled into the Proposed Plan from the 2016 Plan. If the Proposed Plan is not approved by stockholders, the 2016 Plan will remain in effect and no awards will be granted under the Proposed Plan.

The Proposed Plan provides for participation by employees, management and non-employee directors and authorizes grants of stock options, stock appreciation rights (“SARs”), stock awards (including restricted stock awards, restricted stock units and bonus stock awards), performance share awards and performance share units. The Board of Directors believes that share-based incentives are important factors in attracting and retaining highly qualified executives and directors, and that they help to align the interests of those executives and directors with the interests of our stockholders. The Board believes that our stockholder-approved 2016 Plan has been an instrumental component of the Company’s total compensation programs.

The Board of Directors believes that approval of the Proposed Plan is necessary and desirable and will enable the Company to continue to provide market competitive total compensation opportunities to its key employees.

Why We Believe You Should Vote for the Proposed Plan

The purposes of the Proposed Plan are to help promote the long-term financial success of the Company through the grant of awards that attract and help retain executives, strengthen the Company’s capability to develop, maintain and direct its management team, motivate employees through performance-related incentives in support of longer-range performance goals, provide competitive incentive compensation opportunities, enable participation in the long-term growth and financial success of the Company and attract, retain and compensate non-employee directors. Some of the key features of the Proposed Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below.

We believe our future success depends in part on our ability to attract, motivate and retain highly qualified employees. The ability to provide equity-based awards under the Proposed Plan is a critical component to achieving this success. We would be at a distinct competitive disadvantage if we could not use equity-based awards to recruit, motivate and retain our officers and other employees.

The use of our common stock as part of our compensation program fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe that equity compensation motivates employees to appropriately focus on actions that enhance stockholder value because they will share in that value enhancement through improved stock price performance. Our equity compensation also helps effectively retain our officers and other employees and promotes a focus on sustained enhancement of stockholder value because our equity compensation awards can be subject to vesting and/or performance criteria.

As of February 19, 2019, only 1,688,069 shares remained available for issuance under the 2016 Plan. If the Proposed Plan is not approved, we may be compelled to significantly increase the cash component of our employee compensation, which may not necessarily align employee compensation interests with the investment interests of our stockholders as well as the alignment provided by equity-based awards. Replacing equity awards with cash would also increase cash compensation expense and divert cash away from more impactful uses, such as investment in our business operations.

In determining the number of shares to request for approval under the Proposed Plan, our management team worked with Meridian Compensation Partners and the Compensation Committee to evaluate a number of factors including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Proposed Plan. The tables below summarize our view, as of February 19, 2019, of potential dilution under our 2016 Plan and Proposed Plan, as well as our recent burn rates, which we believe continue to be within industry standards:

Potential Dilution	Shares	% of Common Shares Outstanding
A. Outstanding Stock Options*	471,075	0.4%
B. Unvested Restricted Shares	1,069,057	1.0%
C. Unvested Performance Share Units **	565,227	0.5%
D. Total Equity Awards Outstanding/Unvested (A+B+C)	2,105,359	1.9%
E. 2016 Plan shares available	1,688,069	1.5%
F. Potential Dilution: 2016 Plan (D + E)	3,793,428	3.5%
G. Proposed Plan additional shares	2,300,000	2.1%
H. Proposed Plan shares available for issuance (E + G) ***	3,988,069	3.6%
I. Potential Dilution: Proposed Plan (F + G)	6,093,428	5.6%

*	Our outstanding stock options have a weighted average exercise price of $37.57 and an average remaining term of 4.0 years.
**	Reflects target funding.
***	Based on the closing price of Owens Corning stock on February 19, 2019 of $55.44 per share, the value of the new 2,300,000 shares requested for issuance under the Proposed Plan was $127,512,000.

Burn Rate

Year	Shares Granted	Weighted Average Common Shares Outstanding (millions)	Burn Rate
2016	788,877	114.4	0.69%
2017	717,071	111.5	0.64%
2018	537,088	110.4	0.49%
		Average Burn Rate 2016-2018:	0.61%

If the Proposed Plan is approved, we intend to utilize the shares authorized under the Proposed Plan to continue our practice of providing incentives to key individuals through annual equity grants. We currently anticipate that the shares requested in connection with the approval of the Proposed Plan will last about 3 years, based on our historic grant rates and the approximate current stock price, but could last for a different period of time if actual practice does not match historic rates or our stock price changes materially. As noted below, our Compensation Committee would retain full discretion under the Proposed Plan to determine the number and amount of awards to be granted under the Proposed Plan, subject to the terms of the Proposed Plan, and future benefits that may be received by participants under the Proposed Plan are not determinable at this time.

We believe that we have demonstrated a commitment to thoughtful and responsible equity compensation practices. We recognize that equity compensation awards dilute stockholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been disciplined and mindful of stockholder interests.

Summary of the Proposed Plan

The following is a summary of the essential terms of the Proposed Plan, and is qualified in its entirety by reference to the full text of the Proposed Plan attached to this Proxy Statement as Annex A. Please refer to Annex A for a more complete description of the terms of the Proposed Plan.

Types of Awards

The Proposed Plan permits the granting of the same types of awards as under the 2016 Plan:

Bonus stock	Restricted stock
Dividend equivalents	Restricted stock units
Performance shares	SARs
Performance share units	Stock options

Eligible Participants

The Proposed Plan generally will be administered by the Compensation Committee, which consists entirely of independent directors, subject to the terms of the Proposed Plan, including its delegation provisions. The Compensation Committee has the authority to identify those employees and non-employee directors to whom awards will be granted and the type, amount and other terms of each award. Although the Proposed Plan allows the Compensation Committee to make awards generally to any Company non-employee director, and any employee of the Company and its subsidiaries, it is anticipated that awards will generally be made to approximately 400 management employees of the Company and its subsidiaries (out of approximately 20,000 total employees) and 9 non-employee directors annually. The basis for participation in the Proposed Plan by eligible persons is the selection of such persons by the Compensation Committee in its discretion.

The identity of the employees and non-employee directors to receive awards, and the amounts of awards, under the Proposed Plan are not yet determinable. For information about certain awards under the 2016 Plan during 2018 to our non-employee directors, our Chief Executive Officer and certain other officers, see “Executive Officer Compensation” and “2018 Non-Management Director Compensation” above.

Shares Available Under the Proposed Plan

Subject to certain adjustments permitted under the Proposed Plan, the number of shares of common stock available under the Proposed Plan is 2,300,000 plus the number of shares remaining available under the 2016 Plan as of the effective date of the Proposed Plan, all of which shall be available for any type of awards under the Proposed Plan including full-value awards. These amounts are subject to adjustment for, among other things, stock splits, stock dividends and other changes in the Company’s capital structure, as further described in the Proposed Plan. The Company may use authorized and unissued shares or treasury shares in connection with grants under the Proposed Plan. Shares underlying the unexercised or undistributed portion of any terminated, expired, cancelled, forfeited or unearned award (under the Proposed Plan or the 2016 Plan), or award settled in cash, are generally available for further awards under the Proposed Plan. Shares withheld or otherwise used for tax withholding or as the exercise price of a stock option are not available for future awards. Shares repurchased on the open market with stock option exercise proceeds, and shares subject to stock-settled SARs that are not issued upon exercise of the SARs will not be available for use under the Proposed Plan. In addition, certain awards may be payable in cash.

Not more than 5% of the shares authorized under the Proposed Plan shall be subject to bonus stock awards or other awards that vest over a period (or have a performance period) shorter than one year. This limit will not apply to non-employee director awards.

No awards may be made under the Proposed Plan on or after the tenth anniversary of the effective date of the Proposed Plan in 2029.

In no event will any non-employee director in any one calendar year be granted compensation for such service having an aggregate maximum value in excess of $500,000.

Stock Options and Stock Appreciation Rights

Stock options and SARs granted under the Proposed Plan may vest on the basis of the satisfaction of performance conditions established by the Compensation Committee or on the basis of the passage of time and continued employment. Subject to the terms of the Proposed Plan, options and SARs will have no more than a ten-year term and generally will have a one-year minimum vesting period. All options and SARs (except with respect to converted, assumed or substituted awards as described in the Proposed Plan) generally will have an exercise price equal to the fair market value of our common stock on the date of grant, and option or SAR re-pricing without stockholder approval is expressly prohibited as described in the Proposed Plan.

The Proposed Plan permits the grant of either incentive stock options or options not qualifying as incentive stock options under the Internal Revenue Code. For purposes of grants of incentive stock options under the Proposed Plan, the maximum number of shares available for such grants shall be no more than 2,300,000 shares, subject to certain adjustments as described in the Proposed Plan. Certain exceptions to the requirements in the prior paragraph apply in the case of incentive stock options, as described in the Proposed Plan. Dividends or dividend equivalents on stock options or SARs are not permitted. Award agreements for options and SARs will set forth the applicable terms relating to treatment of the award upon participants’ termination of employment or service with the Company. The method of exercise of options and SARs will be determined by the Committee, as established under the Proposed Plan or in the applicable award agreements, as described in the Proposed Plan.

The Proposed Plan authorizes grants of SARs either alone or in conjunction with a stock option. SARs entitle recipients to receive payments in cash, shares or a combination, of an amount representing the appreciation in the market value of a specified number of shares from the date of grant until the date of exercise. To the extent an option is exercised, any SAR granted in respect of such option is canceled. To the extent a SAR is exercised, its related option is canceled.

Performance Share Awards

The Compensation Committee may grant performance share awards under the Proposed Plan. Performance share awards under the Proposed Plan may be made in the form of performance share units (“PSUs”), which can be settled either in cash or shares of our common stock at the end of a performance period, or performance shares. The amount of performance shares or PSUs received by a participant at, above or below their target grant is in general determined by whether the performance goals set by the Committee are met, exceeded or missed, respectively.

Performance criteria (including for other performance-based awards) may be selected by the Compensation Committee as set forth in the Proposed Plan. The Compensation Committee may amend or adjust the performance goals, including to take into account changes in law and accounting and tax rules and to make adjustments that it decides are necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances. The Compensation Committee also designates the period over which the performance criteria are measured.

Performance share awards may be subject to being partially or fully forfeited if the participant terminates employment prior to the end of the performance period as determined by the Compensation Committee. While performance share holders generally have the rights of stockholders with respect to such awards, performance share and PSU holders may not receive current dividends or dividend equivalents on any unearned shares or units, and recipients of PSUs may not vote the units in stockholder votes. Award agreements for performance shares and PSUs will set forth the applicable terms relating to treatment of the award upon participants’ termination of employment or service with the Company.

Restricted Stock or Restricted Stock Units

The Compensation Committee may award shares of common stock that are subject to restrictions and conditions as determined by the Compensation Committee. Restricted stock awards may vest on the basis of the satisfaction of performance goals established by the Committee or on the basis of the passage of time and continued employment. Generally, recipients of restricted stock receive contingent dividends on, and may vote, the shares subject to a grant. Shares of restricted stock may not, however, be sold or otherwise transferred prior to the lapse of the restrictions.

The Compensation Committee may also award restricted stock units with conditions and restrictions determined by the Compensation Committee. Restricted stock units convert into shares of our common stock if the recipient is still employed on the date that specified restrictions lapse. Restricted stock units may vest on the basis of the satisfaction of performance conditions established by the Committee or on the basis of the passage of time and continued employment. Recipients of restricted stock units may not vote the units in stockholder votes, but they may receive payments equal to the amount of dividends that would be paid on an equivalent number of shares of common stock, subject to the same restrictions as the underlying shares. Award agreements for restricted stock or restricted stock units will set forth the applicable terms relating to treatment of the award upon participants’ termination of employment or service with the Company.

Other Stock-Based Awards

The Compensation Committee may grant certain other awards under the Proposed Plan, consisting of bonus stock awards and, for non-employee directors, equity awards in lieu of their director fees.

Change in Control

In the event of a change in control of the Company, stock options and stock appreciation rights that are not exercisable will become immediately exercisable, the restriction period applicable to any outstanding restricted stock or restricted stock unit award will lapse and the performance period applicable to any outstanding performance share or PSU shall lapse (unless otherwise provided for in the applicable award agreement subject to the discretion of the Compensation Committee).

Performance awards, restricted stock awards, and other stock-based awards will be fully vested, with performance goals deemed to have been achieved at the maximum level, at the date of change in control.

In the event of a change in control, the Board may require that stock of the corporation surviving the change in control (or its parent) be substituted for the stock subject to outstanding awards, as equitably adjusted to reflect the change in control, and/or require the cash-out of outstanding awards or the payment for outstanding awards in shares of the corporation surviving the change in control (or its parent), as described in the Proposed Plan.

Unless otherwise defined in an applicable award agreement, a change in control is generally defined in the Proposed Plan as:

•

the acquisition by a person or group of beneficial ownership of 50% or more of the outstanding stock or combined voting power of securities entitled to vote in the election of directors, subject to certain exceptions as described in the Proposed Plan;

•

a change in the composition of the Board over a two-year period that results in a majority of incumbent directors (or successor directors approved by our incumbent directors) not being continuing directors, subject to certain exceptions described in the Proposed Plan;

•

the consummation of a merger, consolidation or sale of all or substantially all the assets of the Company in a transaction in which our stockholders immediately prior to the transaction do not own at least 50% of the voting power of the surviving, resulting or transferee entity, subject to certain exceptions described in the Proposed Plan; or

•	the consummation of a plan of complete liquidation or dissolution of the Company.

Amendment and Termination

The Compensation Committee has the power to amend the Proposed Plan, subject to the limitations of Section 422 of the Internal Revenue Code. However, the Compensation Committee may not, without stockholder approval, amend the Proposed Plan to:

•	increase the maximum number of shares authorized for issuance pursuant to the Proposed Plan (subject to the Proposed Plan adjustment provisions);

•	extend the term of the Proposed Plan;

•	reduce the minimum purchase price of a share of common stock subject to an option; or

•	effect any change inconsistent with Section 422 of the Internal Revenue Code.

The Board may otherwise suspend or terminate the Proposed Plan (which generally has a 10-year term) at any time. No such suspension or termination, however, shall impair the rights of a holder as to the terms or conditions of any award granted prior to termination.

Adjustment

The Compensation Committee will provide for anti-dilution adjustments to the terms of outstanding awards in the event of the occurrence of certain corporate transactions or events as described in the Proposed Plan. In addition, for each stock option or SAR with an option price or base price greater than the consideration offered in connection with any such transaction or event, the Compensation Committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR.

Other Terms

Awards under the Proposed Plan will be evidenced by award agreements subject to the terms of the Proposed Plan. The Proposed Plan provides generally that no award shall be transferable by a participant other than by will or the laws of descent and distribution (or pursuant to approved beneficiary designations), and that no award will be transferred for value. Nothing in the Proposed Plan precludes the Compensation Committee, in its sole discretion, from providing for continued vesting or accelerated vesting for any award under the Proposed Plan upon certain events, including in connection with or following a Participant’s death, disability, retirement, or other termination of service or a change in control. Awards will be subject to withholding taxes and clawback requirements as further described in the Proposed Plan.

Awards may be granted under the Proposed Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries, subject to the terms of the Proposed Plan. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Internal Revenue Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of the Proposed Plan, and may account for common shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

In the event that a company acquired by us or any of our subsidiaries or with which we or any subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Proposed Plan, subject to the terms of the Proposed Plan. However, awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not our employees or directors or employees or directors of any of our subsidiaries prior to the acquisition or merger.

Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences of certain transactions under the Proposed Plan based on federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Proposed Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), state local or foreign tax consequences.

Incentive Stock Options

An incentive stock option grant will not result in any immediate tax consequences to the Company or to the participant. A participant will not realize taxable income upon the exercise of an incentive stock option, provided the participant was an employee of the Company or one of our subsidiaries at all times from the date the option was granted to the date three months (in the case of a disabled employee, one year) before the date the option is exercised, and we will not be entitled to any deduction. If the participant does not dispose of the stock acquired within one year of receiving it (and two years after such option was granted), gain or loss realized on the subsequent disposition of the stock will be treated as long-term capital gain or loss.

If the participant disposes of the stock prior to those times, the participant will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the option price; or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized. Any gain recognized by the participant on the disposition in excess of the amount taxable as ordinary income will be treated as capital gain, long or short term depending on whether the stock has been held for more than one year. Upon such a disposition, the Company will generally be entitled to a deduction in the same amount and at the same time as the participant realizes such ordinary income.

Nonqualified Stock Options

The grant of a nonqualified stock option will not result in any immediate tax consequence to the Company or the participant. Upon exercise of a nonqualified stock option, the participant will realize ordinary income in an amount equal to the market value of the stock at the time of exercise over the option price, and the Company will generally be entitled to a deduction in the same amount.

Stock Appreciation Rights

The grant of a stock appreciation right will not result in any immediate tax consequence to the Company or to the participant. Upon the exercise of a stock appreciation right, any cash received and the market value of any stock received will constitute ordinary income to the participant. The Company will generally be entitled to a deduction in the same amount and at the same time as the participant realizes such income.

Restricted Stock

A participant who receives restricted stock will in most cases be subject to tax at ordinary income rates on the market value of the restricted stock at the time the restrictions lapse. However, participants instead may elect within 30 days after the grant date to recognize the market value of the restricted stock as taxable income as of the grant date.

A participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time restrictions lapse will recognize compensation taxable as ordinary income, rather than dividend income, in an amount equal to the dividends paid.

In the case of a sale of shares after the expiration of the restriction period, the holding period to determine whether the participant has long-term or short-term capital gain or loss begins upon such expiration or, in the case of a participant who makes an election as described above, the grant date, and the tax basis for such shares will be equal to the market value thereof on such date. In most instances, the Company will be entitled to a deduction equal to the amount treated as compensation to the participant.

Restricted Stock Units

No income generally will be recognized upon the award of restricted stock units. A participant who receives a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Share Awards and Other Stock-Based Awards

A participant who receives any performance award or other stock-based award will recognize income, and the Company will generally be allowed a deduction, when the award is paid. The amount of cash and the market value of the shares of common stock received will be ordinary income to the participant and the Company will generally be entitled to a tax deduction for the same amount.

Code Section 162(m)

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a deduction for certain compensation paid to certain executive officers (and, beginning in 2018, certain former executive officers) to the extent that compensation to a covered employee exceeds $1 million for such year. Compensation qualifying for a performance-based exception as “qualified performance-based compensation” under Section 162(m) has historically not been subject to the deduction limit if the compensation satisfies the requirements of Section 162(m). This exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. Currently, the Company does not anticipate that it will be able to make any future grants under the Proposed Plan that will be intended to qualify for the performance-based exception. To be clear, stockholders are not being asked to approve the Proposed Plan (or any of its provisions) for purposes of Section 162(m) or the performance-based exception.

Tax Consequences to the Company or its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) as described above.

New Plan Benefits

It is not possible to determine specific amounts and types of awards that may be granted in the future under the Proposed Plan because the grant and actual settlement of awards under the Proposed Plan will be discretionary. The Proposed Plan does not mandate set benefits or amounts, and no awards have been granted under the Proposed Plan that are contingent upon stockholder approval.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of shares under the Proposed Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after the approval of the Proposed Plan by our stockholders.

The Board of Directors unanimously recommends a vote FOR approval of the Owens Corning 2019 Stock Plan

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, and SEC regulations require Owens Corning’s directors, certain officers and greater than ten percent stockholders to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Owens Corning undertakes to file such forms on behalf of our current reporting directors and officers pursuant to a power of attorney given to certain attorneys-in-fact. Reporting directors, officers and greater than ten percent stockholders are also required by the SEC rules to furnish Owens Corning with copies of all Section 16(a) reports they file.

Based solely on our review of copies of such reports received and/or written representations from such reporting directors, officers and greater than ten percent stockholders, Owens Corning believes that all Section 16(a) filing requirements applicable to its reporting directors, officers and greater than ten percent stockholders were complied with during fiscal year 2018.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Under the rules of the SEC, if a stockholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2020 Annual Meeting of Stockholders, the proposal must be received by us at our principal executive offices at One Owens Corning Parkway, Toledo, Ohio 43659 by November 15, 2019. However, in the event that we hold our 2020 Annual Meeting of Stockholders more than 30 days before or 30 days after the one-year anniversary date of the 2019 Annual Meeting, we will disclose the new deadline by which stockholder proposals must be received under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. The proposal should be sent to the attention of the Secretary of the Company.

Under our bylaws, and as permitted by the rules of the SEC, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders. These procedures provide that for nominations of director nominees and/or another item of business to be properly brought before an Annual Meeting of Stockholders, a stockholder must give timely notice of such nomination or other item of business in writing to the Secretary of the Company at our principal executive offices and such other item of business must otherwise be a proper matter for stockholder action. If you are a stockholder and desire to introduce a nomination or propose an item of business at our 2020 Annual Meeting of Stockholders, you must deliver the notice of your intention to do so:

•

not earlier than December 20, 2019 and not later than January 19, 2020 if the date of the 2020 Annual Meeting is held within 30 days before or 60 days after the first anniversary of this year’s Annual Meeting;

•

not earlier than the 120th day prior to the date of the 2020 Annual Meeting and not later than the later of the 90th day prior to the date of the 2020 Annual Meeting and the 10th day following the day on which a public announcement of the date of the 2020 Annual Meeting is first made by the Company if the date of the 2020 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the date of this year’s Annual Meeting; or

•

in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors by January 9, 2020 only with respect to nominees for any new positions created by such increase, not later than the 10th day following the day on which such public announcement is made by the Company.

These time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. If we do not receive timely notice, or if we meet other SEC requirements, the persons named as proxies in the proxy materials relating to the meeting will use their discretion in voting at the meeting.

The Board is not aware of any matters that are expected to come before the 2019 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named as proxies intend to vote the proxies in accordance with their best judgment.

The chairman of the Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

Whether or not you plan to attend the Annual Meeting, your vote is important. Please vote on the Internet, by telephone or by mail.

If you vote by telephone, the call is toll-free. No postage is required for mailing in the United States if you vote by mail using the enclosed prepaid envelope.

Secretary

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Owens Corning on behalf of the Company of proxies to be voted at the 2019 Annual Meeting and at any adjournment or postponement thereof. On or about March 14, 2019, we began distributing these proxy materials to stockholders.

How can I attend the Annual Meeting?

You are invited to attend the Annual Meeting on April 18, 2019, beginning at 10:00 a.m., Eastern Daylight Time. The Annual Meeting will be held at the offices of Jones Day, 250 Vesey Street, New York, New York 10281. Only stockholders who are eligible to vote at the Annual Meeting or their authorized representatives will be admitted. Stockholders must present one form of photo identification to be admitted to the Annual Meeting. If you are a beneficial owner of shares, you also must present a brokerage statement or other proof of ownership to be admitted. We reserve the right to prohibit cameras, recording equipment, electronic devices, large bags, briefcases or packages to be carried into the Annual Meeting. Seating will be limited.

Who is entitled to vote at the Annual Meeting?

Holders of Owens Corning common stock at the close of business on February 19, 2019, the record date for the Annual Meeting, are entitled to receive this Proxy Statement and to vote their shares at the Annual Meeting. As of that date, there were 109,579,002 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. All stockholders of record may vote in person at the Annual Meeting. Stockholders of record may also be represented by another person by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot in order to vote at the Annual Meeting.

The names of stockholders of record entitled to vote at the Annual Meeting will be available for any purpose germane to the meeting at the Annual Meeting and for ten days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:30 p.m., at our principal executive offices at One Owens Corning Parkway, Toledo, Ohio, 43659 by contacting the Secretary of the Company.

How do I vote?

You may vote using one of the following methods:

•	vote through the Internet at www.proxyvote.com using the instructions included on the proxy card or voting instruction card;
•	vote by telephone using the instructions on the proxy card or voting instruction card;
•	complete and return a written proxy or voting instruction card; or
•	attend and vote at the Annual Meeting. (See “Who is entitled to vote at the Annual Meeting?”)

Your vote is important. Please vote promptly.

Will my shares be voted if I do not provide instructions to my broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker (as the record holder of the shares) is required to vote those shares in accordance with your instructions. If you do not provide instructions, your broker will not be able to vote your shares on “non-discretionary” proposals. The only item at the Annual Meeting that is “discretionary” is ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Accordingly, if you are a beneficial owner, your broker or other holder of record is permitted to vote your shares on the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm even if the stockholder of record does not receive voting instructions from you.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Secretary of the Company;
•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or
•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker or other holder of record.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

What are the voting requirements to elect the directors and to approve the proposals discussed in this Proxy Statement?

The presence of the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum.

•	Election of Directors

Your proxy will vote for each of the nine nominees unless you specifically vote against any of the nominees or abstain from voting with respect to a director’s election. Pursuant to our bylaws, majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. “Votes cast” shall include votes against a director and shall exclude abstentions and broker non-votes with respect to a director’s election. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. We do not know of any nominee for the Board of Directors who would be unable to serve if elected.

•	Ratification of the Selection of PricewaterhouseCoopers LLP

Although ratification is not required by our bylaws or otherwise, we are asking our stockholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019. The affirmative vote of a majority of the votes which could be cast by the holders of all stock entitled to vote which are present in person or by proxy at the Annual Meeting is required to approve the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019. Abstentions will count as present and entitled to vote for purposes of this proposal and will have the effect of a vote against this proposal. This proposal is considered a “discretionary” proposal and, as a result, we do not expect broker non-votes on this proposal.

•	Say on Pay

The affirmative vote of a majority of the votes which could be cast by the holders of all stock entitled to vote which are present in person or by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers. Abstentions will count as present and entitled to vote for purposes of this proposal and will have the effect of a vote against this proposal. Broker non-votes are not considered entitled to vote on this proposal and, as a result, broker non-votes will not have any effect on this proposal.

•	Approval of the Owens Corning 2019 Stock Plan

The affirmative vote of a majority of the votes which could be cast by the holders of all stock entitled to vote which are present in person or by proxy at the Annual Meeting is required to approve the Owens Corning 2019 Stock Plan. Abstentions will count as present and entitled to vote for purposes of this proposal and will have the effect of a vote against this proposal. Broker non-votes are not considered entitled to vote on this proposal and, as a result, broker non-votes will not have any effect on this proposal.

Could other matters be decided at the Annual Meeting?

At the time this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. However, if other matters should be properly presented at the meeting, the proxy holders will have the discretion to vote your shares in accordance with their best judgment.

Who will tabulate the votes?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election. Ava Harter and Omar Chaudhary have been appointed to serve as alternate inspectors of election in the event Broadridge is unable to serve.

Who will pay the cost of this proxy solicitation?

The Company will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission or facsimile transmission, and such persons will not receive additional compensation for their solicitation efforts. We have hired Alliance Advisors, LLC to assist in the distribution and solicitation of proxies for a fee of $22,000, plus reasonable expenses, for these services.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” This procedure is designed to reduce the volume of duplicate information received at your household and helps us reduce our printing and mailing costs. Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting and Proxy Statement and accompanying documents, unless one or more of these stockholders notifies us otherwise.

Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting and Proxy Statement and accompanying documents, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and Proxy Statement and the accompanying documents, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above. Broadridge will, upon written or oral request, promptly deliver a separate copy of the Notice of Annual Meeting and Proxy Statement and the accompanying documents to a stockholder at a shared address to which a single copy of the annual report or proxy statement was delivered.

Beneficial owners can request information about householding from their brokers or other holders of record.

ANNEX A

OWENS CORNING

2019 STOCK PLAN

I. INTRODUCTION

1.1          Purpose. The purpose of the Owens Corning 2019 Stock Plan (the “Plan”) is to promote the long-term financial success of Owens Corning (the “Company”) by permitting the grant of awards capable of (a) establishing an equity compensation program for Non-Employee Directors and certain employees of the Company and its Subsidiaries; (b) attracting and retaining executive personnel of outstanding ability; (c) strengthening the Company’s capability to develop, maintain and direct a competent management team; (d) motivating executive personnel by means of performance-related incentives to achieve longer-range performance goals; (e) providing incentive compensation opportunities which are competitive with those of other major corporations; (f) enabling Company employees and executive personnel to participate in the long-term growth and financial success of the Company through increased stock ownership and (g) serving as a mechanism to attract, retain and properly compensate Non-Employee Directors. Where the grant of shares of stock under this Plan is restricted or rendered impracticable by foreign local laws and/or regulations, the foregoing purposes will be promoted through some alternative arrangement (or in some cases cash equivalents) as applicable.

1.2          Certain Definitions. In addition to the defined terms set forth elsewhere in this Plan, the terms set forth below, shall, when capitalized, have the following respective meanings.

“Agreement” shall mean the written agreement or other type or form of writing or other evidence (including in an electronic medium) approved by the Committee and evidencing an award hereunder between the Company and the recipient of such award.

“Board” shall mean the Board of Directors of the Company.

“Bonus Stock” shall mean shares of Common Stock that are not subject to a Restriction Period or Performance Measures.

“Cause” shall mean, unless otherwise defined in an applicable Agreement, the willful and continued failure to substantially perform the duties assigned by the Company (other than a failure resulting from the optionee’s Disability), the willful engaging in conduct which is demonstrably injurious to the Company or any Subsidiary, monetarily or otherwise, including conduct that, in the reasonable judgment of the Committee, no longer conforms to the standard of the Company’s employees or executives, any act of dishonesty, commission of a felony, or a significant violation of any statutory or common law duty of loyalty to the Company.

“Change in Control” shall have the meaning set forth in Section 6.8(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan, consisting of two or more members of the Board, each of whom is intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) an “Independent Director” within the meaning of the rules of the New York Stock Exchange.

“Common Stock” shall mean common stock, $.01 par value, of the Company.

“Disability” shall mean, unless otherwise defined in an applicable Agreement, the inability of the holder of an award to perform substantially such holder’s duties and responsibilities for a continuous period of at least six months, as determined solely by the Committee. To the extent that Code Section 409A is applicable to a particular award, the term “Disability” shall have the meaning as defined under that Section.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the closing transaction price of a share of Common Stock as reported on the New York Stock Exchange on the date as of which such value is being determined or, if the Common Stock is not listed on the New York Stock Exchange, the closing transaction price of a share of Common Stock on the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided further, that Fair Market Value may be determined by the Committee by whatever other means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate. Notwithstanding the foregoing, for any purposes under this Plan including for Plan administrative purposes, the Committee may, in its discretion, apply any other definition of Fair Market Value which is reasonable and consistent with applicable tax, accounting and other rules.

“Free-Standing SAR” shall mean an SAR which is not granted in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock), cash or a combination thereof, as set forth in the Agreement, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

“Incentive Stock Option” shall mean an option to purchase shares of Common Stock which meets the requirements of Section 422 of the Code, or any successor provision, and which is intended by the Committee to constitute an Incentive Stock Option.

“Non-Employee Director” shall mean any director of the Company who is not an officer or employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” shall mean an option to purchase shares of Common Stock that is not an Incentive Stock Option.

“Participant” shall mean an individual who has been granted an Incentive Stock Option, a Non-Qualified Stock Option, an SAR, a Bonus Stock Award, a Performance Share Award, a Restricted Stock Award or a Restricted Stock Unit Award.

“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant, vesting or exercisability of all or a portion of an option or SAR, (ii) as a condition to the grant or vesting of a Stock Award or (iii) during the applicable Restriction Period or Performance Period as a condition to the holder’s receipt of Common Stock subject to a Restricted Stock Award, Restricted Stock Unit Award, or a Performance Share Award and/or of payment with respect to such award. The Committee may amend or adjust the Performance Measures or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in law or accounting.

“Performance Period” shall mean any period designated by the Committee during which the Performance Measures applicable to a Performance Share Award shall be measured.

“Performance Share” shall mean shares of Common Stock that are subject to forfeiture upon failure to attain specified Performance Measures within a specified Performance Period.

“Performance Share Unit” shall mean a right, contingent upon the attainment of specified Performance Measures within a specified Performance Period, to receive one share of Common Stock, which may be Restricted Stock, or in lieu of all or a portion thereof, at the Committee’s discretion, a cash payment based on the Fair Market Value of one share of Common Stock.

“Performance Share Award” shall mean an award of Performance Shares or Performance Share Units under this Plan.

“Permanent and Total Disability” shall, unless otherwise defined in an applicable Agreement, have the meaning set forth in Section 22(e) (3) of the Code or any successor thereto.

“Prior Plan” shall mean the Owens Corning 2016 Stock Plan, or any other equity compensation plan maintained by the Company prior to the effective date of this Plan.

“Restricted Stock” shall mean shares of Common Stock that are subject to a Restriction Period.

“Restricted Stock Unit” shall mean the right to receive one share of Common Stock which shall be contingent upon the expiration of a specified Restriction Period and subject to such additional restrictions as may be contained in the Agreement relating thereto.

“Restriction Period” shall mean any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award shall remain in effect.

“Retirement” unless otherwise specifically set forth under the terms of an Agreement, for purposes of this Plan shall mean termination of employment for a reason other than Cause by an employee who is at least 55 years of age and who has at least 10 years of Service with the Company.

“SAR” shall mean a stock appreciation right which may be a Free Standing SAR or a Tandem SAR.

“Service” shall mean any period of service or employment with the Company or a Subsidiary. This shall include either or both employment as an employee of the Company or a Subsidiary or service on the Board as a Non-Employee Director. Service shall include any such Service with the Company or a Subsidiary or any predecessor of the Company or a Subsidiary. Nothing in the Plan, in the grant of any award or in any award Agreement shall confer upon any Participant any right to continue in the Service of the Company or any of its Subsidiaries, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the Participant’s employment or other service relationship for any reason at any time.

“Stock Award” shall mean a Restricted Stock Award, a Restricted Stock Unit Award or a Bonus Stock Award.

“Subsidiary” and “Subsidiaries” shall have the meanings set forth in Section 1.4.

“Tandem SAR” shall mean an SAR which is granted in tandem with, or by reference to, an option (including a Non-Qualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, shares of Common Stock (which may be Restricted Stock), cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such option, or portion thereof, which is surrendered.

1.3          Administration. This Plan shall be administered by the Committee. The Committee shall have the authority to determine eligibility for awards hereunder and to determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock, and the number of Performance Shares or Performance Share Units subject to such an award, the exercise price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee may, in its sole discretion and for any reason at any time, take action such that (a) any or all outstanding options, Stock Awards, and/or SARs shall become exercisable in part or in full, (b) all or a portion of the Restriction Period applicable to any outstanding award shall lapse, (c) all or a portion of the Performance Period applicable to any outstanding Performance Share Award shall lapse, or (d) the Performance Measures applicable to any outstanding award (if any) shall be deemed to be satisfied at the maximum or any other level.

The Committee shall, subject to the terms of this Plan, have the discretionary authority to interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be final, binding and conclusive. The Committee delegates the authority for ministerial administration of the Plan and awards made under the Plan to the Company.

Notwithstanding anything in the Plan to the contrary, in accordance with Section 157 (or any other applicable section) of the Delaware General Corporation Law, the Committee may, by resolution, authorize one or more executive officers of the Company to do one or both of the following: (x) designate non-director and non-executive officer employees of the Company or any of its Subsidiaries to be recipients of awards hereunder; and (y) determine the number of shares of Common Stock subject to awards to be received by such non-director and non-executive officer employees; provided, however, that the resolution so authorizing such executive officer or officers shall specify the total number of shares of Common Stock that such executive officer or officers may so award. The Committee may not delegate its power and authority with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.

Notwithstanding anything in the Plan to the contrary, to the extent an award granted hereunder would be subject to the requirements of Section 409A of the Code and the regulations thereunder, then the Agreement for such award and the Plan shall be construed and administered so as the award complies with Section 409A of the Code and the regulations thereunder. Consistent with the foregoing, if the holder of an award granted under this Plan is a “specified employee,” as defined in Section 409A of the Code, as of the date of the holder’s “separation from service,” as defined in Section 409A of the Code, then to the extent any amount payable under such award (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the holder’s separation from service and (iii) under the terms of the Agreement for such award and this Plan would be payable prior to the six-month anniversary of the holder’s separation from service, such payment shall be delayed until the earlier to occur of (A) the six-month anniversary of the holder’s separation from service or (B) the date of the holder’s death. Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

Awards may be granted to Participants in jurisdictions outside the United States (including, as appropriate, under sub-plans (to be considered part of this Plan)). To the extent necessary or advisable to comply with applicable local laws while concurrently aiming to achieve the purposes of the Plan it may be determined by the Committee that the terms and conditions applicable to those awards granted to Participants outside the United States are different from those under the Plan.

1.4          Eligibility. Participants in this Plan shall consist of such Non-Employee Directors, officers, and employees of the Company, its subsidiaries and any other entity designated by the Board or the Committee (individually a “Subsidiary” and collectively the “Subsidiaries”) as the Committee, in its sole discretion, may select from time to time; provided, however, that a Non-Employee Director, officer or employee of a Subsidiary shall be designated a recipient of an option or SAR only if Common Stock qualifies, with respect to such recipient, as “service recipient stock” within the meaning set forth in Section 409A of the Code, and that each Participant satisfies the Form S-8 definition of an “employee.” For purposes of this Plan, reference to employment by the Company shall also mean employment by a Subsidiary, and references to employment shall also mean services as a Non-Employee Director.

1.5          Shares Available. Subject to adjustment as provided in Section 6.7, the number of shares of Common Stock available under the Plan shall be 2,300,000, plus the number of shares of Common Stock available under the Prior Plan as of the effective date of the Plan. As of the effective date of the Plan, no further grants may be made under the Prior Plan. To the extent that shares of Common Stock subject to an award (except to the extent shares of Common Stock are issued or delivered by the Company in connection with the exercise of a Tandem SAR) under the Plan or the Prior Plan are not issued or delivered by reason of the expiration, termination, cancellation, forfeiture or unearned nature of such award or the settlement of such award in cash, then such shares of Common Stock shall again be available under the Plan. Notwithstanding any other provision of the Plan to the contrary, any and all of the shares of Common Stock available under this paragraph shall be available for any or all types of awards, including full value stock awards, which are available under the terms of the Plan.

Notwithstanding anything in this Section 1.5 to the contrary, shares of Common Stock subject to an award under this Plan may not be made available for further issuance under this Plan if such shares are: (a) shares that were subject to a stock-settled SAR and were not issued upon the net settlement or net exercise of such SAR, (b) shares used to pay the exercise price of an Incentive Stock Option or Non-Qualified Stock Option, (c) shares delivered to or withheld (or otherwise used) by the Company to pay withholding taxes related to an award under this Plan, or (d) shares repurchased on the open market with the proceeds of an option exercise.

Shares of Common Stock shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof, including shares acquired on the open market in Canada.

For purposes of grants of Incentive Stock Options under this Plan, the maximum number of shares available for such grant(s) shall be no more than 2,300,000 shares, subject to adjustment as provided in Section 6.7.

Not more than 5% of the shares of Common Stock authorized under the Plan shall be subject to Bonus Stock awards or other awards that vest over a period (or, as applicable, have a Performance Period) shorter than twelve (12) months; provided that such limitation shall not apply to awards granted to Non-Employee Directors. Nothing in this paragraph or otherwise in this Plan, however, shall preclude the Committee, in its sole discretion, from providing for continued vesting or accelerated vesting for any award under the Plan upon certain events, including in connection with or following a Participant’s death, Disability, Retirement, other termination of Service or a Change in Control.

Notwithstanding anything to the contrary contained in this Plan, in no event will any Non-Employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the date of grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $500,000.

II.	STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1          Stock Options. The Committee may, in its discretion, grant Incentive Stock Options or Non-Qualified Stock Options to such eligible persons under Section 1.4 as may be selected by the Committee.

Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a)          Number of Shares and Purchase Price. The number of shares and the purchase price per share of Common Stock subject to an option shall be determined by the Committee, provided, however, that (except with respect to awards under Section 6.15 of this Plan) the purchase price per share of Common Stock shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option, and provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than ten percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or subsidiary as defined in Section 424 of the Code) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall be the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

(b)          Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no Incentive Stock Option nor Non-Qualified Stock Option shall be exercised later than ten years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. Once determined and stated in an Agreement with respect to an option, the period during which an option can be exercised shall not be further extended. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. Subject to the vesting provisions in Section 1.5, the Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only for whole shares of Common Stock.

(c)          Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) by the delivery of cash in the amount of the aggregate purchase price payable by reason of such exercise, (B) for employees other than Canadian employees, by delivery (either actual delivery or by attestation procedures established by the Company) of previously acquired shares of Common Stock that have an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (D) subject to applicable law, by the delivery of cash in the amount of the aggregate purchase price payable by reason of such exercise by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, or (E) a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until the full purchase price therefore has been paid (or arrangement made for such payment to the Company’s satisfaction). Options may not provide for any dividends or dividend equivalents thereon.

Notwithstanding the foregoing, permitted exercise methods may be limited by the terms of the individual Agreement.

2.2          Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons under Section 1.4 as may be selected by the Committee. The Agreement relating to an SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.

SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a)          Number of SARs and Base Price. The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of Common Stock of the related option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that (except with respect to awards under Section 6.15 of this Plan) such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR.

(b)          Exercise Period and Exercisability. The Agreement relating to an award of SARs shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that no SAR may be exercised later than 10 years after its date of grant; provided further, that no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option. Once determined and stated in an Agreement with respect to an SAR, the period during which an SAR can be exercised shall not be further extended. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. Subject to the vesting provisions in Section 1.5, the Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free Standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c), or such shares shall be transferred to the holder in book entry form with restrictions on the Shares duly noted, and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(d). Prior to the exercise of an SAR for shares of Common Stock, including Restricted Stock, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR, and SARs may not provide for any dividends or dividend equivalents thereon.

(c)          Method of Exercise. A Tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised (i) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (ii) by executing such documents as the Company may reasonably request.

2.3 Termination of Employment or Service.

(a)          Non-Qualified Stock Options and SARs. All of the terms relating to the exercise period or to the vesting, in whole or in part, or forfeiture and cancellation of such option or SAR award upon a termination of employment or service with the Company of the holder, whether by reason of Disability, Retirement, death or any other reason, shall be determined by the Committee and as set forth in the Agreement. Notwithstanding the foregoing, age and service requirements set forth in any individual Agreement will be inapplicable in jurisdictions where they are in conflict with implementation of the European Union Age Discrimination Directive.

(b)          Incentive Stock Options. All of the terms relating to the exercise period or to the vesting, in whole or in part, or forfeiture and cancellation of such Incentive Stock Option award upon a termination of employment or service with the Company of the holder, whether by reason of Disability, Retirement, death or any other reason, shall be determined by the Committee and as set forth in the Agreement. Notwithstanding the foregoing, age and service requirements set forth in any individual award Agreement will be inapplicable in jurisdictions where they are in conflict with implementation of the European Union Age Discrimination Directive.

(c)          Continuation of Service as a Non-Employee Director. Unless otherwise set forth in the Agreement, a holder’s employment with the Company will not be deemed to have terminated for purposes of this Section 2.3 if the holder continues to provide services to the Company as a Non-Employee Director. Similarly, a holder’s directorship will not be deemed to have terminated for purposes of awards under this Plan or for purposes of this Section 2.3 if the holder continues to provide services to the Company as an employee of the Company.

2.4          No Repricing. Notwithstanding anything in this Plan to the contrary and subject to Section 6.7, without the approval of the stockholders of the Company the Committee will not amend or replace any previously granted option or SAR in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange. Further, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Incentive Stock Options, Non-Qualified Stock Options or SARs or cancel outstanding Incentive Stock Options, Non-Qualified Stock Options or SARs in exchange for cash, other awards or Incentive Stock Options, Non-Qualified Stock Options or SARs with an exercise price that is less than the exercise price of the original Incentive Stock Options, Non-Qualified Stock Options or SARs without stockholder approval.

III.	STOCK AWARDS

3.1          Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons under Section 1.4 as may be selected by the Committee. The Agreement relating to the Stock Award shall specify whether the Stock Award is a Restricted Stock Award, a Restricted Stock Unit Award or Bonus Stock Award.

3.2          Terms of Stock Awards. Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)          Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award, Restricted Stock Unit Award or Bonus Stock Award and the Performance Measures (if any) and Restriction Period applicable to a Restricted Stock Award or Restricted Stock Unit Award shall be determined by the Committee and set forth in the individual award Agreement.

(b)          Vesting and Forfeiture. Subject to the vesting provisions in Section 1.5, the Agreement relating to a Restricted Stock Award or Restricted Stock Unit Award shall provide, in the manner determined by the Committee in its discretion, and subject to the provisions of this Plan, for the vesting, in whole or in part, of the shares of Common Stock subject to such award, in the case of a Restricted Stock Award, or the vesting of the Restricted Stock Unit Award itself, in the case of Restricted Stock Unit Award, (i) if specified Performance Measures are satisfied or met during the specified Restriction Period or (ii) if the holder of such award remains continuously in the employment of or service to the Company during the specified Restriction Period, and for the forfeiture of the shares of Common Stock subject to such award in the case of a Restricted Stock Award, or the forfeiture of the Restricted Stock Unit Award itself, in the case of a Restricted Stock Unit Award, (x) if specified Performance Measures are not satisfied or met during the specified Performance Period or (y) if the holder of such award does not remain continuously in the employment of or service to the Company during the specified Restriction Period. Bonus Stock Awards shall not be subject to any Performance Measures or Restriction Periods.

(c)          Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 6.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the payment of any taxes in accordance with Section 6.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award.

(d)          Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock award, and subject to the terms and conditions of a Restricted Stock award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a distribution with respect to shares of Common Stock shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made.

(e)          Rights and Provisions Applicable to Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit award shall specify whether the holder thereof shall be entitled to receive, on a deferred basis, dividend equivalents, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Prior to the settlement of a Restricted Stock Unit award, the holder thereof shall not have any rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award, except to the extent that the Committee, in its sole discretion, may grant dividend equivalents on Restricted Stock Unit awards as provided above (provided, that dividend equivalents on Common Stock underlying Restricted Stock Units will be deferred until and paid contingent upon the vesting of such Restricted Stock Units). No shares of Common Stock and no certificates representing shares of Common Stock that are subject to a Restricted Stock Unit award shall be issued upon the grant of a Restricted Stock Unit award. Instead, shares of Common Stock subject to Restricted Stock Unit awards and the certificates representing such shares of Common Stock shall only be distributed at the time of settlement of such Restricted Stock Unit awards in accordance with the terms and conditions of this Plan and the Agreement relating to such Restricted Stock Unit award.

3.3          Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any vesting, in whole or in part, or forfeiture and cancellation of such award upon a termination of employment or service with the Company of the holder of such award, whether by reason of Disability, Retirement, death or any other reason, shall be determined by the Committee and as set forth in the Agreement.

Notwithstanding the foregoing, age and service requirements set forth in any individual award Agreement will be inapplicable in jurisdictions where they are in conflict with implementation of the European Union Age Discrimination Directive.

IV.	PERFORMANCE SHARE AWARDS

4.1          Performance Share Awards. The Committee may, in its discretion, grant Performance Share Awards to such eligible persons under Section 1.4 as may be selected by the Committee.

4.2          Terms of Performance Share Awards. Performance Share Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)          Number of Performance Shares, Performance Share Units and Performance Measures. The number of Performance Shares or Performance Share Units subject to any award and the Performance Measures and Performance Period applicable to such award shall be determined by the Committee.

(b)          Vesting and Forfeiture. The Agreement relating to a Performance Share Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such award, if specified Performance Measures are satisfied or met during the specified Performance Period, and for the forfeiture of such award, if specified Performance Measures are not satisfied or met during the specified Performance Period.

(c)          Stock Issuance. During the Performance Period, Performance Shares shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing Performance Shares shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 6.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Performance Shares. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Performance Share Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Performance Period (and the satisfaction or attainment of applicable Performance Measures), subject to the payment of any taxes in accordance with Section 6.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award.

(d)          Rights with Respect to Performance Shares. Unless otherwise set forth in the Agreement relating to an award of Performance Shares, and subject to the terms and conditions of the applicable Performance Share Award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a distribution with respect to shares of Common Stock shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made.

(e)          Settlement of Vested Performance Share Unit Awards. The Agreement relating to a Performance Share Unit award (i) shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof and (ii) may specify whether the holder thereof shall be entitled to receive, on a deferred basis, dividend equivalents, and, if determined by the Committee, interest on or the deemed reinvestment of any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. If a Performance Share Unit award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c) and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(d). Prior to the settlement of a Performance Share Unit award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.

4.3          Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Share Award, or any forfeiture and cancellation of such award upon a termination of employment or service with the Company of the holder of such award, whether by reason of Disability, Retirement, death or any other reason, shall be determined by the Committee.

V.	PROVISIONS RELATING TO NON-EMPLOYEE DIRECTORS

5.1          Equity Awards Granted to Non-Employee Directors. Each Non-Employee Director is eligible to receive awards consisting of Restricted Stock, Restricted Stock Units, options to purchase shares of Common Stock, SARs, Bonus Stock, Performance Shares and/or Performance Share Units in accordance with this Article V and subject to such terms and conditions as shall be established by the Committee consistent with Articles II, III and IV and as set forth in an individual agreement regarding each such award. All options granted under this Article V shall constitute Non-Qualified Stock Options.

5.2          Non-Employee Director Equity Awards in Lieu of Director Fees. In addition to any award received under Section 5.1 of this Plan, each Non-Employee Director may also from time to time elect, in accordance with procedures to be specified by the Committee and subject to approval of the Committee, to receive in lieu of all or part of a specified percentage of the cash retainer and any meeting fees that would otherwise be payable to such Non-Employee Director (a) shares or deferred units of Common Stock having a Fair Market Value equal to the amount of the forgone retainer and meeting fees, determined as of the date such retainer and meeting fees are payable, (b) Restricted Stock or Restricted Stock Units granted pursuant to Article III having a Fair Market Value equal to the amount of the forgone retainer and meeting fees, determined as of the date on which such retainer or meeting fees otherwise would have been paid to such Non-Employee Director; or (c) options granted pursuant to Article II having a value equal to the amount of the forgone retainer and meeting fees, based on such valuation methodology specified by the Committee. Any election under this paragraph 5.2 shall be made under an appropriate election form and appropriate individual award agreement or agreements and shall have terms and conditions set forth in such agreement and as approved by the Committee. To the extent provided by the Committee from time to time, Non-Employee Directors may elect to defer the receipt of any award granted pursuant to this Section 5.2, other than options, through an appropriate deferral election by the Non-Employee Director.    Any election made under this Section 5.2 must be made prior to the year in which such cash retainer and meeting fees are earned, and shall otherwise be in accordance with the requirements of Section 409A of the Code.

VI.	GENERAL

6.1          Effective Date and Term of Plan. This Plan shall be submitted to the stockholders of the Company for approval and, if approved at the 2016 annual meeting of stockholders, shall become effective on the date of such approval. This Plan shall terminate on the date which is 10 years from the effective date, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination. For clarification purposes, the terms and conditions of this Plan will not apply to or otherwise impact previously granted and outstanding awards under the Prior Plan, as applicable.

6.2          Amendments. The Committee may amend this Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 422 of the

Code; provided, however, that no amendment shall be made without stockholder approval if such amendment would (a) increase the maximum number of shares of Common Stock available under this Plan (subject to Section 6.7), (b) effect any change inconsistent with Section 422 of the Code, (c) extend the term of this Plan or (d) reduce the minimum purchase price of a share of Common Stock subject to an option in accordance with Section 2.4. No amendment may impair the rights of a holder of an outstanding award without the consent of such holder.

Awards may be granted to Participants in jurisdictions outside the United States. To the extent necessary or advisable to comply with applicable local laws while concurrently aiming to achieve the purposes of the Plan, it may be determined by the Committee that the terms and conditions applicable to those awards granted to Participants outside the United States are different from those under (but considered part of) the Plan.

6.3          Agreement. Each award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by the Company and the recipient of such award and, upon execution by each party and delivery of the Agreement to the Company, such award shall be effective as of the effective date set forth in the Agreement. All Agreements are subject to the terms of this Plan and shall be interpreted in accordance with the discretionary authority of the Committee under this Plan.

6.4          Non-Transferability of Awards. Unless otherwise specified in the Agreement relating to an award, no award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company, and in no event will any award granted under the Plan be transferred for value to any third party, including third party financial institutions. Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except to the extent permitted by the second preceding sentence or the Agreement relating to an award, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

6.5          Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (a) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (b) subject to applicable law, the holder may satisfy any such obligation by any of the following means: (i) a cash payment to the Company in the amount necessary to satisfy any such obligation, (ii) except for Canadian employees, delivery (either actual delivery or by attestation procedures established by the Company) to the Company of shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (iii) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation, (iv) in the case of the exercise of an Incentive Stock Option or Non-Qualified Stock Option, a cash payment in the amount necessary to satisfy any such obligation by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (v) any combination of (i), (ii) and (iii), in each case to the extent set forth in the Agreement relating to the award. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate unless (x) an additional amount can be withheld and not result in adverse accounting consequences, (y) such additional withholding amount is authorized by the Committee, and (z) the total amount withheld does not exceed the Participant’s estimated tax obligations attributable to the applicable transaction. Notwithstanding any provision of this Plan or any agreement to the contrary, any fraction of a share of Common Stock which would be required to satisfy the tax withholding obligation may be rounded up to the next whole share.

6.6          Restrictions on Shares. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the exercise or settlement of such award or the delivery of shares thereunder, such award shall not be exercised or settled and such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

6.7          Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, or any other corporate transaction or event having an effect similar to any of the foregoing, the number and class of securities available under this Plan, the maximum number of shares of Common Stock with respect to which options, SARs, Stock Awards or Performance Share Awards or a combination thereof may be awarded during any calendar year to any one person, the maximum number of shares of Common Stock that may be issued pursuant to awards in the form of Incentive Stock Options, the number and class of securities subject to each outstanding option and the purchase price per security, the terms of each outstanding SAR, the number and class of securities subject to each outstanding Stock Award, and the terms of each outstanding Performance Share or Performance Share Unit, plus the other terms of outstanding awards, shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs without an increase in the aggregate purchase price or base price and in accordance with Section 409A of the Code. Moreover, in the event of any such transaction or event, the Committee shall provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each option or SAR with a purchase price or base price, as applicable, greater than the consideration offered in connection with any such transaction or event, the Committee may in its discretion elect to cancel such option or SAR without any payment to the person holding such option or SAR. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

6.8          Change in Control.

(a)    Notwithstanding any provision in this Plan or any Agreement, in the event of a Change in Control, (i) all outstanding options and SARs shall immediately become exercisable in full, (ii) the Restriction Period applicable to any outstanding Stock Award shall lapse, (iii) the Performance Period applicable to any outstanding Performance Share Award shall lapse, unless otherwise provided in the award Agreement and subject to the discretion of the Committee and (iv) the Performance Measures applicable to any outstanding award shall be deemed to be satisfied at the maximum level.

(b)    In the event of a Change in Control, the Board (as constituted prior to such Change in Control) may, in its discretion:

(i) require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, be substituted for some or all of the shares of

Common Stock subject to an outstanding award, with an appropriate and equitable adjustment to such award as shall be determined by the Board in accordance with Section 6.7; and/or

(ii) require outstanding awards, in whole or in part, to be surrendered to the Company by the Participant, and to be immediately cancelled by the Company, and to provide for the Participant to receive (A) a cash payment in an amount equal to (1) in the case of an option or an SAR, the aggregate number of shares of Common Stock then subject to the portion of such option or SAR surrendered multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change in Control, over the purchase price or base price per share of Common Stock subject to such option or SAR, and (2) in the case of a Stock Award or a Performance Share Award, the aggregate number of shares of Common Stock then subject to the portion of such award surrendered to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 6.8(a), multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control; (B) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

(c)          Unless otherwise defined in an applicable Agreement, “Change in Control” shall mean:

(i) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50% of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (2) any acquisition by the Company, (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 6.8(c); provided further, that for purposes of clause (2), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of more than 50% of the Outstanding Common Stock or more than 50% of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(ii) individuals who, as of the beginning of any consecutive 2-year period constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who subsequently becomes a director of the Company and whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(iii) the consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (A) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (B) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, more than 50% of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv) the consummation of a plan of complete liquidation or dissolution of the Company.

(v) To the extent an award is considered deferred compensation that is subject to the requirements of Section 409A of the Code, a Change in Control under the Plan shall not be deemed to have occurred unless such Change in Control is also a “change in control event,” within the meaning of Section 409A of the Code.

6.9          No Right of Participation or Employment. No person shall have any right to participate in this Plan. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

6.10          Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

6.11          Stock Certificates. To the extent that this Plan provides for issuance of certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of the New York Stock Exchange.

6.12          Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.13          Deferral of Awards Under the Plan. Subject to the requirements of Section 409A of the Code, the Committee or, to the extent delegated by the Committee, the Company may permit all or any portion of any award under this Plan to be deferred consistent with the requirements and restrictions in the applicable jurisdiction. Notwithstanding any other provision of the Plan or any Agreement to the contrary, any such award which is deferred and which would otherwise consists of shares of Restricted Stock may be converted, as required to permit the deferral of taxation, to Restricted Stock Units immediately prior to their becoming granted and such Restricted Stock Units shall be settled in shares as of the specified distribution date. Also, notwithstanding any other provision of the Plan or any Agreement to the contrary, to the extent that a Participant is eligible for Retirement and therefore would be eligible for accelerated, continued or pro-rated vesting upon termination under his or her individual Agreement, any such award which consists of shares of Restricted Stock may be converted, as required to permit the deferral of taxation, to Restricted Stock Units immediately prior to the Participant becoming eligible for Retirement and such Restricted Stock Units shall be settled in shares as of the specified distribution date.

6.14          Awards Subject to Clawback. The awards granted under this Plan and any cash payment or shares of Common Stock delivered pursuant to an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

6.15          Stock-Based Awards in Substitution for Awards Granted by Other Company. Notwithstanding anything in this Plan to the contrary:

(a)          Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)          In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c)          Any Common Stock that is issued or transferred by, or that is subject to any awards that are granted by, or become obligations of, the Company under this Section 6.15 will not reduce the Common Stock available for issuance or transfer under the Plan or otherwise count against the limits contained in Section 1.5 of the Plan. In addition, no Common Stock that is issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under this Section 6.15 will be added to the aggregate plan limit contained in Section 1.5 of this Plan.

RULES OF THE OWENS CORNING

2019 STOCK PLAN

FOR THE GRANT OF RESTRICTED STOCK UNITS TO

EMPLOYEES IN FRANCE

Dated April 18, 2019

1. Introduction.

The Board of Directors (the “Board”) of Owens Corning (the “Company”) has established the Owens Corning 2019 Stock Plan as (the “U.S. Plan”), for the benefit of certain employees of the Company, its parent and subsidiary companies, including its French subsidiaries for which it holds directly or indirectly at least 10% of the share capital (the “French Entities”).

Sections 1.3 of the U.S. Plan specifically authorizes the committee of Directors who administers the U.S. Plan (the “Administrator”) to adopt, amend, suspend, and revoke rules applicable to stock awards granted under the U.S. Plan (including those in France) as it deems necessary or advisable to administer the U.S. Plan for the purposes of satisfying applicable non-U.S. laws. The Administrator has determined that it is necessary and advisable to establish a sub-plan for the purpose of permitting restricted stock units to qualify for favorable tax and social security treatment in France. The Administrator, therefore, intends to establish a sub-plan of the U.S. Plan for the purpose of granting restricted stock units which qualify for the favorable tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended, to qualifying employees who are resident in France for French tax purposes and/or subject to the French social security regime (the “French Participants”). The terms of the U.S. Plan, as set out in Appendix 1 hereto, shall, subject to the limitations in the following rules, constitute the Rules of the Owens Corning 2019 Stock Plan for the Grant of Restricted Stock Units to employees in France (the “French Stock Unit Plan”).

Under the French Restricted Stock Unit Plan, the qualifying employees will be granted only restricted stock units as defined in Section 3 hereunder. The provisions of Section 2 of the U.S. Plan permitting the grant of options, incentive stock options, and stock appreciation rights are not applicable to grants made under this French Restricted Stock Unit Plan. The grant of restricted stock units is authorized under the Section 3 of the U.S. Plan.

2. Definitions.

Capitalized terms not otherwise defined herein used in the French Restricted Stock Unit Plan shall have the same meanings as set forth in the U.S. Plan. The terms set out below will have the following meanings:

(a) Restricted Stock Units.

The term “Restricted Stock Units” shall mean a promise by the Company to a future issuance at the Vesting Date provided the individual remains employed as of the Vesting Date, of one Share of the Company for each unit granted to the French Participant, and subject to specific terms and conditions. Notwithstanding any provisions of the U.S. Plan, Restricted Stock Units granted under the French Restricted Stock Unit Plan will not give rise to dividend equivalent payments prior to the Vesting Date nor shall a French Participant be entitled to receive on vesting an amount in cash in lieu of Shares.

(b) Grant Date.

The term “Grant Date” shall be the date on which the Administrator both (1) designates the French Participants and (2) specifies the terms and conditions of the Restricted Stock Units, including the number of Shares to be issued at a future date, the conditions for the vesting of the Restricted Stock Units, and the conditions of the transferability of the Shares once issued.

(c) Vesting Date.

The term “Vesting Date” shall mean the date on which the Restricted Stock Units become vested, as specified by the Administrator. In principle, the Shares underlying the Restricted Stock Units are issued upon vesting. To qualify for the French favorable tax and social security regime, such Vesting Date shall not occur prior to the first anniversary of the Grant Date, as required under Section L. 225-197-1 of the French Commercial Code, as amended, or in the French Tax Code or in the French Social Security Code, as amended.

(d) Closed Period.

The term “Closed Period” means:

(i) Ten stock exchange trading days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or

(ii) Any period during which the corporate management of the Company possess confidential information which could, if disclosed to the public, significantly impact the quotation price of the Shares, until the end of ten trading days following the date upon which the price information is made public.

If the French Commercial Code is amended after adoption of this French Restricted Stock Units Plan to modify the definition and/or applicability of the Closed Periods to French-qualified Restricted Stock Units, such amendments shall become applicable to any French-qualified Restricted Stock Units granted under this French Restricted Stock Units Plan, to the extent required by French law.

(e) Disability.

The term “Disability” means disability as determined in categories 2 and 3 under Section L. 341-4 of the French Social Security Code as amended.

(f) Filing requirements

The French Participants and their employer shall comply with the filing requirements provided for by French tax law.

3. Entitlement to Participate.

(a) Subject to Sections 3 (b), (c) and (d) below, any French Participant who, on the Grant Date of the Restricted Stock Units and to the extent required under French law, is either employed under the terms and conditions of an employment contract with the Company or a French Entity (“contrat de travail”) or who is a corporate officer of the Company (or of the French entity if the Company is listed on a regulated market), shall be eligible to receive Restricted Stock Units under the French Restricted Stock Unit Plan, provided that he or she also satisfies the eligibility conditions of Section 5.1 of the U.S. Plan.

Stock Units may not be issued to corporate officers of the French Entities, other than the managing directors ( e.g ., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), unless the corporate officer is an employee of a French Entity as defined by French law and is otherwise eligible to receive awards under Section 5.1 of the U.S. Plan.

(b) Notwithstanding any provisions in the U.S. Plan to the contrary, Restricted Stock Units may not be issued under the French Restricted Stock Unit Plan to employees or corporate officers owning more than ten percent (10%) of the Company’s share capital.

(c) Notwithstanding any provisions in the U.S. Plan to the contrary, a grant of Restricted Stock Units may not result in a Company’s employee or officer holding more than ten percent (10%) of the Company’s Shares.

(d) Notwithstanding any provisions in the U.S. Plan to the contrary, the number of shares granted pursuant to Restricted Stock Units may not exceed 10% of the Company’s share capital at any time.

(e) Notwithstanding any provisions in the U.S. Plan to the contrary, Restricted Stock Units may not be granted to corporate officers under the French Restricted Stock Unit Plan, unless employee share plans or profit sharing plans are implemented to the benefit of all employees of the French branch of the Company, if any, and at least 90% of the employees of the French Entities, in the conditions described under Section L. 225-197-6 of the French Commercial Code.

4. Conditions of the Restricted Stock Units.

(a) Grant of Restricted Stock Units.

To the extent the French requirement is applicable to the Company, the Restricted Stock Units may be granted for 38 months following the approval of the U.S. Plan by the shareholders of the Company (or any other period stated in the U.S. Plan pursuant to the U.S. law). To the extent the provision does not apply to the Company, the U.S. Plan provision shall apply.

(b) Vesting of Stock Units.

Stock Units will not vest prior to the relevant anniversary of the Grant Date specified by the Administrator and in any case will not vest prior to the first anniversary of the Grant Date as defined under Section 2 above. However, notwithstanding the above, in the event of the death or Disability of a French Participant, all of his or her outstanding Restricted Stock Units shall vest and Shares shall be issued as set forth in Sections 7 and/or 8 of this French Restricted Stock Unit Plan.

(c) Holding of Shares.

The French Participants must hold the Shares issued pursuant to the Restricted Stock Units until the relevant anniversary of the Vesting Date specified by the Administrator, if any, and in any case until the second anniversary of the Grant Date, or such other period as is required to comply with the minimum mandatory holding period applicable to shares underlying French-qualified restricted stock units under Section L. 225-197-1 of the French Commercial Code, as amended or under the French Tax Code or French Social Security Code as amended. This holding period will continue to apply even after the French Participant is no longer an employee or corporate officer of a French Entity.

In addition, notwithstanding any provisions in the U.S. Plan to the contrary, Shares delivered upon the vesting date shall not be sold during certain Closed Periods as provided for by Section L. 225-197-1 of the French Commercial Code, so long as those Closed Periods are applicable to shares underlying French-qualified restricted stock units.

(d) French Participant’s Account.

The Shares issued to a French Participant shall be recorded in an account in the name of the French Participant with the Company or a broker or in such other manner as the Company may otherwise determine to ensure compliance with applicable restrictions provided by law.

(e) Cash Dividends.

French Participants shall not be granted any cash dividends with respect to a Restricted Stock Unit, applicable to the period commencing on the Grant Date and terminating on the Vesting Date.

5. Non-transferability of Stock Units.

Notwithstanding any provision in the U.S. Plan to the contrary, the Restricted Stock Unit is not transferable, except by will or by the laws of descent and distribution, and the granting of the Company’s Shares may be claimed during the life of the French Participant by the French Participant.

6. Adjustments and Change of Control.

In the event of adjustment or a Change of Control, adjustment to the terms and conditions of the Restricted Stock Units or underlying Shares may be made in accordance with the U.S. Plan. To the extent that such adjustments would violate applicable French rules, it may result in the disqualification of the Restricted Stock Units for purposes of the French favorable tax and social security regime. In this case, the Administrator may decide at its discretion to lift the restriction on sale of the underlying Shares.

7. Death.

Notwithstanding the provisions set forth in Section 5 above, in the event of the death of a French Participant, the Restricted Stock Units held by the French Participants at the time of death are transferable to the French Participant’s heirs. The Company shall issue the underlying Shares to the French Participant’s heirs, at their request, if such request occurs within six months following the death of the French Participant, as provided for in the Restricted Stock Unit Agreement. If the French Participant’s heirs do not request the issuance of the Shares underlying the Restricted Stock Units within six months following the French Participant’s death, the Restricted Stock Units will be forfeited.

The French Participant’s heirs may freely sell the Shares notwithstanding the restriction on the sale of Shares set forth in Section 4(c) above to the extent and as long as applicable under French law.

8. Disability.

In the event of the Disability of a French Participant, the Company shall issue the underlying Shares to the French Participant at his/her request as provided for in the Restricted Stock Unit Agreement.

The French Participant may freely sell the shares notwithstanding the restriction on the sale of Shares set forth in Section 4(c) above.

9. Disqualification of French-qualified Restricted Stock Units.

If the Restricted Stock Units are otherwise modified or adjusted in a manner in keeping with the terms of the U.S. Plan or as mandated as a matter of law and the modification or adjustment is contrary to the terms and conditions of this French Restricted Stock Unit Plan, the Restricted Stock Units may no longer qualify as French-qualified Restricted Stock Units. If the Restricted Stock Units no longer qualify as French-qualified Restricted Stock Units, the Administrator may, provided it is authorized to do so under the U.S. Plan, determine to lift, shorten or terminate certain restrictions applicable to the vesting of the Restricted Stock Units or the sale of the Shares which may have been imposed under this French Restricted Stock Unit Plan or in the Restricted Stock Unit Agreement delivered to the French Participant.

10. Interpretation.

It is intended that Restricted Stock Units granted under the French Restricted Stock Unit Plan shall qualify for the favorable tax and social security treatment applicable to Restricted Stock Units granted under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code as amended, or under the French Tax Code and the French Social Security Code as amended.

The terms of the French Restricted Stock Unit Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws, as well as the French tax and social security administrations and the relevant guidelines released by the French tax and social insurance authorities and subject to the fulfillment of legal, tax and reporting obligations.

In the event of any conflict between the provisions of the French Restricted Stock Unit Plan and the U.S. Plan, the provisions of the French Restricted Stock Unit Plan shall control for any grants made to the French Participants under this French Restricted Stock Unit Plan.

Should the Restricted Stock Units not benefit from the French tax and social security favorable regime due to the French Participants’ failure to comply with the provisions of this French Restricted Stock Unit Plan, the French Participant shall be liable for the payment of resulting taxes and social security charges.

11. Employment Rights.

The adoption of this French Restricted Stock Unit Plan shall not confer upon the French Participants or any employees of a French Entity, any employment rights and shall not be construed as part of any employment contracts that a French Entity has with its employees.

12. Amendments.

Subject to the terms of the U.S. Plan, the board reserves the right to amend or terminate this French Stock Unit Plan at any time. Such amendments would only apply to future grants and would not be retroactive.

13. Effective Date.

The French Restricted Stock Unit Plan is adopted and effective as of April 18, 2019.

OWENS CORNING WORLD HEADQUARTERS

ONE OWENS CORNING PARKWAY

TOLEDO, OHIO, U.S.A. 43659

THE PINK PANTHER™ & © 1964–2019 Metro-Goldwyn-Mayer Studios Inc. All Rights Reserved. © 2019 Owens Corning. All Rights Reserved.

OWENS CORNING ONE OWENS CORNING PARKWAY TOLEDO, OH 43659 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. EDT on April 17, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. EDT on April 17, 2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CONTROL # SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees		For	Against	Abstain
1A	Adrienne D. Elsner		☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2, 3 and 4.
1B	J. Brian Ferguson		☐	☐	☐				For	Against	Abstain
1C	Ralph F. Hake		☐	☐	☐	2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019.		☐	☐	☐
1D	Edward F. Lonergan		☐	☐	☐
1E	Maryann T. Mannen		☐	☐	☐	3.	To approve, on an advisory basis, 2018 named executive officer compensation.		☐	☐	☐
1F	W. Howard Morris		☐	☐	☐
1G	Suzanne P. Nimocks		☐	☐	☐	4.	To approve the Owens Corning 2019 Stock Plan.		☐	☐	☐
1H	Michael H. Thaman		☐	☐	☐	NOTE: The proxies are authorized to vote, at their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
1I	John D. Williams		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
SHARES CUSIP # SEQUENCE #

Signature [PLEASE SIGN WITHIN BOX]		Date	JOB #				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice and Proxy Statement are available at www.proxyvote.com

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OWENS CORNING Annual Meeting of Stockholders April 18, 2019, 10:00 AM EDT This proxy is solicited by the Board of Directors

As to the undersigned’s stockholdings: The undersigned hereby appoints Ava Harter and Omar Chaudhary as proxies, each with full power of substitution, to represent and vote as designated on the reverse side all the shares of Common Stock of Owens Corning held of record by the undersigned on February 19, 2019, at the Annual Meeting of Stockholders of Owens Corning to be held at Jones Day, 250 Vesey Street, New York, New York 10281 on April 18, 2019, at 10:00 a.m. EDT, or any adjournment or postponement thereof.

This proxy when properly executed and timely received prior to the meeting will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each of the nine nominees in proposal 1, and FOR proposals 2, 3 and 4. Whether or not direction is made, each of the proxies is authorized to vote in his or her discretion on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side